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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            ------------------------

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            ------------------------

                           BELDEN & BLAKE CORPORATION
              and Certain Subsidiaries Named in Footnote (1) Below
             (Exact name of registrant as specified in its charter)

                                      OHIO
                        (State or other jurisdiction of
                         incorporation or organization)
                                      1311
                          (Primary Standard Industrial
                          Classification Code Number)
                                   34-1686642
                                (I.R.S. Employer
                             Identification Number)

                               5200 STONEHAM ROAD
                            NORTH CANTON, OHIO 44720
                                 (330) 499-1660
                  (Address, including Zip Code, and telephone
                        number, including area code, of
                    registrant's principal executive office)
                             JOSEPH M. VITALE, ESQ.
                               5200 STONEHAM ROAD
                            NORTH CANTON, OHIO 44720
                                 (330) 499-1660
                      (Name, address, including Zip Code,
                      and telephone number, including area
                          code, of agent for service)

                                   Copies to:
                              ANTHONY E. EFREMOFF
                       BLACK, MCCUSKEY, SOUERS & ARBAUGH
                             1000 UNITED BANK PLAZA
                            220 MARKET AVENUE SOUTH
                               CANTON, OHIO 44702
                                 (330) 456-8341

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

                        CALCULATION OF REGISTRATION FEE

=======================================================================================================
                                                        Proposed         Proposed
        Title of Each Class             Amount           Maximum          Maximum
        of Securities to Be              To Be       Offering Price      Aggregate        Amount of
            Registered                Registered        Per Unit     Offering Price(2) Registration Fee
-------------------------------------------------------------------------------------------------------
9 7/8% Series B Senior Subordinated
Notes Due 2007.....................   $225,000,000        100%         $225,000,000      $68,181.81
Senior Subordinated Guarantees(3)         --               --               --
=======================================================================================================

(1) The following direct and indirect subsidiaries of Belden & Blake Corporation are Co-Registrants, each of which is incorporated in the jurisdiction and has the I.R.S. Employer Identification Number indicated: The Canton Oil & Gas Company, an Ohio corporation (34-1021371); Peake Energy, Inc., a Delaware corporation (94-1710907); Ward Lake Drilling, Inc., a Michigan corporation (38-2676911); and Target Oilfield Pipe & Supply Company, an Ohio corporation (34-1281709).

(2) Estimated solely for the purpose of calculating the registration fee.

(3) The 9 7/8% Series B Senior Subordinated Notes due 2007 are guaranteed by the Co-Registrants on a senior subordinated basis. No separate consideration will be paid in respect of such guarantees.

THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED AUGUST    , 1997
PROSPECTUS                                                               [LOGO]
BELDEN & BLAKE CORPORATION
          OFFER TO EXCHANGE $1,000 PRINCIPAL AMOUNT OF 9 7/8% SERIES B
     SENIOR SUBORDINATED NOTES DUE 2007 FOR EACH $1,000 PRINCIPAL AMOUNT OF
         OUTSTANDING 9 7/8% SERIES A SENIOR SUBORDINATED NOTES DUE 2007

     Belden & Blake Corporation, an Ohio corporation (the "Company"), hereby offers to exchange (the "Exchange Offer") up to $225,000,000 in aggregate principal amount of its 9 7/8% Series B Senior Subordinated Notes due 2007 (the "Exchange Notes") for up to $225,000,000 in aggregate principal amount of its outstanding 9 7/8% Series A Senior Subordinated Notes due 2007 that were issued and sold in reliance upon an exemption from registration under the Securities Act of 1933, as amended (the "Senior Subordinated Notes" and, together with the Exchange Notes, the "Notes").

    The terms of the Exchange Notes will be the same in all respects (including principal amount, interest rate, maturity and ranking) as the terms of the Senior Subordinated Notes for which they may be exchanged pursuant to the Exchange Offer, except that the Exchange Notes have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and therefore will not be subject to certain restrictions on transfer applicable to the Senior Subordinated Notes. The Exchange Notes will be issued under the Indenture (as defined) governing the Senior Subordinated Notes, and the Exchange Notes will not be entitled to registration rights except under certain limited circumstances. The Senior Subordinated Notes are, and the Exchange Notes will be, unsecured and will be subordinated to all existing and future Senior Indebtedness (as defined) of the Company. The Notes will rank pari passu with any future senior subordinated indebtedness of the Company and will rank senior to all other Subordinated Indebtedness (as defined) of the Company. The Senior Subordinated Notes are, and the Exchange Notes will be, guaranteed, jointly and severally and fully and unconditionally, on a senior subordinated basis, by each of the Company's direct and indirect subsidiaries on the issue date of the Senior Subordinated Notes, namely, The Canton Oil & Gas Company, Peake Energy, Inc., Ward Lake Drilling, Inc. and Target Oilfield Pipe & Supply Company, and by each direct and indirect subsidiary of the Company (excluding Unrestricted Subsidiaries (as defined)) formed or acquired thereafter (collectively, the "Guarantors"). The Indenture permits the Company to incur additional indebtedness, including Senior Indebtedness, subject to certain limitations. See "Description of the Notes." As of March 31, 1997, on a pro forma basis after giving effect to the Transaction (as defined) and to the Initial Offering (as defined) and the application of the net proceeds therefrom, the Company would have had outstanding in the aggregate $324.5 million of indebtedness, of which $99.3 million would have been Senior Indebtedness. As of July 31, 1997, the Company had outstanding aggregate indebtedness of $329.5 million, of which $104.0 million was Senior Indebtedness. For a description of the terms of the Exchange Notes, see "Description of the Notes." There will be no cash proceeds to the Company from the Exchange Offer.

    The Senior Subordinated Notes were originally issued and sold on June 27, 1997 in a transaction not registered under the Securities Act, in reliance upon the exemption provided in Section 4(2) of the Securities Act and Rule 144A of the Securities Act (the "Initial Offering"). Accordingly, the Senior Subordinated Notes may not be reoffered, resold or otherwise pledged, hypothecated or transferred in the United States unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available. Based upon interpretations provided to third parties by the Staff (the "Staff") of the Securities and Exchange Commission (the "Commission"), the Company believes that the Exchange Notes issued pursuant

                                                        (continued on next page)
--------------------------------------------------------------------------------

    SEE "RISK FACTORS" BEGINNING ON PAGE 15 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PARTICIPANTS IN THE EXCHANGE OFFER.

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               THE DATE OF THIS PROSPECTUS IS            , 1997.
                                                             BELDEN & BLAKE LOGO
to the Exchange Offer in exchange for the Senior Subordinated Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is (i) an "affiliate" of the Company within the meaning of the Securities Act (an "Affiliate"), (ii) a broker-dealer who acquired Senior Subordinated Notes directly from the Company or (iii) a broker-dealer who acquired Senior Subordinated Notes as a result of market-making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in a distribution of such Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal that is filed as an exhibit to the Registration Statement of which this Prospectus is a part (the "Letter of Transmittal") states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Senior Subordinated Notes where such Senior Subordinated Notes were acquired by such broker-dealer as a result of market-making or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date (as defined), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. Any holder that cannot rely upon such interpretations must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. See "Plan of Distribution."

    The Senior Subordinated Notes and the Exchange Notes constitute new issues of securities with no established public trading market. The Company does not intend to apply for listing of the Exchange Notes on any national securities exchange or for their quotation through the National Association of Securities Dealers Automated Quotation System. Therefore, there can be no assurance as to the development or liquidity of any trading market for the Exchange Notes. Any Senior Subordinated Notes not tendered and accepted in the Exchange Offer will remain outstanding. To the extent that Senior Subordinated Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered, and tendered but unaccepted, Senior Subordinated Notes could be adversely affected. Following consummation of the Exchange Offer, the holders of Senior Subordinated Notes will continue to be subject to the existing restrictions on transfer thereof and the Company will have no further obligation to register such Senior Subordinated Notes under the Securities Act except under certain limited circumstances. See "Description of the Notes--Senior Subordinated Notes Registration Rights."

    The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Senior Subordinated Notes being tendered or accepted for exchange. The
Exchange Offer will expire at 5:00 p.m., New York City time, on            ,
1997, unless extended (the "Expiration Date"). The first date of acceptance for exchange of the Senior Subordinated Notes (the "Exchange Date") will be the Expiration Date. Senior Subordinated Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. Otherwise such tenders are irrevocable.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES, INCLUDING OVERALLOTMENT, STABILIZING TRANSACTIONS, SHORT COVERING TRANSACTIONS AND PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

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

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement," which term shall include all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the Exchange Notes being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to in the Registration Statement are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in this entirety by such reference.

     Upon consummation of the Exchange Offer, the Company will become subject to the periodic reporting and to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Periodic reports, proxy statements and other information filed by the Company with the Commission may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies can be obtained by mail at prescribed rates. Requests for copies should be directed to the Commission's Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements regarding registrants that file electronically with the Commission. Copies of such material can be obtained from the Company upon request.

     The Company is required by the terms of the indenture dated as of June 27, 1997 between the Company, the Guarantors and LaSalle National Bank, as trustee (the "Trustee"), under which the Senior Subordinated Notes were issued and under which the Exchange Notes are to be issued (the "Indenture"), to furnish the Trustee and the holders of the Notes with annual reports containing consolidated financial statements audited by its independent certified public accountants, with quarterly reports containing unaudited condensed consolidated financial statements for each of the first three quarters of each fiscal year and with current reports on Form 8-K.

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE EXCHANGE OFFER COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, THE EXCHANGE NOTES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            MARKET AND INDUSTRY DATA

     MARKET DATA USED THROUGHOUT THIS PROSPECTUS WAS OBTAINED THROUGH COMPANY RESEARCH, SURVEYS OR STUDIES PURCHASED BY THE COMPANY AND CONDUCTED BY THIRD PARTIES AND FROM INDUSTRY OR GENERAL PUBLICATIONS. THE COMPANY HAS NOT INDEPENDENTLY VERIFIED MARKET DATA PROVIDED BY THIRD PARTIES OR INDUSTRY OR GENERAL PUBLICATIONS. SIMILARLY, INTERNAL COMPANY SURVEYS, WHILE BELIEVED BY THE COMPANY TO BE RELIABLE, HAVE NOT BEEN VERIFIED BY ANY INDEPENDENT SOURCES.

                                    SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless the context otherwise requires, all references to "Belden & Blake" or the "Company" include Belden & Blake Corporation and its consolidated subsidiaries. Certain industry terms are defined in the Glossary. Pro forma information gives effect to the Transaction, as described in the notes to the Unaudited Pro Forma Consolidated Financial Statements.

                                  THE COMPANY

     Belden & Blake, an independent energy company, is primarily engaged in producing natural gas and oil, acquiring and enhancing the economic performance of producing gas and oil properties, exploring for and developing natural gas and oil reserves and gathering and marketing natural gas. Until 1995, the Company conducted business exclusively in the Appalachian Basin where it has operated since 1942 through several predecessor entities. It is now one of the largest exploration and production companies operating in the Appalachian Basin in terms of reserves, acreage held and wells operated. In early 1995, the Company commenced operations in the Michigan Basin and in September 1996, the Company commenced operations in the Illinois Basin. The Michigan and Illinois Basins have geologic and operational similarities to the Appalachian Basin and are in proximity to the Company's core operations. The operating environment in each of the basins in which the Company operates is highly fragmented, providing substantial acquisition opportunities.

     The Company currently operates approximately 7,600 wells with total net production of approximately 72 Mmcf per day of gas and 2,100 Bbls per day of oil. At December 31, 1996, the Company had proved reserves of 332.9 Bcfe with a Present Value of $356 million. On an Mcfe basis, the reserves were 79% proved developed and 87% natural gas, with a reserve life index of approximately 11 years. The Company holds leases on more than one million net acres. Since 1992, the Company has grown principally through the acquisition of producing properties and related gas gathering facilities and the exploration and development of its own acreage.

     The Company has built a significant gas gathering and marketing operation and owns and operates 2,760 miles of gas gathering systems in the basins in which the Company operates. As of March 31, 1997, the Company marketed 135 Mmcf per day, approximately 50% of which was purchased from third parties. The Company also operates a major regional oilfield service and supply business.

BUSINESS STRENGTHS

     The Company believes it has certain strengths that provide it with significant competitive advantages, including the following:

     - Proven Growth Record. The Company has generated consistent growth through a balanced program of acquisitions and development and exploratory drilling. Over the last four years, on a compound annual basis, the Company has increased proved reserves by 34%, production by 50% and EBITDA by 56%.

     - Geographic Focus. The Company's operations are exclusively focused on the Appalachian, Michigan and Illinois Basins. The Company believes that its 54-year operating history has resulted in a specialized technical expertise that provides a competitive advantage in sourcing and evaluating acquisitions and drilling opportunities within these areas. Furthermore, the Company enjoys economies of scale in operating and developing its properties not experienced by many smaller competitors.

     - Leading Regional Consolidator. There are currently over 10,000 operators in the Appalachian and Michigan Basins. While Belden & Blake is one of the largest producers in these basins, it will account for less than 6% of the projected gas production in these basins in 1997. The Company's significant technical and regional expertise, as well as its low cost structure, provides a distinct advantage in pursuing its acquisition strategy. The Company has a proven and highly disciplined approach to making acquisitions at attractive prices. Over the last five years, the Company has been a leading consolidator in these basins, acquiring 192.9 Bcfe of proved developed reserves in 33 transactions for a total of $129.4 million at an average cost of $0.67 per Mcfe.

     - Successful Drilling Record. The Company has achieved a very successful drilling record during the last five years. In highly developed or blanket formations the Company's success rate is 97%, while in less developed or deeper formations, the Company's success rate is 59%, for an overall success rate of 85%. During this period, the Company drilled 547 gross (409.9 net) wells, which added 82.2 Bcfe of proved developed reserves at an average cost of $1.03 per Mcfe.

     - Substantial Development Drilling Inventory. The Company has a substantial current acreage position of approximately 1,019,000 net acres, of which approximately 504,800 are classified as undeveloped. The Company believes that its current acreage holdings would support six years of drilling activities at current oil and gas prices without additions to its current acreage base.

     - Low Risk Nature of Reserves. The Company's producing reserves are characterized by low volume, low risk production that is subject to gradual decline rates over an expected 15 to 25 year economic life. As a result of the long-lived nature of its properties, Belden & Blake has lower reinvestment requirements to maintain reserve quantities, production levels and values than many of its competitors.

     - Premium Pricing. Due to the Company's proximity to the large commercial and industrial markets in the Northeast and its strong gas marketing capability, Belden & Blake has enjoyed relatively stable gas prices at premiums well above national spot market prices. Over the last five years, the Company has realized an average premium of $0.52 per Mcf over national average wellhead prices. For the first quarter of 1997, the Company received a $0.75 per Mcf premium over estimated national average wellhead prices.

     - Attractive Full Cycle Economics. The Company serves as the operator on substantially all of its properties, which provides the Company significant control over the amount and timing of capital and operating expenditures. Over the last five years the Company has reduced operating costs per Mcfe (defined as the sum of production expense, production taxes and general and administrative expense) from $1.53 per Mcfe in 1992 to $0.87 per Mcfe in 1996. The combination of low operating costs with the premium pricing received by the Company for its production has enabled the Company to achieve an average operating margin over the last three years (defined as revenue per Mcfe less the sum of production expenses and production taxes per Mcfe) of $1.81 Mcfe, which is significantly greater than the industry average operating margin for this period. The Company's full cycle economics of 2.75x, calculated by dividing its average operating margin for the last three years by its average replacement cost of $0.66 per Mcfe over this period, is among the highest in the industry.

     - Extensive Gathering and Marketing Operations. The Company owns and operates approximately 2,760 miles of gas gathering systems which interconnect with, and deliver gas to, the interstate pipelines in its six-state area of operations. The Company also markets approximately 63 Mmcf per day of gas purchased from third parties. The Company's gathering and marketing activities (i) increase the return on the Company's development activities, (ii) provide exposure to and increase the returns on acquisitions, (iii) strengthen the Company's relationships with higher-margin end users and (iv) provide markets for incremental production. The Company's gathering and marketing activities generated EBITDA of $7.0 million in 1996.

     - Experienced Management. Eight senior officers have an average of 23 years of oil and gas industry experience, the vast majority of which was obtained in the core basins in which the Company currently operates. Additionally, the Company's technical staff, which includes 19 petroleum engineers, 11 geologists and two geophysicists, have an average of over 15 years experience in the oil and gas industry.

BUSINESS STRATEGY

     The Company seeks to increase reserves, production and cash flow through a balanced program of exploration and development drilling and strategic acquisitions. The key elements of the Company's strategy are as follows:

     - Maintain a Balanced Drilling Program. It is the Company's intention to expand production and reserves through a balanced program of developmental and exploratory drilling. The Company believes that there are significant exploration and development opportunities in the less developed or deeper formations in the Appalachian Basin for those operators with the capital, technical expertise and ability to assemble the large acreage positions needed to justify the use of advanced exploration and production technologies. The Company has identified numerous development and exploratory drilling locations in the deeper formations of the Appalachian and Michigan Basins. More than 750,000 wells have been drilled in the Appalachian Basin, but fewer than 2,000 wells have been drilled to a depth greater than 7,500 feet, and fewer than 100 wells have been drilled to a depth greater than 12,500 feet. The Company's drilling budget in 1997 is approximately $38.7 million, which will fund the drilling of approximately 250 wells.

     - Utilize Advanced Technology. The combination of long-lived production and high drilling success rates at the shallow depths has resulted in a highly fragmented, extensively drilled, low technology operating environment in the Appalachian Basin. The Company has been applying more advanced technology, including 3-D seismic, horizontal drilling, advanced fracturing techniques and enhanced oil recovery methods. The Company is implementing these techniques to improve drilling success rates, the size of its average discovery, production rates, reserve recovery rates and total economics in its operating areas.

     - Pursue Consolidation Opportunities. There is a continuing trend toward consolidation in the energy industry in general. The basins in which the Company operates are highly fragmented. The Company believes this provides the basis for significant acquisition opportunities as capital constrained operators, the majority of which are privately held, seek liquidity or operating capital. The Company intends to capitalize on its geographic knowledge, technical expertise, low cost structure and decentralized organization to pursue additional strategic acquisitions in its area of operations. The Company's acquisition strategy focuses on acquiring producing properties that: (i) are properties in which the Company already owns an interest and operates or that are strategically located in relation to its existing operations, (ii) can be enhanced through operating cost reductions, advanced production technologies, mechanical improvements, recompleting or reworking wells and/or the use of enhanced and secondary recovery techniques, (iii) provide development and exploratory drilling opportunities or opportunities to improve the Company's acreage position, (iv) have the potential for increased revenues resulting from the Company's gas marketing capabilities, or (v) are of sufficient size to allow the Company to operate efficiently in new areas.

     - Expand Gas Gathering and Marketing. The Company's extensive gas gathering systems and regional natural gas marketing operation are integral to the Company's low cost structure and high revenues per unit of gas production. It is the Company's intention to expand its gas gathering systems to further improve the rate of return on the Company's drilling and development activities. The Company has excellent relationships with a large number of utilities and industrial end users located within the Company's operating areas. The Com-pany's gas marketing operation provides a ready market for increased production, allowing the Company to shift sales from third-party gas to its own production.

     The Company maintains its corporate headquarters at 5200 Stoneham Road, North Canton, Ohio 44720, and its telephone number is (330) 499-1660.

                                THE ACQUISITION

     Pursuant to an Agreement and Plan of Merger dated as of March 27, 1997 (the "Acquisition Agreement"), BB Merger Corp. ("BB Merger"), a newly organized company owned by TPG II, TPG Investors II, L.P., TPG Parallel II, L.P. and Johnson Rice & Company, L.L.C. (collectively, the "TPG Investors"), merged with and into the Company, with the Company being the surviving corporation (the "Acquisition"). As a result of the Acquisition, all of the stock of the Company is owned by the TPG Investors. Aggregate consideration of approximately $318.5 million was paid to shareholders and stock option holders of the Company in connection with the merger of the Company and BB Merger, with shareholders of the Company receiving $27.00 per share for each share of common stock of the Company owned by them and stock option holders receiving the net value of their options based on $27.00 per share for all options surrendered. The net proceeds of the sale of the Senior Subordinated Notes (the "Initial Offering"), together with borrowings of $104.0 million under the New Credit Agreement and an equity investment (the "Equity Investment") of $108.2 million by the TPG Investors, were used to fund this consideration, repay certain indebtedness of the Company in the amount of $94.0 million and pay certain related fees and expenses.

     The Acquisition, the Initial Offering, the Equity Investment, the execution of the New Credit Agreement and the application of the net proceeds therefrom to consummate the transactions contemplated by the Acquisition, the repayment of certain existing indebtedness and the payment of related fees and expenses are collectively referred to as the "Transaction."

                              TEXAS PACIFIC GROUP

     Texas Pacific Group ("Texas Pacific") was founded by David Bonderman, James
G. Coulter and William S. Price, III in 1993 to pursue private and public investment opportunities through a variety of methods, including leveraged buyouts, joint ventures, restructurings, bankruptcies and strategic public securities investments. The principals of Texas Pacific operate TPG Partners, L.P. and TPG II, both Delaware limited partnerships with aggregate committed capital of over $3.2 billion. Texas Pacific currently has twelve investments in its portfolio, including America West Airlines, Beringer Wine Estates, Del Monte Foods, Ducati Motor, Favorite Brands International, Paradyne and Virgin Cinemas. In addition, the principals of Texas Pacific led the $9 billion reorganization of Continental Airlines in 1993. The acquisition of the Company was TPG's second major investment in the oil and gas industry in the last two years. In December, 1995, Texas Pacific acquired approximately 42% of the voting equity of Denbury Resources, an oil and gas company operating in Mississippi and Louisiana.

                               THE EXCHANGE OFFER

THE EXCHANGE OFFER............   The Company is offering to exchange up to
                                 $225,000,000 aggregate principal amount of
                                 9 7/8% Series B Senior Subordinated Notes due
                                 2007 for up to $225,000,000 aggregate principal amount of its outstanding 9 7/8% Series A
                                 Senior Subordinated Notes due 2007 that were issued and sold on June 27, 1997 in reliance upon an exemption from registration under the Securities Act. The terms of the Exchange Notes will be substantially identical in all respects
                                 (including principal amount, interest rate, maturity and ranking) to the terms of the Senior Subordinated Notes for which they may be exchanged pursuant to the Exchange Offer, except that the Exchange Notes have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer except as provided herein (see "The Exchange Offer -- Terms of the
                                 Exchange Offer") and will not be entitled to registration rights except under certain limited circumstances.

                                 Exchange Notes issued pursuant to the Exchange Offer in exchange for the Senior Subordinated Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is (i) an Affiliate, (ii) a broker-dealer who acquired Senior Subordinated Notes directly from the Company or
                                 (iii) a broker-dealer who acquired Senior
                                 Subordinated Notes as a result of market making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act except as provided herein and provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in a distribution of such Exchange Notes.

MINIMUM CONDITION.............   The Exchange Offer is not conditioned upon any
                                 minimum aggregate principal amount of Senior
                                 Subordinated Notes being tendered for exchange.

EXPIRATION DATE...............   The Exchange Offer will expire at 5:00 p.m.,
                                 New York City time, on             , 1997
                                 unless extended (the "Expiration Date").

EXCHANGE DATE.................   The first date of acceptance for exchange of
                                 the Senior Subordinated Notes will be the Expiration Date.

CONDITIONS TO THE EXCHANGE
OFFER.........................   The obligation of the Company to consummate the
                                 Exchange Offer is subject to certain
                                 conditions. See "The Exchange Offer -- Certain
                                 Conditions to the Exchange Offer." The Company reserves the right to terminate or amend the Exchange Offer at any time prior to the Expiration Date upon the occurrence of any such condition.

WITHDRAWAL RIGHTS.............   Tenders may be withdrawn at any time prior to
                                 the Expiration Date. Any Senior Subordinated
                                 Notes not accepted for any reason will be returned without expense to the tendering holders thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

PROCEDURES FOR TENDERING
SENIOR SUBORDINATED NOTES.....   See "The Exchange Offer -- How to Tender."

FEDERAL INCOME TAX
CONSEQUENCES..................   The exchange of Senior Subordinated Notes for
                                 Exchange Notes by holders should not constitute an exchange for federal income tax purposes, and U.S. holders should not realize any gain or loss upon receipt of Exchange Notes. See

                                 "The Exchange Offer -- Certain Federal Income Tax Considerations."

EFFECT ON HOLDERS OF SENIOR
SUBORDINATED NOTES............   As a result of the making of this Exchange
                                 Offer, and upon acceptance for exchange of all validly tendered Senior Subordinated Notes pursuant to the terms of this Exchange Offer, the Company will have fulfilled covenants contained in the terms of the Senior
                                 Subordinated Notes and the Exchange and
                                 Registration Rights Agreement (the
                                 "Registration Rights Agreement") dated June 27,
                                 1997 between the Company, the Guarantors and Chase Securities Inc., BT Securities
                                 Corporation and NationsBanc Capital Markets,
                                 Inc., as initial purchasers (collectively, the "Initial Purchasers") and, accordingly, the holders of the Senior Subordinated Notes will have no further registration or other rights under the Registration Rights Agreement, except under certain limited circumstances. See
                                 "Description of the Notes -- Senior
                                 Subordinated Notes Registration Rights."
                                 Holders of the Senior Subordinated Notes who do not tender their Senior Subordinated Notes in the Exchange Offer will continue to hold such Senior Subordinated Notes and will be entitled to all the rights and limitations applicable thereto under the Indenture. All untendered, and tendered but unaccepted, Senior
                                 Subordinated Notes will continue to be subject to the restrictions on transfer provided for in the Senior Subordinated Notes and the Indenture. To the extent that Senior
                                 Subordinated Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Senior Subordinated Notes could be adversely affected. See "Risk
                                 Factors -- Consequences of Exchange and Failure to Exchange."

                               TERMS OF THE NOTES

     The Exchange Offer applies to $225,000,000 aggregate principal amount of the Senior Subordinated Notes. The form and terms of the Exchange Notes are the same as the form and terms of the Senior Subordinated Notes except that the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof. The Exchange Notes will evidence the same debt as the Senior Subordinated Notes and will be entitled to the benefit of the Indenture. See "Description of the Notes."

ISSUER........................   Belden & Blake Corporation.

SECURITIES OFFERED............   $225 million aggregate principal amount of
                                 9 7/8% Series B Senior Subordinated Notes due
                                 2007.

MATURITY......................   June 15, 2007.

INTEREST PAYMENT DATES........   June 15 and December 15 of each year,
                                 commencing on December 15, 1997.

MANDATORY REDEMPTION..........   None.

OPTIONAL REDEMPTION...........   Except as otherwise described below, the Notes
                                 will not be redeemable at the Company's option prior to June 15, 2002.

                                 Thereafter, the Notes will be subject to redemption at the option of the Company, in whole or in part, at the redemption prices set forth herein, plus accrued and unpaid interest thereon to the applicable redemption date. In addition, prior to June 15, 2000, the Company may, at its option, on any one or more occasions, redeem up to 40% of the original principal amount of the Notes at a redemption price equal to 109.875% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date with all or a portion of the net proceeds of public sales of common stock of the Company; provided that at least 60% of the original aggregate principal amount of the Notes remains outstanding immediately after the occurrence of such redemption. See "Description of the
                                 Notes -- Optional Redemption."

CHANGE OF CONTROL.............   Upon the occurrence of a Change of Control, (i)
                                 the Company will have the option, at any time, on or prior to June 15, 2002 (but in no event more than 90 days after the occurrence of such Change of Control), to redeem the Notes, in whole but not in part, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the date of redemption, and (ii) if the Company does not so redeem the Notes, the Company will be required to offer to repurchase all or a portion of each Holder's Notes, at an offer price in cash equal to 101% of the aggregate principal amount of such Notes plus accrued and unpaid interest, if any, to the date of repurchase, and to repurchase all Notes tendered pursuant to such offer. The New Credit Agreement prohibits the
                                 Company from repurchasing any Notes pursuant to a Change of Control offer prior to the repayment in full of the Senior Debt under the New Credit Agreement. If a Change of Control were to occur, the Company may not have sufficient available funds to purchase all Notes tendered pursuant to the Change of Control offer after first satisfying its obligations under the New Credit Agreement or other Senior Debt that may then be outstanding, if accelerated. The failure by the Company to purchase all Notes tendered pursuant to the Change of Control offer would constitute an Event of Default (as defined). If any Event of
                                 Default occurs, the Trustee (as defined) or holders of at least 25% in principal amount of the Notes then outstanding may declare the principal of and the accrued and unpaid interest on such Notes to be due and payable immediately. However, such repayment would be subject to certain subordination provisions in the Indenture (as defined). See "Risk
                                 Factors -- Risks Relating to a Change of
                                 Control" and "Description of the
                                 Notes -- Ranking and Subordination" and
                                 " -- Repurchase at the Option of
                                 Holders -- Change of Control," and " -- Events of Default and Remedies."

RANKING.......................   The Notes will be general unsecured obligations
                                 of the Company and will be subordinated in right of payment to all existing and future
                                 Senior Debt of the Company, which
                                 includes borrowings under the New Credit
                                 Agreement. The Notes will rank pari passu in right of payment with all other senior subordinated debt of the Company and any other indebtedness which does not expressly provide that it is subordinated in right of payment to the Notes. As of March 31, 1997, on a pro forma basis after giving effect to the consummation of the Transaction, the aggregate principal amount of Senior Debt outstanding would have been approximately $99.3 million, all of which would have been borrowings under the New Credit
                                 Agreement, and there would have been no senior subordinated debt outstanding (exclusive of the Notes). The Notes will also be effectively subordinated to all secured indebtedness of the Company. In addition, the Notes may be structurally subordinated to all existing and future liabilities of the Company's subsidiaries. See "Capitalization,"
                                 "Description of the Notes -- Ranking and
                                 Subordination" and "Description of Other
                                 Indebtedness."

SUBSIDIARY GUARANTEES.........   The Company's payment obligations under the
                                 Notes will be jointly, severally and
                                 unconditionally guaranteed on a senior
                                 subordinated basis by each Restricted
                                 Subsidiary of the Company and any future
                                 Restricted Subsidiary of the Company. The
                                 Guarantees will be subordinated to Senior Debt of the Subsidiary Guarantors substantially to the same extent and manner as the Notes are subordinated to Senior Debt. Each Guarantee will be effectively subordinated to all secured indebtedness of the relevant Subsidiary
                                 Guarantor. See "Description of the
                                 Notes -- Guarantees" and "Description of Other
                                 Indebtedness."

CERTAIN COVENANTS.............   The Indenture contains certain covenants that
                                 limit the ability of the Company and its Restricted Subsidiaries to incur additional indebtedness and issue Disqualified Capital
                                 Stock (as defined), pay dividends, make
                                 distributions, make investments, make certain other Restricted Payments (as defined), enter into certain transactions with Affiliates (as defined), dispose of certain assets, incur liens securing Indebtedness (as defined) of any kind other than Permitted Liens, (as defined) and engage in mergers and consolidations. See
                                 "Description of the Notes -- Certain
                                 Covenants."

                                  RISK FACTORS

     See "Risk Factors" for a discussion of certain factors that should be considered in connection with an investment in the Notes offered hereby, including information regarding the Company's highly leveraged capital structure, the uncertainty of oil and gas prices and certain risks associated with an investment in the Notes offered hereby.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

     The following tables set forth certain (i) historical and pro forma financial data and (ii) reserve and operating data. The pro forma financial and operating information gives effect to the Transaction (principally the effects of purchase accounting and additional interest expense) as described in the notes to the Unaudited Pro Forma Consolidated Financial Statements. The historical data should be read in conjunction with the historical Consolidated Financial Statements and Notes thereto included herein. See also "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The pro forma information should be read in conjunction with the Unaudited Pro Forma Consolidated Financial Statements included herein. Neither the historical nor the pro forma results are necessarily indicative of future results.

                                                 YEAR ENDED DECEMBER 31,                      THREE MONTHS ENDED MARCH 31,
                                     -----------------------------------------------    -----------------------------------------
                                                                          PRO FORMA                                    PRO FORMA
                                                                         -----------                                  -----------
                                       1994        1995        1996         1996           1996           1997           1997
                                     --------    --------    --------    -----------    -----------    -----------    -----------
                                                                         (UNAUDITED)    (UNAUDITED)    (UNAUDITED)    (UNAUDITED)
                                                                (DOLLARS IN THOUSANDS, EXCEPT RATIOS)
STATEMENT OF OPERATIONS DATA:
  Revenues
    Oil and gas sales..............  $ 32,574    $ 46,853    $ 79,491     $  79,491      $  19,678      $  22,863      $  22,863
    Gas marketing and gathering....    33,072      40,436      44,527        44,527         13,201         12,304         12,304
    Oilfield sales and service.....    13,157      20,066      25,517        25,517          5,480          6,379          6,379
    Interest and other.............       562       2,712       3,700         3,700            634            768            768
                                     --------    --------    --------     ---------      ---------      ---------      ---------
                                       79,365     110,067     153,235       153,235         38,993         42,314         42,314
  Expenses
    Production expense.............     7,827      11,756      18,098        17,792          4,081          4,760          4,699
    Production taxes...............     1,357       2,060       3,168         3,168            794            878            878
    Cost of gas and gathering
      expense......................    28,878      33,831      37,556        37,556         11,186         10,836         10,836
    Oilfield sales and service
      expense......................    12,180      18,266      23,142        23,142          5,040          5,964          5,964
    Exploration expense............     2,803       4,924       6,064         6,064          1,525          1,879          1,879
    General and administrative
      expense......................     3,567       3,802       4,573         4,095            969          1,056            980
    Interest expense...............     3,503       6,073       7,383        31,713          2,011          1,702          7,710
    Depreciation, depletion and
      amortization.................    11,886      19,717      29,752        46,288          7,568          7,505         12,483
    Franchise, property and other
      taxes........................       854       1,228       1,739         1,489            450            445            383
                                     --------    --------    --------     ---------      ---------      ---------      ---------
                                       72,855     101,657     131,475       171,307         33,624         35,025         45,812
                                     --------    --------    --------     ---------      ---------      ---------      ---------
  Income (loss) before income
    taxes..........................     6,510       8,410      21,760       (18,072)         5,369          7,289         (3,498)
  Net income (loss) (a)............  $  3,843    $  5,121    $ 14,755     $ (11,914)     $   3,425      $   4,847      $  (2,201)
                                     ========    ========    ========     =========      =========      =========      =========
OTHER FINANCIAL DATA:
  EBITDA (b).......................  $ 24,702    $ 39,124    $ 64,959     $  65,993      $  16,473      $  18,375      $  18,574
  Net cash provided by
    operations.....................    15,709      21,949      46,531           N/A          5,453         16,648            N/A
  Net cash used in investing.......   (37,286)   (123,970)    (40,095)          N/A         (3,303)        (8,979)           N/A
  Net cash provided by (used in)
    financing......................     2,982     110,694     (10,152)          N/A         (4,063)       (10,561)           N/A
  Capital expenditures (c).........    37,812     123,692      41,617           N/A          3,931          8,715            N/A
RATIOS:
  EBITDA to interest expense.......      7.1x        6.4x        8.8x          2.1x           8.2x          10.8x           2.4x
  Earnings to fixed charges (d)....      2.7x        2.3x        3.7x           N/A           3.5x           4.8x            N/A
  Total debt to EBITDA.............      1.9x        2.8x        1.5x           N/A            N/A            N/A            N/A
BALANCE SHEET DATA (END OF PERIOD):
  Cash and cash equivalents........  $  3,649    $ 12,322    $  8,606           N/A      $  10,409      $   5,714      $   5,714
  Total assets.....................   148,173     297,298     303,763           N/A        297,002        300,920        593,619
  Long-term debt, including current
    portion........................    46,696     110,671      99,796           N/A        106,748         91,772        324,482
  Shareholders' equity.............    81,142     142,291     158,918           N/A        146,127        162,287        108,230

---------------

(a) Includes loss from discontinued operations of $337,000, $1,139,000, $439,000 and $439,000 in the years 1994, 1995, 1996 and 1996 pro forma, respectively. No losses from discontinued operations were recorded in the quarters ended March 31, 1996 and 1997.

(b) EBITDA represents income from continuing operations plus income taxes, exploration expense, interest expense and depletion, depreciation and amortization expense. EBITDA is not presented as an indicator of the Company's operating performance, an indicator of cash available for discretionary spending or as a measure of liquidity. EBITDA may not be comparable to other similarly titled measures of other companies. On a historical basis, EBITDA data has been substantially similar to "Consolidated Cash Flow" as used in the Indenture. See "Description of the Notes" for the detailed definition of "Consolidated Cash Flow."

(c) Including acquisitions of properties and businesses, net of acquired cash, of $17,968,000, $99,837,000, and $4,543,000 in the years 1994, 1995 and
    1996, respectively. No acquisitions were made in the quarters ended March 31, 1996 and 1997.

(d) For the purpose of determining the ratio of earnings to fixed charges, earnings are defined as income from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense, interest portion of rent expense and amortization of debt issuance costs. Earnings for the pro forma periods in 1996 and 1997 are inadequate to cover fixed charges. The pro forma amount of the deficiency is $18,072,000 in 1996 and $3,498,000 in the first quarter of 1997.

                       SUMMARY RESERVE AND OPERATING DATA

                                                              YEAR ENDED DECEMBER 31,
                                                          --------------------------------
                                                            1994        1995        1996
                                                          --------    --------    --------
ESTIMATED PROVED RESERVES (A):
  Natural gas (Bcf)....................................      123.0       239.4       288.6
  Oil (Mbbls)..........................................      4,113       6,283       7,389
  Total (Bcfe).........................................      147.7       277.1       332.9
  Percent natural gas..................................         83%         86%         87%
  Percent proved developed.............................         84%         87%         79%
RESERVE LIFE INDEX (YEARS) (B):........................         12          14          11
PRODUCT PRICES (AT DECEMBER 31) (A):
  Natural gas (per Mcf)................................   $   2.55    $   2.30    $   3.02
  Oil (per Bbl)........................................      15.97       16.95       22.97
FUTURE NET CASH FLOWS ($000) (A):
  Undiscounted.........................................   $229,844    $385,685    $668,493
  Present Value........................................    116,471     214,250     355,959
RESERVE ADDITIONS (MMCFE):
  Acquisitions.........................................     28,214     124,545      10,200
  Extensions, discoveries and revisions................     17,624      25,628      75,657
                                                          --------    --------    --------
  Net additions........................................     45,838     150,173      85,857
                                                          ========    ========    ========
COSTS INCURRED ($000):
  Acquisitions.........................................   $ 22,018    $ 84,169    $  6,595
  Development and exploration..........................     11,272      24,874      36,881
                                                          --------    --------    --------
  Total costs incurred.................................   $ 33,290    $109,043    $ 43,476
                                                          ========    ========    ========
RESERVE REPLACEMENT COST PER MCFE (C)..................   $   0.73    $   0.73    $   0.51
RESERVE REPLACEMENT (D)................................        366%        740%        289%
GAS MARKETING:
  Gross gas gathering and marketing margin ($000)......   $  4,194    $  6,605    $  6,971

                                                                                                  THREE MONTHS ENDED
                                                              YEAR ENDED DECEMBER 31,                 MARCH 31,
                                                          --------------------------------    --------------------------
                                                            1994        1995        1996         1996           1997
                                                          --------    --------    --------    -----------    -----------
                                                                                              (UNAUDITED)    (UNAUDITED)
PRODUCTION:
  Natural gas (Mmcf)...................................      9,563      16,961      25,410        6,412          6,435
  Oil (Mbbls)..........................................        496         556         719          171            187
  Natural Gas Equivalents (Mmcfe)......................     12,539      20,297      29,722        7,441          7,558
AVERAGE SALES PRICE:
  Natural gas (per Mcf)................................   $   2.58    $   2.21    $   2.56      $  2.59        $  2.96
  Oil (per Bbl)........................................      15.98       16.78       20.24        17.74          20.54
  Natural Gas Equivalents (per Mcfe)...................       2.60        2.31        2.67         2.64           3.03
PER MCFE DATA:
  Average production costs including production
    taxes..............................................   $   0.74    $   0.69    $   0.72      $  0.66        $  0.75
  Average operating margin (e).........................       1.86        1.62        1.95         1.98           2.28
WELLS DRILLED:
  Productive
    Gross..............................................         80         129         187           25             36
    Net................................................       58.3       104.0       148.5         23.0           30.7
  Dry
    Gross..............................................         12          26          20            3              5
    Net................................................        5.2        13.9        12.2          3.0            2.9
  Success rate (net)...................................         92%         88%         92%          88%            91%

---------------

(a) Proved reserves and future net cash flows (before taxes) were estimated in accordance with Commission guidelines. Prices and costs at December 31 for each of the years 1994 through 1996 were used in the calculation of proved reserves and future net cash flows and were held constant through the periods of estimated production, except as otherwise provided by contract, in accordance with the Commission's guidelines.

(b) The reserve life index is calculated by dividing proved reserves by annual production, both on an Mcfe basis.

(c) Reserve replacement costs are calculated by dividing costs incurred by net reserve additions.

(d) Reserve replacement is calculated as net reserve additions divided by the Company's actual production for the period, both on an Mcfe basis.

(e) Average sales price per Mcfe less average production costs including production taxes per Mcfe.

                                  RISK FACTORS

     Prior to tendering their Senior Subordinated Notes for the Exchange Notes offered hereby, holders of Senior Subordinated Notes should carefully consider, together with the other information included in this Prospectus, the following risk factors which are generally applicable to the Senior Subordinated Notes as well as the Exchange Notes.

EFFECTS OF LEVERAGE

     As a result of the Transaction, including the Initial Offering and the application of the proceeds therefrom, the Company is highly leveraged with outstanding indebtedness of $329.5 million as of July 31, 1997, consisting of $104.0 million of Senior Indebtedness, $225.0 million of Senior Subordinated Indebtedness and $0.5 million of other Indebtedness. Annual interest costs in 1996 on a pro forma basis would have totaled $31.7 million. The Company's level of indebtedness will have several important effects on its future operations, including: (i) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of interest on its indebtedness and will not be available for other purposes; (ii) covenants contained in the Company's debt obligations will require the Company to meet certain financial tests, and other restrictions will limit its ability to borrow additional funds or to dispose of assets and may affect the Company's flexibility in planning for, and reacting to, changes in its business, including possible acquisition activities; and
(iii) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired. The Company's ability to meet its debt service obligations and to reduce its total indebtedness will be dependent upon the Company's future performance, which will be subject to oil and gas prices, the Company's level of production, general economic conditions and to financial, business and other factors affecting the operations of the Company, many of which are beyond its control. See "Forward-Looking Information."

     In addition, all amounts owing under the New Credit Agreement will become due before any principal payments on the Notes are scheduled to become due and such amounts will need to be refinanced. Furthermore, to the extent that the Company is unable to repay the principal amount of the Notes at maturity out of cash on hand, it will need to refinance the Notes, or repay the Notes with the proceeds of an equity offering, at or prior to their maturity. There can be no assurance that the Company will be able to generate sufficient cash flow to service its interest payment obligations under its indebtedness or that future borrowings or equity financing will be available for the payment or refinancing of the Company's indebtedness. To the extent that the Company is not successful in negotiating renewals of its borrowings or in arranging new financing, it may have to sell significant assets, which would have a material adverse effect on the Company's business and results of operations. Among the factors that will affect the Company's ability to effect an offering of its capital stock or refinance the Notes are financial market conditions and the value and performance of the Company at the time of such offering or refinancing. There can be no assurance that any such offering or refinancing can be successfully completed. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of Other Indebtedness."

VOLATILITY OF OIL AND GAS PRICES

     The Company's financial condition, operating results and future growth and the carrying value of its oil and gas properties are substantially dependent on prevailing prices of, and demand for, oil and gas. The Company's ability to maintain or increase its borrowing capacity and to obtain additional capital on attractive terms is also substantially dependent upon oil and gas prices. Historically the markets for oil and gas have been volatile and are likely to continue to be volatile in the future. Prices for oil and gas are subject to large fluctuations in response to relatively minor changes in the supply of, and demand for, oil and gas, market uncertainty and a variety of additional factors beyond the control of the Company. These factors include weather conditions in the United

States and elsewhere, economic conditions in the United States and elsewhere, actions of the Organization of Petroleum Exporting Countries ("OPEC"), governmental regulation, political stability in the Middle East and elsewhere, the supply of, and demand for, oil and gas, and the availability and prices of foreign imports and alternate fuel sources. Any substantial and extended decline in the price of oil or gas would have an adverse effect on the Company's carrying value of its proved reserves, borrowing capacity, the Company's ability to obtain additional capital, and its financial condition, revenues, profitability and cash flows from operations.

     Volatile oil and gas prices make it difficult to estimate the value of producing properties for acquisition and often cause disruption in the market for oil and gas producing properties, as buyers and sellers have difficulty agreeing on such value. Price volatility also makes it difficult to budget for and project the return on acquisitions and development and exploration projects.

UNCERTAINTY OF ESTIMATES OF RESERVES AND FUTURE NET REVENUES

     This Prospectus contains estimates of the Company's oil and gas reserves and the future net revenues from those reserves which have been prepared by the Company and certain independent petroleum engineers. Reserve engineering is a subjective process of estimating the recovery from underground accumulations of oil and gas that cannot be measured in an exact manner, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Estimates of economically recoverable oil and gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effects of regulations by governmental agencies and assumptions concerning future oil and gas prices, future operating costs, severance and excise taxes, development costs and workover and remedial costs, all of which may in fact vary considerably from actual results. Because all reserve estimates are to some degree speculative, the quantities of oil and gas that are ultimately recovered, production and operation costs, the amount or timing of future development expenditures and future oil and gas sales prices may all vary from those assumed in these estimates and such variances may be material. In addition, different reserve engineers may make different estimates of reserve quantities and cash flows based upon the same available data.

     The present value of estimated future net cash flows referred to in this Prospectus should not be construed as the current market value of the estimated proved oil and gas reserves attributable to the Company's properties. The calculation of the present value of the future net revenues using a 10% discount as required by the Commission is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with the Company's reserves or the oil and gas industry in general. Furthermore, the Company's reserves may be subject to downward or upward revision based upon actual production, results of future development, supply and demand for oil and gas, prevailing oil and gas prices and other factors. See "Business and Properties -- Reserves." In accordance with applicable requirements of the Commission, the estimated discounted future net cash flows from proved reserves are generally based on prices and costs as of the date of the estimate, whereas actual future prices and costs may be materially higher or lower. The calculation of the Present Value of the Company's oil and gas reserves as of December 31, 1996, was based on prices in effect on that date. Average product prices at December 31, 1996 were $3.02 per Mcf of gas and $22.97 per Bbl of oil, which prices were substantially higher than historical prices used by the Company to calculate Present Value in recent years. For example, at December 31, 1995, the average prices for natural gas and oil were $2.30 per Mcf and $16.95 per Bbl, respectively. The closing price on the New York Mercantile Exchange ("NYMEX") for the prompt month natural gas contract delivered at Henry Hub on December 31, 1996 and April 30, 1997 was $2.757 per Mcf and $2.184 per Mcf, respectively, assuming one Mmbtu per Mcf. The closing price on NYMEX for the prompt month oil contract delivered at Cushing, Oklahoma on December 31, 1996 and April 30, 1997 was $25.92 per Bbl and $20.21 per Bbl, respectively. The proximity of the Appalachian and Michigan Basins to large commercial and industrial natural gas markets has generally resulted in premium wellhead gas prices that since 1986 have ranged from $0.31 to $1.30 per Mcf above national wellhead prices. The Company's average wellhead gas price in the first quarter of 1997 was $0.75 per Mcf above the estimated average national wellhead price.

FINDING AND ACQUIRING ADDITIONAL RESERVES

     The Company's future success depends upon its ability to find or acquire additional oil and gas reserves that are economically recoverable. Except to the extent the Company conducts successful exploration or development activities or acquires properties containing proved reserves, the proved reserves of the Company will generally decline as they are produced. There can be no assurance that the Company's planned exploration and development projects and acquisition activities will result in significant additional reserves or that the Company will have success drilling productive wells at economic returns. If prevailing oil and gas prices were to increase significantly, the Company's finding costs to add new reserves could increase as a result of rising costs of goods and services associated with its drilling activity. The drilling of oil and gas wells involves a high degree of risk, especially the risk of dry holes or of wells that are not sufficiently productive to provide an economic return on the capital expended to drill the wells. The cost of drilling, completing and operating wells is uncertain, and drilling or production may be curtailed or delayed as a result of many factors.

     Exploration drilling and, to a lesser extent, development drilling involve a high degree of risk that no commercial production will be obtained or that the production will be insufficient to recover drilling and completion costs. The costs of drilling, completing and operating wells is uncertain. The Company's drilling operations may be curtailed, delayed or canceled as a result of numerous factors, including title problems, weather conditions, compliance with governmental requirements and shortages or delays in the delivery of equipment. Furthermore, completion of a well does not assure a profit on the investment or a recovery of drilling, completion and operating costs. See "Business and Properties -- Drilling Results."

     The Company's business is capital intensive. To maintain its base of proved oil and gas reserves, a significant amount of cash flow from operations must be reinvested in property acquisitions, development or exploration activities. To the extent cash flow from operations is reduced and external sources of capital become limited or unavailable, the Company's ability to make the necessary capital investments to maintain or expand its asset base will be impaired. Without such investment, the Company's oil and gas reserves would decline.

PROPERTY ACQUISITION RISKS

     The Company intends to continue acquiring oil and gas properties. Successful acquisition of producing properties generally requires accurate assessments of (i) recoverable reserves, (ii) future oil and gas prices and operating costs, (iii) potential environmental and other liabilities and (iv) other factors. Such assessments are necessarily inexact and their accuracy inherently uncertain. It generally is not feasible to review in detail every individual property involved in an acquisition. Ordinarily, review efforts are focused on the higher-valued properties. Nevertheless, even a detailed review of all properties and records may not reveal existing or potential problems nor will it permit the Company to become sufficiently familiar with the properties to assess fully their deficiencies and capabilities. Inspections are not always performed on every well, and environmental problems, such as groundwater contamination, are not necessarily observable even when an inspection is undertaken. See "Business and Properties -- Acquisition of Producing Properties."

CAPITAL AVAILABILITY

     The development and acquisition of oil and gas properties is dependent upon the Company's ability to finance such projects. The Company utilizes the New Credit Agreement among the Company and several banks (the "Banks") to borrow, as needed, the funds required for any given transaction or project. If funds under the New Credit Agreement are not available to fund development projects and acquisitions, the Company would have to obtain such financing from other debt financing or other sources. There can be no assurance that any such other financing would be available on terms acceptable to the Company. Should sufficient capital not be available, the Company may not be able to continue to implement its strategy.

     The New Credit Agreement limits the amounts the Company may borrow to amounts determined by the Banks, in their sole discretion, based upon a variety of factors including the discounted Present Value of the Company's estimated future net cash flow from oil and gas production (the "Borrowing Base"). Currently, the Borrowing Base is $180 million, and the Company had borrowings of $104.0 million outstanding as of July 31, 1997. The Borrowing Base will be determined semi-annually if 75% or more of the Borrowing Base is utilized, or annually in the event that less than 75% of the Borrowing Base is utilized. In addition, the Company and certain Banks may request one additional re-determination per year. If oil and gas prices decline below their current levels, the availability of funds and the ability to pay outstanding amounts under the New Credit Agreement could be materially adversely affected. The Indenture also contains restrictions on the Company's ability to incur additional indebtedness. Other contractual arrangements to which the Company may become subject in the future could contain similar restrictions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

OPERATING HAZARDS AND UNINSURED RISKS; PRODUCTION CURTAILMENTS

     The oil and gas business involves a variety of operating risks, including, but not limited to, unexpected formations or pressures, uncontrollable flows of oil, gas, brine or well fluids into the environment (including groundwater contamination), blowouts, cratering, fires, explosions, pipeline ruptures or spills, pollution and other risks, any of which could result in personal injuries, loss of life, damage to properties, environmental pollution, suspension of operations and substantial losses. Although the Company carries insurance that it believes is reasonable, it is not fully insured against all risks. The Company does not carry business interruption insurance. Losses and liabilities arising from uninsured or under-insured events could have a material adverse effect on the financial condition and results of operations of the Company.

     From time to time, due primarily to contract terms, pipeline interruptions or weather conditions, the producing wells in which the Company owns an interest may be subject to production curtailments. The curtailments may vary from a few days to several months. In most cases the Company will be provided only limited notice as to when production will be curtailed and the duration of such curtailments. The Company is currently not curtailed on any of its production.

HEDGING RISKS

     From time to time, the Company may hedge a portion of its physical oil and natural gas production by entering short positions through fixed price swaps or options. The Company may also sell futures contracts on the NYMEX. As of July 31, 1997, the Company had no hedge positions.

     The Company's Pricing Committee, composed of certain senior managers, has the responsibility for defining and implementing hedge strategies. The hedge program provides for oversight and reporting requirements, hedge goals and how strategies will be developed.

     In the past, hedges have involved only the sale of futures contracts on the NYMEX to fix the price on a portion of the Company's gas production. The Company may in the future enter into oil and natural gas futures contracts, options and swaps. The Company's hedging activities, while intended to reduce the Company's sensitivity to changes in market prices of oil and gas, are subject to a number of risks including instances in which: (i) production is less than expected;
(ii) there is a widening of price differentials between delivery points required by fixed price delivery contracts to the extent they differ from those of the Company's production; or (iii) the Company's customers or the counterparties to its futures contracts fail to purchase or deliver the contracted quantities of oil or natural gas. Additionally, the fixed price sales and hedging contracts limit the benefits the Company will realize if actual prices rise above the contract prices.

GAS CONTRACT RISK

     A significant portion of the Company's production is subject to fixed price contracts. Approximately 47% of average gas production for March 1997 was sold subject to fixed price sales contracts. These fixed price contracts are at prices ranging from $1.91 to $3.69 per Mcf. The fixed price contracts with remaining terms of less than one year, between one and three years and greater than three years constitute approximately 76%, 21% and 3%, respectively, of the volume sold under fixed price contracts. At March 31, 1997, the weighted average price in each category of these contracts was $2.69, $3.61 and $2.46 per Mcf, respectively. The fixed price sales contracts limit the benefits the Company will realize if current market prices rise above the contract prices.

GAS GATHERING AND MARKETING

     The Company's gas gathering and marketing operations depend in large part on the ability of the Company to contract with third party producers to purchase their gas, to obtain sufficient volumes of committed natural gas reserves, to replace production from declining wells, to assess and respond to changing market conditions in negotiating gas purchase and sale agreements and to obtain satisfactory margins between the purchase price of its natural gas supply and the sales price for such natural gas. In addition, the Company's operations are subject to changes in regulations relating to gathering and marketing of oil and gas. The inability of the Company to attract new sources of third party natural gas or to promptly respond to changing market conditions or regulations in connection with its gathering and marketing operations could have a material adverse effect on the Company's financial condition and results of operations.

LAWS AND REGULATIONS

     The Company's operations are affected by extensive regulation pursuant to various federal, state and local laws and regulations relating to the exploration for and development, production, gathering, marketing, transportation and storage of oil and gas. The Company's operations are subject to numerous laws and regulations governing plugging and abandonment, the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations require the acquisition of a permit before drilling commences, restrict the types, quantities and concentration of various substances that can be released into the environment in connection with drilling and production activities, limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas, and impose substantial liabilities for pollution which might result from the Company's operations. The Company may also be subject to substantial clean-up costs for any toxic or hazardous substance that may exist under any of its properties. Moreover, the recent trend toward stricter standards in environmental legislation and regulation is likely to continue. For instance, legislation has been proposed in Congress from time to time that would reclassify certain crude oil and natural gas exploration and production wastes as "hazardous wastes" which would make the reclassified wastes subject to much more stringent handling, disposal and clean-up requirements. If such legislation were to be enacted, it could have a significant impact on the operating costs of the Company, as well as the oil and gas industry in general. The Company could incur substantial costs to comply with environmental laws and regulations.

COMPETITION

     The Company encounters substantial competition in acquiring properties, marketing oil and gas, purchasing gas to meet delivery requirements, securing equipment, hiring and retaining personnel and operating its properties. The Company's competitors in acquisitions, development, exploration and production include major oil companies, numerous independent oil and gas companies, individual proprietors and others. Many of these competitors have financial and other resources which substantially exceed those of the Company and have been engaged in the energy business for a much longer time than the Company. Therefore, competitors may be able to pay more for desirable leases and to evaluate, bid for and purchase a greater number of properties or prospects than the financial or personnel resources of the Company will permit.

DEPENDENCE ON KEY PERSONNEL

     The Company depends, and will continue to depend in the foreseeable future, on the services of its officers and key employees with extensive experience and expertise in evaluating and analyzing producing oil and gas properties and drilling prospects, maximizing production from oil and gas properties and marketing oil and gas production. The ability of the Company to retain its officers and key employees is important to the continued success and growth of the Company. The loss of key personnel could have a material adverse effect on the Company. Although the Company has entered into employment agreements with Ronald L. Clements and Ronald E. Huff, it has not entered into employment agreements with the other officers and key employees of the Company. The Company does not maintain key man life insurance on any of its officers or key employees. See "Management."

SUBORDINATION OF NOTES AND GUARANTEES

     The Notes are subordinated in right of payment to all existing and future Senior Debt of the Company, including borrowings under the New Credit Agreement. In the event of bankruptcy, liquidation or reorganization of the Company, the assets of the Company will be available to pay obligations on the Notes only after all Senior Debt has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes outstanding. The aggregate principal amount of Senior Debt of the Company, as of July 31, 1997, was $104.0 million. The Guarantees are subordinated to Indebtedness of the Subsidiary Guarantors to the same extent and in the same manner as the Notes are subordinated to Senior Debt. Additional Senior Debt may be incurred by the Company from time to time, subject to certain restrictions. The maximum amount of Senior Debt the Company is permitted to incur under the Indenture is $300 million, including borrowings under the New Credit Agreement. In addition to being subordinated to all existing and future Senior Debt of the Company, the Notes are not secured by any of the Company's assets, unlike the borrowings under the New Credit Agreement. As a consequence, the Notes are effectively subordinated to all of the Company's secured debt. In addition, the Notes may be structurally subordinated to indebtedness of the Company's Subsidiaries. See "Description of the Notes -- Ranking and Subordination."

ABSENCE OF PUBLIC MARKET; RESTRICTIONS ON TRANSFERABILITY

     The Exchange Notes are new securities for which there is no market. Although the Initial Purchasers have informed the Company that they currently intend to make a market in the Exchange Notes, the Initial Purchasers are not obligated to do so and any such market making may be discontinued at any time without notice. In addition, such market making activity may be limited during the pendency of the Exchange Offer. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes. If a trading market does not develop or is not maintained, holders of the Exchange Notes may experience difficulty in reselling the Exchange Notes or may be unable to sell them at all. If a market for the Exchange Notes develops, any such market may be discontinued at any time. The Company does not intend to apply for listing of the Exchange Notes on any securities exchange or for quotation of the Exchange Notes through the National Association of Securities Dealers Automated Quotation System.

     The Exchange Notes generally will be permitted to be resold or otherwise transferred by each holder without the requirement of further registration. The Exchange Offer will not be conditioned upon any minimum or maximum aggregate principal amount of Senior Subordinated Notes being tendered for exchange. In the case of non-exchanging holders of Senior Subordinated Notes, no assurance can be given as to the liquidity of the trading market for the Senior Subordinated Notes following the Exchange Offer. See "Plan of Distribution."

     The liquidity of, and trading market for, the Senior Subordinated Notes or the Exchange Notes also may be adversely affected by general declines in the market or by declines in the market for similar securities. Such declines may adversely affect such liquidity and trading markets independent of the financial performance of, and prospects for, the Company.

CONSEQUENCES OF EXCHANGE AND FAILURE TO EXCHANGE

     Holders of Senior Subordinated Notes who do not exchange their Senior Subordinated Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Senior Subordinated Notes as set forth in the legend thereon as a consequence of the issuance of the Senior Subordinated Notes pursuant to exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Senior Subordinated Notes may not be offered or sold unless registered under the Securities Act and applicable state securities laws or pursuant to an exemption therefrom. Except under certain limited circumstances, the Company does not intend to register the Senior Subordinated Notes under the Securities Act. In addition, any holder of Senior Subordinated Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent Senior Subordinated Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Senior Subordinated Notes not tendered could be adversely affected. See "The Exchange Offer" and "Senior Subordinated Notes Registration Rights."

RISKS RELATING TO A CHANGE OF CONTROL

     Upon a Change of Control, holders of the Notes will have the right to require the Company to repurchase all or any part of such holders' Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. The events that constitute a Change of Control under the Notes would constitute a default under the New Credit Agreement, which prohibits the purchase of the Notes by the Company in the event of certain Change of Control events unless and until such time as the Company's indebtedness under the New Credit Agreement is repaid in full. There can be no assurance that the Company and the Subsidiary Guarantors would have sufficient financial resources available to satisfy all of its or their obligations under the New Credit Agreement and the Notes in the event of a Change of Control. The Company's failure to purchase the Notes would result in a default under the Indenture and under the New Credit Agreement, each of which could have adverse consequences for the Company and the holders of the Notes. See "Description of Other Indebtedness" and "Description of the Notes -- Repurchase at the Option of Holders -- Change of Control." The definition of "Change of Control" in the Indenture includes a sale, lease, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries, taken as a whole, to a person or group of persons. There is little case law interpreting the phrase "all or substantially all" in the context of an indenture. Because there is no precise established definition of this phrase, the ability of a holder of the Notes to require the Company to repurchase such Notes as a result of a sale, lease, conveyance or transfer of all or substantially all of the Company's assets to a person or group of persons may be uncertain.

CONTROLLING SHAREHOLDERS

     All of the common stock of the Company is owned by the TPG Investors. As a result of this ownership, the TPG Investors are able to direct the election of the members of the Board of

Directors of the Company and, therefore, direct the management and policies of the Company and are able to unilaterally approve mergers and other fundamental corporate changes involving the Company which require shareholder approval. The interests of the TPG Investors as shareholders may differ from the interests of holders of the Notes. See "Principal Shareholders" and "Certain Relationships and Related Transactions."

FRAUDULENT CONVEYANCE CONSIDERATIONS

     The incurrence by the Company of indebtedness such as the Notes to finance the Acquisition and the incurrence by the Guarantors of indebtedness such as the Guarantees may be subject to review under Federal bankruptcy law or relevant state fraudulent conveyance laws if a bankruptcy case or lawsuit is commenced by or on behalf of unpaid creditors of the Company or any of the Guarantors, as the case may be. Under these laws, if a court were to find that, after giving effect to the sale of the Notes and the application of the net proceeds therefrom and the issuance of the Guarantees by the Guarantors, either (a) the Company or any such Guarantor, as the case may be, incurred such indebtedness with the intent of hindering, delaying or defrauding creditors or (b) the Company or such Guarantor, as the case may be, received less than reasonably equivalent value or consideration for incurring such indebtedness and (i) was insolvent or was rendered insolvent by reason of such transactions, (ii) was engaged in a business or transaction for which the assets remaining with the Company or such Guarantor, as the case may be, constituted unreasonably small capital, or (iii) intended to incur, or believed that it would incur, debts beyond its ability to pay as they matured, such court might subordinate such indebtedness to presently existing and future indebtedness of the Company or such Guarantor, as the case may be, or void the issuance of such indebtedness and direct the repayment of any amounts paid thereunder to the creditors of the Company or such Guarantor, as the case may be, or take other action detrimental to the holders of such indebtedness.

     The measure of insolvency for purposes of determining whether a transfer is avoidable as a fraudulent transfer varies depending upon the law of the jurisdiction that is being applied. Generally, however, a debtor would be considered insolvent if the sum of all its debts, including contingent liabilities, was greater than the value of all its assets at a fair valuation or if the present fair saleable value of the debtor's assets was less than the amount required to repay its probable liability on its debts, including contingent liabilities, as they become absolute and mature.

     To the extent that proceeds from the Initial Offering were used to refinance the indebtedness of the Company, a court might find that the Company did not receive fair consideration or reasonably equivalent value for the incurrence of the indebtedness represented by the Notes. In addition, if a court were to find that any of the components of the Acquisition constituted a fraudulent transfer, to the extent that proceeds from the Initial Offering were used to finance or refinance such components, a court might find that the Company did not receive fair consideration or reasonably equivalent value for the incurrence of the indebtedness represented by the Notes.

     To the extent that a Guarantee of any Guarantor is avoided as a fraudulent conveyance or found unenforceable for any other reason, holders of the Notes would cease to have any claim in respect of such Guarantor. In such event, the claims of the holders of the Notes against such Guarantor would be subject to the prior payment of all liabilities and preferred stock claims of such Guarantor. There can be no assurance that, after providing for all prior claims and preferred stock interests, if any, there would be sufficient assets to satisfy the claims of the holders of the Notes relating to any voided portion of the Guarantee of such Guarantor.

     The Company believes that the Notes and the Guarantees were issued for proper purposes and in good faith. In addition, after giving effect to the consummation of the Acquisition and the Initial Offering and the application of the proceeds therefrom, the Company does not: (i) believe that it or any Guarantor was or is insolvent or rendered insolvent; (ii) believe that it or any Guarantor was or is engaged in a business or transaction for which its remaining assets constitute unreasonably small capital; or (iii) intend for it or any Guarantor to incur, or believe that it or any Guarantor will incur, debts beyond its ability to pay as they mature. These beliefs are based on the Company's analysis of internal cash flow projections and estimated values of assets and liabilities of the Company and the Guarantors at the time of the Acquisition and the Initial Offering. There can be no assurance, however, that a court passing on these issues would make the same determination.

                          FORWARD-LOOKING INFORMATION

     Information included in this Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including projections, estimates and expectations. Those statements by their nature are subject to certain risks, uncertainties and assumptions and will be influenced by various factors. Should one or more of these statements or their underlying assumptions prove to be incorrect, actual results could vary materially. Although the Company believes that such projections, estimates and expectations are based on reasonable assumptions, it can give no assurance that such projections, estimates and expectations will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include political and economic developments in the United States and foreign countries, federal and state regulatory developments, the timing and extent of changes in commodity prices, the extent of success in acquiring oil and gas properties and in discovering, developing and producing reserves, the Company's future production and costs of operation, the market demand for, and prices of, oil and natural gas, the uncertainties of reserve estimates, environmental risks and conditions of the capital markets and equity markets during the periods covered by the forward-looking statements. See "Risk Factors" for further information with respect to certain of such factors. In addition, certain of such projections and expectations are based on historical results, which may not be indicative of future performance. See "Unaudited Pro Forma Consolidated Financial Statements."

                                USE OF PROCEEDS

     There will be no net proceeds to the Company from the exchange pursuant to the Exchange Offer. The Company used the net proceeds from the sale of the Senior Subordinated Notes of $218.3 million, together with the $104.0 million borrowed from the Banks under the New Credit Agreement, to (i) pay a portion of the consideration for the Acquisition; (ii) repay all outstanding indebtedness under the Company's then existing credit facility in the amount of $94.0 million; and (iii) pay certain related fees and expenses.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     The sole purpose of the Exchange Offer is to fulfill the obligations of the Company with respect to the Registration Rights Agreement.

     The Senior Subordinated Notes were originally issued and sold on June 27, 1997 (the "Issue Date"). Such sales were not registered under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act and Rule 144A under the Securities Act. In connection with the sale of the Senior Subordinated Notes, the Company agreed to file with the Commission a registration statement relating to an exchange offer (the "Exchange Offer Registration Statement") pursuant to which Exchange Notes covered by such registration statement and containing the same terms as the Senior Subordinated Notes, except as set forth in this Prospectus, would be offered in exchange for Senior Subordinated Notes tendered at the option of the holders thereof. Each broker-dealer that receives Exchange Notes for its own account in exchange for Senior Subordinated Notes, where such Senior Subordinated Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Senior Subordinated Notes Registration Rights."

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING SENIOR SUBORDINATED NOTES

     Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Company will accept for exchange Senior Subordinated Notes that are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used herein, the term "Expiration Date" means 5:00 p.m.,
New York City time, on             , 1997; provided, however, that if the
Company, in its sole discretion, has extended the period of time for which the Exchange Offer is open, the term "Expiration Date" means the latest time and date to which the Exchange Offer has been extended.

     As of the date of this Prospectus, $225 million aggregate principal amount of Senior Subordinated Notes is outstanding. This Prospectus, together with the Letter of Transmittal, is first being sent on or about the date of this Prospectus, to all Holders of Senior Subordinated Notes known to the Company. The Company's obligation to accept Senior Subordinated Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth under "--Certain Conditions to the Exchange Offer" below.

     The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Senior Subordinated Notes, by giving oral or written notice of such extension to the Holders thereof as described below. During any such extension, all Senior Subordinated Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by the Company. Any Senior Subordinated Notes not accepted for exchange for any reason will be returned without expense to the tendering Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

     Senior Subordinated Notes tendered in the Exchange Offer must be in denominations of principal amount of $1,000 or any integral multiple thereof.

     The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Senior Subordinated Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified below under "--Certain Conditions to the Exchange Offer." The Company will give oral or written notice of any extension, amendment, non-acceptance or termination to the Holders of the Senior Subordinated Notes as promptly as practicable, such notice in the case of any extension to be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Date.

HOW TO TENDER

     The tender to the Company of Senior Subordinated Notes by a Holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering Holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a Holder who wishes to tender Senior Subordinated Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to LaSalle National Bank (the "Exchange Agent") at the address set forth below under "Exchange Agent" on or prior to the Expiration Date. In addition, either (i) certificates for such Senior Subordinated Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Senior Subordinated Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the Holder must comply with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF SENIOR SUBORDINATED NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR SENIOR SUBORDINATED NOTES SHOULD BE SENT TO THE COMPANY.

     Any beneficial owner whose Senior Subordinated Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on his own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering Senior Subordinated Notes, either make appropriate arrangements to register ownership of the Senior Subordinated Notes in such beneficial owner's name or obtain a properly completed bond power from the registered Holder. The transfer of registered ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Senior Subordinated Notes surrendered for exchange are tendered (i) by a registered Holder of the Senior Subordinated Notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined below). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by a member of the Securities Agents Medallion Program, The New York Stock Exchanges Medallion Signature Program or The Stock Exchanges Medallion Program (collectively, "Eligible Institutions"). If Senior Subordinated Notes are registered in the name of a person other than a signer of the Letter of Transmittal, the Senior Subordinated Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered Holder with the signature thereon guaranteed by an Eligible Institution.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Senior Subordinated Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Senior Subordinated Notes not properly tendered or to not accept any particular Senior Subordinated Notes which acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Senior Subordinated Notes either before or after the Expiration Date (including the right to waive the ineligibility of any Holder who seeks to tender Senior Subordinated Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer as to any particular Senior Subordinated Notes either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Senior Subordinated Notes for exchange must be cured within such reasonable period of time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Senior Subordinated Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

     If the Letter of Transmittal is signed by a person or persons other than the registered Holder or Holders of Senior Subordinated Notes, such Senior Subordinated Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered Holder or Holders appear on the Senior Subordinated Notes.

     If the Letter of Transmittal or any Senior Subordinated Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted.

     By tendering, each Holder will represent to the Company that, among other things, the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the Holder, and that neither the Holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the Exchange Notes. In the case of a Holder that is not a broker-dealer, each such Holder, by tendering, will also represent to the Company that such Holder is not engaged in and does not intend to engage in, a distribution of the Exchange Notes. If any Holder or any such other person is an "affiliate," as defined in Rule 405 under the Securities Act, of the Company, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of such Exchange Notes to be acquired pursuant to the Exchange Offer, such Holder or any such other person (i) cannot rely on the applicable interpretations of the Staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Senior Subordinated Notes, where such Senior Subordinated Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. See "Plan of Distribution." The Letter of Transmittal states that by so acknowledging and by delivering such a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

ACCEPTANCE OF SENIOR SUBORDINATED NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

     Upon satisfaction or waiver of all conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Senior Subordinated Notes properly tendered and will issue the Exchange Notes promptly after acceptance of the Senior Subordinated Notes. See "--Certain Conditions to the Exchange Offer" below. For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Senior Subordinated Notes for exchange when, as and if the Company has given oral or written notice thereof to the Exchange Agent, with written confirmation of any oral notice to be given promptly thereafter.

     For each Senior Subordinated Note accepted for exchange, the Holder will receive an Exchange Note having a principal amount equal to that of the surrendered Senior Subordinated Note. The Exchange Notes will bear interest from the most recent date to which interest has been paid on the Senior Subordinated Notes or, if no interest has been paid on the Senior Subordinated Notes, from June 27, 1997. Accordingly, registered Holders of Exchange Notes on the relevant record date for the first interest payment date following the consummation of the Exchange Offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from June 27, 1997. Senior Subordinated Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer. Holders of Senior Subordinated Notes whose Senior Subordinated Notes are accepted for exchange will not receive any payment in respect of accrued interest on such Senior Subordinated Notes otherwise payable on any interest payment date the record date for which occurs on or after the date of consummation of the Exchange Offer.

     In all cases, issuance of Exchange Notes for Senior Subordinated Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Senior Subordinated Notes (or a timely Book-Entry Confirmation of such Senior Subordinated Notes into the Exchange Agent's account at the Book-Entry Transfer

Facility), a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Senior Subordinated Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Senior Subordinated Notes are submitted for a greater principal amount than the Holder desires to exchange, such unaccepted or non-exchanged Senior Subordinated Notes will be returned without expense to the tendering Holder (or, in the case of Senior Subordinated Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry procedures described below, such non-exchanged Senior Subordinated Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Senior Subordinated Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Senior Subordinated Notes by causing the Book-Entry Transfer Facility to transfer such Senior Subordinated Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Senior Subordinated Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "--Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must have been complied with.

GUARANTEED DELIVERY PROCEDURES

     If a registered Holder of the Senior Subordinated Notes desires to tender such Senior Subordinated Notes and the Senior Subordinated Notes are not immediately available, or time will not permit such Holder's Senior Subordinated Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Company (by facsimile transmission, mail or hand delivery), setting forth the name and address of the Holder of Senior Subordinated Notes and the amount of Senior Subordinated Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the Expiration Date, the certificates for all physically tendered Senior Subordinated Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered Senior Subordinated Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three NYSE trading days after the Expiration Date.

WITHDRAWAL RIGHTS

     Tenders of Senior Subordinated Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at the address or, in the case of Eligible Institutions, at the facsimile number, set forth below under "--Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration

Date. Any such notice of withdrawal must (i) specify the name of the person having tendered the Senior Subordinated Notes to be withdrawn (the "Depositor"),
(ii) identify the Senior Subordinated Notes to be withdrawn (including the certificate number or numbers and principal amount of such Senior Subordinated Notes), (iii) contain a statement that such person is withdrawing his election to have such Senior Subordinated Notes exchanged, (iv) be signed by the person in the same manner as the original signature on the Letter of Transmittal by which such Senior Subordinated Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer to have the Trustee with respect to the Senior Subordinated Notes register the transfer of such Senior Subordinated Notes in the name of the person withdrawing the tender and (v) specify the name in which such Senior Subordinated Notes are registered, if different from that of the Depositor. If Senior Subordinated Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Senior Subordinated Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Senior Subordinated Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Senior Subordinated Notes so withdrawn are validly re-tendered. Any Senior Subordinated Notes that have been tendered for exchange but that are not exchanged for any reason will be returned to the tendering Holder without cost to such Holder (or, in the case of Senior Subordinated Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Senior Subordinated Notes will be credited to an account maintained with the Book-Entry Transfer Facility for the Senior Subordinated Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Senior Subordinated Notes may be re-tendered by following the procedures described under "--How to Tender" above at any time on or prior to 5:00 p.m., New York City time, on the Expiration Date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue Exchange Notes in exchange for, any Senior Subordinated Notes and may terminate or amend the Exchange Offer, if at any time before the acceptance of such Senior Subordinated Notes for exchange or the exchange of the Exchange Notes for such Senior Subordinated Notes, any of the following events shall occur:

          (a) there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission, (i) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer, or assessing or seeking any damages as a result thereof, or (ii) resulting in a material delay in the ability of the Company to accept for exchange or exchange some or all of the Senior Subordinated Notes pursuant to the Exchange Offer; or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in the reasonable judgment of the Company might directly or indirectly result in any of the consequences referred to in clauses (i) or (ii) above or, in the reasonable judgment of the Company, might result in the holders of Exchange Notes having obligations with respect to resales and transfers of Exchange Notes that are greater than those described in the interpretation of the Commission referred to on the cover page of this Prospectus, or would otherwise make it inadvisable to proceed with the Exchange Offer; or

          (b) there shall have occurred (i) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market, (ii) any limitation by a governmental agency or authority that may adversely affect the ability of the Company to complete the transactions contemplated by the Exchange Offer, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority that adversely affects the extension of credit or (iv) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof; or

          (c) any change (or any development involving a prospective change) shall have occurred or be threatened in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Company and its subsidiaries taken as a whole that, in the reasonable judgment of the Company, is or may be adverse to the Company, or the Company shall have become aware of facts that, in the reasonable judgment of the Company, have or may have adverse significance with respect to the value of the Senior Subordinated Notes or the Exchange Notes; that in the reasonable judgment of the Company in any case, and regardless of the circumstances (including any action by the Company) giving rise to any such condition, makes it inadvisable to proceed with the Exchange Offer and/or with such acceptance for exchange or with such exchange.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

     In addition, the Company will not accept for exchange any Senior Subordinated Notes tendered, and no Exchange Notes will be issued in exchange for any such Senior Subordinated Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939.

EXCHANGE AGENT

     LaSalle National Bank has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

                     LASALLE NATIONAL BANK, EXCHANGE AGENT

By Mail or Hand Delivery:     By Facsimile Transmission:
LaSalle National Bank         (for Eligible Institutions only):
135 South LaSalle Street      (312) 904-2236
Suite 1860                    Confirm by Telephone:
Chicago, Illinois 60603       (312) 904-2970

     DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

FEES AND EXPENSES

     The Company will not make any payment to brokers, dealers or others soliciting acceptances of the Exchange Offer. The estimated cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be $240,000.

TRANSFER TAXES

     Holders who tender their Senior Subordinated Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that Holders who instruct the Company to register Exchange Notes in the name of, or request that Senior Subordinated Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering Holder will be responsible for the payment of any applicable transfer tax.

CONSEQUENCES OF EXCHANGING SENIOR SUBORDINATED NOTES

     Holders of Senior Subordinated Notes who do not exchange their Senior Subordinated Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the provisions in the Indenture regarding transfer and exchange of the Senior Subordinated Notes and the restrictions on transfer of such Senior Subordinated Notes as set forth in the legend thereon as a consequence of the issuance of the Senior Subordinated Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Senior Subordinated Notes may not be offered or sold unless registered under, pursuant to an exemption from or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register Senior Subordinated Notes under the Securities Act. Based on interpretations by the Staff of the Commission, as set forth in no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Senior Subordinated Notes may be offered for resale, resold or otherwise transferred by Holders thereof (other than any such Holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes were acquired in the ordinary course of such Holders' business and such Holders have no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. However, the Staff of the Commission has not rendered a no-action letter with respect to the Exchange Offer, and there can be no assurance that the Staff would make a similar determination for the Exchange Offer as in such other circumstances. Each Holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of Exchange Notes and has no arrangement or understanding to participate in a distribution of Exchange Notes. If any Holder is an affiliate of the Company, is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the Exchange Notes to be acquired pursuant to the Exchange Offer, such Holder (i) cannot rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Senior Subordinated Notes must acknowledge that such Senior Subordinated Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of certain United States federal income tax consequences associated with the exchange of Senior Subordinated Notes for Exchange Notes and the ownership and disposition of the Exchange Notes by holders who acquired the Exchange Notes pursuant to the Exchange Offer. The summary is based upon current laws, regulations, rulings and judicial decisions, all of which are subject to change. The discussion below does not address all aspects of United States federal income taxation that may be relevant to particular holders in the context of their specific investment circumstances or certain types of holders subject to special treatment under such laws (for example, financial institutions, banks, tax-exempt organizations and insurance companies). In addition, the discussion does not address any aspect of state, local or foreign taxation and assumes that a holder of the Exchange Notes (i) will hold them as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) will not own, directly or indirectly, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote.

     For purposes of the discussion, a "United States holder" is an individual who is a citizen or resident of the United States, a corporation, partnership or other entity created under the laws of the United States or any political subdivision thereof, or an estate or trust that is subject to United States federal income taxation without regard to the source of income and a "Non-United States holder" is any holder who is not a United States holder.

     PROSPECTIVE PURCHASERS OF THE EXCHANGE NOTES ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF ACQUIRING, OWNING AND DISPOSING OF THE EXCHANGE NOTES AS WELL AS THE APPLICATION OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

     Exchange Offer. The exchange of Senior Subordinated Notes for Exchange Notes pursuant to the Exchange Offer should not be treated as an exchange or other taxable event for U.S. federal income tax purposes because under Treasury regulations, the Exchange Notes should not be considered to differ materially in kind or extent from the Senior Subordinated Notes. Rather, the Exchange Notes received by a holder should be treated as a continuation of the Senior Subordinated Notes in the hands of such holder. As a result, there should be no U.S. federal income tax consequences to holders who exchange Senior Subordinated Notes for Exchange Notes pursuant to the Exchange Offer and any such holder should have the same tax basis and holding period in the Exchange Notes as it had in the Senior Subordinated Notes immediately before the exchange.

     United States Holders. Interest payable on the Exchange Notes will be includible in the income of a United States holder in accordance with such holder's regular method of accounting. If an Exchange Note is redeemed, sold or otherwise disposed of, a United States holder generally will recognize gain or loss equal to the difference between the amount realized on the sale or other disposition of such Exchange Note (to the extent such amount does not represent accrued but unpaid interest) and such holder's tax basis in the Exchange Note. Subject to the market discount rules discussed below, such gain or loss will be capital gain or loss, assuming that the holder has held the Exchange Note as a capital asset, and will be long-term if the holder has held the Exchange Note for more than one year at the time of disposition (including the holding period of the Senior Subordinated Notes).

     Under the market discount rules of the Code, a holder (other than a holder who made the election described below) who purchased a Senior Subordinated Note with "market discount" (generally defined as the amount by which the stated redemption price at maturity exceeds the holder's purchase price) will be required to treat any gain recognized on the redemption, sale or other disposition of the Exchange Note received in the disposition as ordinary income to the extent of the market discount that accrued during the holding period of such Exchange Note (which would include the holding period of the Senior Subordinated Note). A holder who has elected under applicable Code provisions to include market discount in income annually as such discount accrues will not, however, be required to treat any gain recognized as ordinary income under these rules. Holders should consult their tax advisors as to the portion of any gain that would be taxable as ordinary income under these provisions.

     Non-United States Holders. An investment in the Exchange Notes by a Non-United States holder generally will not give rise to any United States federal income tax consequences if the interest received or any gain recognized on the sale, redemption or other disposition of the Exchange Notes by such holder is not treated as effectively connected with the conduct by such holder of a trade or business in the United States, and in the case of gains derived by an individual, such individual is not present in the United States for 183 days or more and certain other requirements are met. Under current Treasury regulations, in order to avoid back-up withholding of 31% on payments of interest (i) a Non-United States holder of the Exchange Notes generally must certify to the issuer or its agent, under penalties of perjury, that it is not a United States person and complete and provide the payor with a U.S. Treasury Form W-8 (or a suitable substitute form), which includes its name and address, or (ii) a securities clearing organization, bank or other financial organization that holds customers' securities in the ordinary course of business (a "financial institution") and holds the Exchange Notes, must certify under penalties of perjury that such a Form W-8 (or suitable substitute form) has been received from the beneficial owner of the Exchange Notes by it or by a financial institution between it and the beneficial owner, and must furnish the payor with a copy thereof.

     On April 22, 1996, the Internal Revenue Service proposed regulations (the "Proposed Regulations") that, if enacted in their current form, could affect the procedures to be followed by a Non-United States holder in establishing such holder's status as a Non-United States holder for purposes of the backup withholding rules discussed above. The Proposed Regulations, if adopted in their current form, generally would be effective for payments made after December 31, 1997. Prospective investors should consult their tax advisors concerning the potential adoption of the Proposed Regulations and the potential effect of such regulations on an investment in the Exchange Notes.

                                 CAPITALIZATION

     The following table sets forth as of March 31, 1997, (i) the historical cash and capitalization of the Company and (ii)the pro forma cash and capitalization of the Company giving effect to the Transaction, including the application of the proceeds of the offering of the Senior Subordinated Notes as described under "Use of Proceeds." The information was derived from, and is qualified by reference to, the unaudited consolidated financial statements of the Company, including the notes thereto, included elsewhere in this Prospectus. This information should be read in conjunction with such financial statements, including the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                                                 AS OF
                                                                            MARCH 31, 1997
                                                                        -----------------------
                                                                        HISTORICAL    PRO FORMA
                                                                        ----------    ---------
                                                                            (IN THOUSANDS)
Cash and cash equivalents.............................................   $   5,714    $   5,714
                                                                         ==========  ==========
Long-term debt (including current portion)
  Existing Credit Facility............................................   $  51,000    $       0
  New Credit Agreement................................................           0       99,279
  7% Senior Notes.....................................................      35,000            0
  Senior Subordinated Notes due 2007..................................           0      225,000
  Convertible Subordinated Debentures.................................       5,550            0
  Other...............................................................         203          203
                                                                         ----------  ----------
  Total long-term debt................................................      91,753      324,482
Total shareholders' equity............................................     162,287      108,230
                                                                         ----------  ----------
Total capitalization..................................................   $ 254,040    $ 432,712
                                                                         ==========  ==========

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     The accompanying Unaudited Pro Forma Consolidated Financial Statements give effect to, among other things: (i) the offering of the Senior Subordinated Notes and initial borrowings of $99.3 million under the New Credit Agreement; (ii) the Acquisition of the Company by the TPG Investors and related purchase accounting; and (iii) the surrender for cash of certain outstanding stock options. The unaudited pro forma consolidated statements of operations for the year ended December 31, 1996 and the three months ended March 31, 1997 were prepared as if the items above had occurred on January 1, 1996 and January 1, 1997, respectively. The unaudited pro forma consolidated balance sheet as of March 31, 1997 was prepared as if the items above had occurred on that date. The unaudited pro forma consolidated statements of operations exclude $15.9 million of non-recurring transaction related expenses, which were recorded as an expense at the time of the consummation of the Transaction.

     This information is not necessarily indicative of future results of operations and it should be read in conjunction with the separate historical financial statements and related notes of the Company included in this Prospectus.

                           BELDEN & BLAKE CORPORATION

                PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                                 (IN THOUSANDS)

                                  (UNAUDITED)

                                       YEAR ENDED DECEMBER 31,                    THREE MONTHS ENDED MARCH 31,
                               ----------------------------------------     ----------------------------------------
                               HISTORICAL      PRO FORMA      PRO FORMA     HISTORICAL      PRO FORMA      PRO FORMA
                                  1996        ADJUSTMENTS       1996           1997        ADJUSTMENTS       1997
                               ----------     -----------     ---------     ----------     -----------     ---------
REVENUES
  Oil and gas sales..........  $   79,491                     $ 79,491       $ 22,863                      $ 22,863
  Gas marketing and
    gathering................      44,527                       44,527         12,304                        12,304
  Oilfield sales and
    service..................      25,517                       25,517          6,379                         6,379
  Interest and other.........       3,700                        3,700            768                           768
                               ----------                     --------       --------                      --------
                                  153,235                      153,235         42,314                        42,314
EXPENSES
  Production expense.........      18,098      $    (306)(a)    17,792          4,760       $     (61)(a)     4,699
  Production taxes...........       3,168                        3,168            878                           878
  Cost of gas and gathering
    expense..................      37,556                       37,556         10,836                        10,836
  Oilfield sales and service
    expense..................      23,142                       23,142          5,964                         5,964
  Exploration expense........       6,064                        6,064          1,879                         1,879
  General and administrative
    expense..................       4,573           (478)(a)     4,095          1,056             (76)(a)       980
  Interest expense...........       7,383         24,330(b)     31,713          1,702           6,008(b)      7,710
  Depreciation, depletion and
    amortization.............      29,752         16,536(c)     46,288          7,505           4,978(c)     12,483
  Franchise and other
    taxes....................       1,739           (250)(d)     1,489            445             (62)(d)       383
                               ----------      ---------      --------       --------       ---------      --------
                                  131,475         39,832       171,307         35,025          10,787        45,812
                               ----------      ---------      --------       --------       ---------      --------
Income (loss) from continuing
  operations before income
  taxes......................      21,760        (39,832)      (18,072)         7,289         (10,787)       (3,498)
Provision (benefit) for
  income taxes:
  Current....................       2,228         (2,228)(e)                      802            (802)(e)
  Deferred...................       4,338        (10,935)(e)    (6,597)         1,640          (2,937)(e)    (1,297)
                               ----------      ---------      --------       --------       ---------      --------
                                    6,566        (13,163)       (6,597)         2,442          (3,739)       (1,297)
                               ----------      ---------      --------       --------       ---------      --------
Income (loss) from continuing
  operations.................      15,194        (26,669)      (11,475)         4,847          (7,048)       (2,201)
Loss from discontinued
  operations.................        (439)                        (439)
                               ----------      ---------      --------       --------       ---------      --------
NET INCOME (LOSS)............  $   14,755      $ (26,669)     $(11,914)      $  4,847       $  (7,048)     $ (2,201)
                               ==========      =========      ========       ========       =========      ========

See notes to pro forma consolidated financial statements.

                           BELDEN & BLAKE CORPORATION

                      PRO FORMA CONSOLIDATED BALANCE SHEET

                                 MARCH 31, 1997

                                 (IN THOUSANDS)

                                  (UNAUDITED)

                                                                       PRO FORMA
                                                       HISTORICAL    ADJUSTMENTS(F)       PRO FORMA
                                                       ----------    --------------       ---------
ASSETS
Current assets
  Cash and cash equivalents.........................    $   5,714                         $   5,714
  Accounts receivable, net..........................       30,726                            30,726
  Inventories.......................................        9,500                             9,500
  Deferred income taxes.............................        3,147                             3,147
  Other current assets..............................        3,113       $  2,332              5,445
                                                        ---------       --------          ---------
       Total current assets.........................       52,200          2,332             54,532
Property and equipment, at cost
  Oil and gas properties (successful efforts
     method)........................................      274,524        150,353            424,877
  Gas gathering systems.............................       26,048          6,194             32,242
  Land, buildings, machinery and equipment..........       31,860           (186)            31,674
                                                        ---------       --------          ---------
                                                          332,432        156,361            488,793
  Less accumulated depreciation, depletion and
     amortization...................................       93,827        (93,827)                --
                                                        ---------       --------          ---------
       Property and equipment, net..................      238,605        250,188            488,793
Other assets........................................       10,115         40,179             50,294
                                                        ---------       --------          ---------
                                                        $ 300,920       $292,699          $ 593,619
                                                        =========       ========          =========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Accounts payable..................................    $   8,691                         $   8,691
  Accrued expenses..................................       21,759                            21,759
  Current portion of long-term liabilities..........        4,147       $ (3,889)(g)            258
                                                        ---------       --------          ---------
       Total current liabilities....................       34,597         (3,889)            30,708
Long-term liabilities
  Bank and other long-term debt.....................       51,203        (51,203)(g)             --
  New Credit Agreement..............................           --         99,279(g)          99,279
  7% Senior notes...................................       31,111        (31,111)(g)             --
  Senior subordinated notes due 2007................           --        225,000(g)         225,000
  Convertible subordinated debentures...............        5,550         (5,550)(h)             --
  Other.............................................        1,714          3,103(i)           4,817
                                                        ---------       --------          ---------
                                                           89,578        239,518            329,096
Deferred income taxes...............................       14,458        111,127            125,585
Shareholders' equity
  Common stock without par value; $.10 stated
     value..........................................        1,127             27              1,154
  Paid in capital...................................      128,981        (21,905)           107,076
  Retained earnings.................................       32,197        (32,197)                --
  Unearned portion of restricted stock..............          (18)            18                 --
                                                        ---------       --------          ---------
       Total shareholders' equity...................      162,287        (54,057)           108,230
                                                        ---------       --------          ---------
                                                        $ 300,920       $292,699          $ 593,619
                                                        =========       ========          =========

     See notes to pro forma consolidated financial statements.

                           BELDEN & BLAKE CORPORATION

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     The accompanying Unaudited Pro Forma Consolidated Financial Statements reflect the following adjustments:

a) To adjust compensation expense and fringe benefit expense due to the retirement of Henry S. Belden, IV ("Belden") and Max L. Mardick ("Mardick") and the Employment Agreements signed by Messrs. Clements and Huff. One officer was included in the historical information in "Production expense" and one officer was included in "General and administrative expense."

b) To adjust interest expense associated with the additional debt borrowed under the Initial Offering and the New Credit Agreement.

c) To adjust depreciation, depletion and amortization as a result of purchase accounting.

d) To adjust franchise taxes based on the pro forma reduction in equity.

e) To adjust the provision for income taxes as a result of the other pro forma adjustments.

f) To record the purchase price allocation as a result of the Acquisition, borrowings under the Offering and the New Credit Agreement and the surrender for cash of certain outstanding stock options aggregating $6.8 million.

     Pro forma adjustments to "Other assets" include the following items:

                                                                           PRO FORMA
                                                                          ADJUSTMENTS
                                                                         --------------
                                                                         (IN THOUSANDS)
        Intangible assets.............................................      $ 20,859
        Financing costs...............................................        10,489
        Non-Competition Agreements (present value)....................         3,000
        Notes and amounts receivable..................................         6,000
        Other.........................................................          (169)
                                                                            --------
                                                                            $ 40,179
                                                                            ========

g) To record the repayment of existing debt and record the Initial Offering and the borrowings under the New Credit Agreement.

h) To record the conversion of the convertible subordinated debentures into 275,434 shares of the Company's common stock.

i) To record the obligations for the present value of the Non-Competition Agreements (as defined) ($3 million) and adjust other liabilities ($103,000).

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following tables present selected consolidated financial data covering the five years ended December 31, 1996 and the three months ended March 31, 1996 and 1997. Such data has been derived from, and should be read in conjunction with, the Consolidated Financial Statements and Notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included herein.

                                                                             YEAR ENDED DECEMBER 31,
                                                           ------------------------------------------------------------
                                                             1992         1993         1994         1995         1996
                                                           --------     --------     --------     --------     --------
                                                                      (DOLLARS IN THOUSANDS, EXCEPT RATIOS)
STATEMENT OF OPERATIONS DATA:
 Revenues
   Oil and gas sales...................................    $ 15,046     $ 26,631     $ 32,574     $ 46,853     $ 79,491
   Gas marketing and gathering.........................      26,494       34,709       33,072       40,436       44,527
   Oilfield sales and service..........................       9,496       10,887       13,157       20,066       25,517
   Interest and other..................................       1,517          651          562        2,712        3,700
                                                           --------     --------     --------     --------     --------
                                                             52,553       72,878       79,365      110,067      153,235
 Expenses
   Production expense..................................       5,140        5,875        7,827       11,756       18,098
   Production taxes....................................         222        1,244        1,357        2,060        3,168
   Cost of gas and gathering expense...................      24,922       30,646       28,878       33,831       37,556
   Oilfield sales and service expense..................       7,508       10,319       12,180       18,266       23,142
   Exploration expense.................................       2,381        2,538        2,803        4,924        6,064
   General and administrative expense..................       3,637        3,459        3,567        3,802        4,573
   Interest expense....................................       2,200        3,187        3,503        6,073        7,383
   Depreciation, depletion and amortization............       4,853        9,693       11,886       19,717       29,752
   Franchise, property and other taxes.................         105          655          854        1,228        1,739
                                                           --------     --------     --------     --------     --------
                                                             50,968       67,616       72,855      101,657      131,475
                                                           --------     --------     --------     --------     --------
 Income from continuing operations before income
   taxes...............................................       1,585        5,262        6,510        8,410       21,760
   Provision for income taxes -- Current...............         618          435          644        1,214        2,228
   Provision for income taxes -- Deferred..............        (172)       1,562        1,686          936        4,338
                                                           --------     --------     --------     --------     --------
                                                                446        1,997        2,330        2,150        6,566
                                                           --------     --------     --------     --------     --------
 Income from continuing operations.....................       1,139        3,265        4,180        6,260       15,194
 Loss from discontinued operations.....................          --          (45)        (337)      (1,139)        (439)
                                                           --------     --------     --------     --------     --------
 Net income............................................    $  1,139     $  3,220     $  3,843     $  5,121     $ 14,755
                                                           ========     ========     ========     ========     ========
OTHER FINANCIAL DATA:
 EBITDA (a)............................................    $ 11,019     $ 20,680     $ 24,702     $ 39,124     $ 64,959
 Net cash provided by operations.......................       6,663        9,386       15,709       21,949       46,531
 Net cash used in investing............................     (10,077)     (13,608)     (37,286)    (123,970)     (40,095)
 Net cash provided by (used in) financing..............       6,210       23,156        2,982      110,694      (10,152)
 Capital expenditures(b)...............................      10,060       14,025       37,812      123,692       41,617
RATIOS:
 EBITDA to interest expense............................        5.0x         6.5x         7.1x         6.4x         8.8x
 Earnings to fixed charges (c).........................        1.6x         2.5x         2.7x         2.3x         3.7x
 Total debt to EBITDA..................................        5.6x         2.1x         1.9x         2.8x         1.5x
BALANCE SHEET DATA (END OF PERIOD):
 Cash and cash equivalents.............................    $  3,311     $ 22,244     $  3,649     $ 12,322     $  8,606
 Total assets..........................................     102,253      135,174      148,173      297,298      303,763
 Long-term debt, including current portion.............      61,936       42,844       46,696      110,671       99,796
 Shareholders' equity..................................      29,023       76,857       81,142      142,291      158,918


                                                             THREE MONTHS ENDED
                                                                  MARCH 31,
                                                         ---------------------------
                                                            1996            1997
                                                         -----------     -----------

                                                         (UNAUDITED)     (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
 Revenues
   Oil and gas sales...................................   $  19,678       $  22,863
   Gas marketing and gathering.........................      13,201          12,304
   Oilfield sales and service..........................       5,480           6,379
   Interest and other..................................         634             768
                                                          ---------       ---------
                                                             38,993          42,314
 Expenses
   Production expense..................................       4,081           4,760
   Production taxes....................................         794             878
   Cost of gas and gathering expense...................      11,186          10,836
   Oilfield sales and service expense..................       5,040           5,964
   Exploration expense.................................       1,525           1,879
   General and administrative expense..................         969           1,056
   Interest expense....................................       2,011           1,702
   Depreciation, depletion and amortization............       7,568           7,505
   Franchise, property and other taxes.................         450             445
                                                          ---------       ---------
                                                             33,624          35,025
                                                          ---------       ---------
 Income from continuing operations before income
   taxes...............................................       5,369           7,289
   Provision for income taxes -- Current...............         712             802
   Provision for income taxes -- Deferred..............       1,232           1,640
                                                          ---------       ---------
                                                              1,944           2,442
                                                          ---------       ---------
 Income from continuing operations.....................       3,425           4,847
 Loss from discontinued operations.....................          --              --
                                                          ---------       ---------
 Net income............................................   $   3,425       $   4,847
                                                          =========       =========
OTHER FINANCIAL DATA:
 EBITDA (a)............................................   $  16,473       $  18,375
 Net cash provided by operations.......................       5,453          16,648
 Net cash used in investing............................      (3,303)         (8,979)
 Net cash provided by (used in) financing..............      (4,063)        (10,561)
 Capital expenditures(b)...............................       3,931           8,715
RATIOS:
 EBITDA to interest expense............................        8.2x           10.8x
 Earnings to fixed charges (c).........................        3.5x            4.8x
 Total debt to EBITDA..................................         N/A             N/A
BALANCE SHEET DATA (END OF PERIOD):
 Cash and cash equivalents.............................   $  10,409       $   5,714
 Total assets..........................................     297,002         300,920
 Long-term debt, including current portion.............     106,748          91,772
 Shareholders' equity..................................     146,127         162,287

---------------

(a) EBITDA represents income from continuing operations plus income taxes, exploration expense, interest expense and depletion, depreciation and amortization expense. EBITDA is not presented as an indicator of the Company's operating performance, an indicator of cash available for discretionary spending or as a measure of liquidity. EBITDA may not be comparable to other similarly titled measures of other companies. On a historical basis, EBITDA data has been substantially similar to "Consolidated Cash Flow" as used in the Indenture. See "Description of the Notes" for the detailed definition of "Consolidated Cash Flow."

(b) Including acquisitions of properties and businesses, net of acquired cash, of $4,994,000, $560,000, $17,968,000, $99,837,000, and $4,543,000 in the
    years 1992, 1993, 1994, 1995 and 1996, respectively. No acquisitions were made in the quarters ended March 31, 1996 and 1997.

(c) For the purpose of determining the ratio of earnings to fixed charges, earnings are defined as income from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense, interest portion of rent expense and amortization of debt issuance costs.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto and the Selected Consolidated Financial Data included elsewhere herein.

GENERAL

     The Company is an independent oil and gas producer operating in the Appalachian, Michigan and Illinois Basins. At March 31, 1997, the Company's net production was approximately 72 Mmcf of natural gas and 2,100 Bbl per day. The Company owns and operates approximately 2,760 miles of gas gathering systems with access to the commercial and industrial gas markets of the northeastern United States. At March 31, 1997 the Company was marketing approximately 135 Mmcf of gas per day, approximately one-half of which consisted of its own production, with the balance purchased from third parties.

     The Company has sustained its substantial growth rate through a balanced program of development and exploratory drilling and strategic acquisitions. From March 1992 through December 1996 the Company drilled 547 gross wells (409.9 net) adding 82.2 Bcfe in net proved developed reserves. During the same period, the Company acquired 192.9 Bcfe of proved developed reserves in 33 separate transactions. In the five years ended December 31, 1996, the Company has added
3.5 Mcfe through drilling and acquisitions for every Mcfe it has produced.

     The Company generates revenues from the sale of gas and oil, from gas gathering and marketing operations and from oilfield sales and service.

     Gas production is sold pursuant to a combination of fixed price and market sensitive contracts and on the spot market. During 1996, approximately 47% of the Company's gas sales were made pursuant to fixed price contracts, and 46% pursuant to market sensitive contracts, with the balance sold on the spot market. The Company's fixed price gas contracts had a weighed average price of $2.88 per Mcf. The fixed price contracts with remaining terms of less than one year, between one and three years and greater than three years constitute approximately 76%, 21% and 3%, respectively, of the volumes sold under fixed price contracts. The Company's oil production is sold to refineries at prevailing market prices.

     The Company's gas gathering and marketing operations consist of purchasing gas at the wellhead and from interstate pipelines and selling gas to industrial customers and local gas distribution companies. The cost of gas purchased from the Company is the wellhead price stipulated by the well operating agreements and is included in "Cost of Gas and Gathering Expense" below.

     The Company provides oilfield sales and services to its own operations and to third parties. Oilfield sales and service provided to the Company's own operations are provided at cost and all intercompany revenues and expenses are eliminated in consolidation.

     The Company utilizes the "successful efforts" method of accounting for its oil and gas properties. Under this method, property acquisition and development costs and productive exploration costs are capitalized while non-productive exploration costs, which include dry holes, expired leases and delay rentals, are expensed as incurred. Capitalized costs related to proved properties are depleted using the unit-of-production method. No gains or losses are recognized upon the disposition of oil and gas properties except in extraordinary transactions. Sales proceeds are credited to the carrying value of the properties. Maintenance and repairs are expensed, and expenditures which enhance the value of properties are capitalized.

RESULTS OF OPERATIONS

     The following table sets forth certain selected financial and operating information for the periods indicated:

                                                                                    THREE MONTHS
                                           YEAR ENDED DECEMBER 31,                 ENDED MARCH 31,
                                    -------------------------------------      -----------------------
                                      1994          1995          1996           1996          1997
                                    ---------     ---------     ---------      ---------     ---------
                                                (DOLLARS IN THOUSANDS, EXCEPT PRICE DATA)
Revenues.........................   $  79,365     $ 110,067     $ 153,235      $  38,993     $  42,314
Expenses.........................      72,855       101,657       131,475         33,624        35,025
Net Income.......................       3,843         5,121        14,755          3,425         4,847
EBITDA(1)........................      24,702        39,124        64,959         16,473        18,375
Production Volumes:
  Natural Gas (Bcf)..............         9.6          17.0          25.4            6.4           6.4
  Oil (Mbbl).....................         496           556           719            171           187
  Natural Gas Equivalents
     (Bcfe)......................        12.5          20.3          29.7            7.4           7.6
Average Prices:
  Natural Gas (per Mcf)..........   $    2.58     $    2.21     $    2.56      $    2.59     $    2.96
  Oil (per Bbl)..................       15.98         16.78         20.24          17.74         20.54
  Natural Gas Equivalents
     (Mcfe)......................        2.60          2.31          2.67           2.64          3.03

                                                                         PERCENTAGE CHANGE
                                                                         FROM PRIOR PERIOD
                                                                 ----------------------------------
                                                                   YEAR ENDED
                                                                  DECEMBER 31,        THREE MONTHS
                                                                 --------------          ENDED
                                                                 1995      1996      MARCH 31, 1997
                                                                 ----      ----      --------------
Revenues......................................................    39%       39%             9%
Expenses......................................................    40        29              4
Net Income....................................................    33       188             42
EBITDA(1).....................................................    58        66             12
Production Volumes:
  Natural Gas.................................................    77        50             --
  Oil.........................................................    12        29              9
  Natural Gas Equivalents.....................................    62        46              1
Average Prices:
  Natural Gas.................................................   (14)       16             14
  Oil.........................................................     5        21             16
  Natural Gas Equivalents.....................................   (11)       16             15

---------------

(1) EBITDA represents income from continuing operations plus income taxes, exploration expense, interest expense and depletion, depreciation and amortization expense (as defined in the Indenture). See "Description of the Notes -- Certain Covenants--Incurrence of Indebtedness and Issuance of Disqualified Stock." EBITDA is not presented as an indicator of the Company's operating performance, an indicator of cash availability for discretionary spending or as a measure of liquidity. EBITDA may not be comparable to other similarly titled measures of other companies. On a historical basis, EBITDA data has been substantially similar to "Consolidated Cash Flow" as used in the Indenture. See "Description of the Notes" for the detailed definition of "Consolidated Cash Flow."

First Quarter 1997 Compared to First Quarter 1996

     Oil and Gas Sales. Oil and gas sales increased $3.2 million (16%) in the first quarter of 1997 compared to the same period of 1996 due to a higher average price paid for the Company's oil and gas and an increase in oil volume sold.

     Oil volumes increased 16,000 Bbls (9%) from 171,000 Bbls in the first quarter of 1996 to 187,000 Bbls in the first quarter of 1997 resulting in an increase in oil sales of approximately $280,000. Natural gas volumes in the first quarter of 1997 were consistent with the first quarter of 1996. The oil volume increase was primarily due to production from wells drilled and properties acquired in 1996.

     The average price paid for the Company's oil increased from $17.74 per barrel in the first quarter of 1996 to $20.54 per barrel in the first quarter of 1997 which increased oil sales by approximately $520,000. The average price paid for the Company's natural gas increased $.37 per Mcf to $2.96 per Mcf in the first quarter of 1997 compared to the first quarter of 1996 which increased gas sales in the first quarter of 1997 by approximately $2.4 million.

     Gas Marketing and Gathering Revenue. Gas marketing and gathering revenue decreased $897,000 (7%) from $13.2 million in the first quarter of 1996 to $12.3 million in the first quarter of 1997 due to a decrease in the volume of natural gas purchased from third parties and resold partially offset by an increase in the average selling price of natural gas.

     Oilfield Sales and Service Revenue. Oilfield sales and service revenue increased $899,000 (16%) from $5.5 million in the first quarter of 1996 to $6.4 million in the first quarter of 1997. This increase was primarily due to increased third party oilfield sales revenue.

     Interest and Other Revenue. Interest and other revenue increased $134,000 (21%) from $634,000 in the first quarter of 1996 to $768,000 in the first quarter of 1997 primarily due to income from incentive production payments associated with certain properties operated by Ward Lake Drilling, Inc. ("Ward Lake") received for the full period in 1997.

     Production Expense. Production expense increased $679,000 (17%) from $4.1 million in the first quarter of 1996 to $4.8 million in the first quarter of 1997. The average production cost increased from $.55 per Mcfe in the first quarter of 1996 to $.63 per Mcfe in the first quarter of 1997. These increases were primarily due to lower expenses in the first quarter of 1996 due to severe weather in Michigan and a reduction in operating fees received from third parties primarily due to the purchase of certain third party working interests by the Company. Such fees are recorded as a reduction of production expense.

     Production Taxes. Production taxes increased $84,000 (11%) from $794,000 in the first quarter of 1996 to $878,000 in the first quarter of 1997.

     Cost of Gas and Gathering Expense. Cost of gas and gathering expense decreased $350,000 (3%) from $11.2 million in the first quarter of 1996 to $10.8 million the first quarter of 1997 due to a decrease in the volume of gas purchased partially offset by an increase in the cost of gas.

     Oilfield Sales and Service Expense. Oilfield sales and service expense increased $924,000 (18%) from $5.0 million in the first quarter of 1996 to $6.0 million in the first quarter of 1997 primarily as a result of the increased cost of goods sold associated with increased sales described above.

     Exploration Expense. Exploration expense increased $354,000 (23%) from $1.5 million in the first quarter of 1996 to $1.9 million in the first quarter of 1997 primarily due to higher levels of geological, geophysical and leasing activity and $75,000 in dry hole expense in the first quarter of 1997.

     General and Administrative Expense. General and administrative expense increased $87,000 (9%) from $969,000 in the first quarter of 1996 to $1.1 million in the first quarter of 1997 primarily due to an increase in estimated profit sharing and bonuses for 1997.

     Interest Expense. Interest expense decreased $309,000 (15%) from $2.0 million in the first quarter of 1996 to $1.7 million in the first quarter of 1997. This decrease was primarily due to lower average debt balances as the Company used its excess cash flow to reduce its bank debt from $67 million at December 31, 1995 to $51 million at March 31, 1997.

     Depreciation, Depletion and Amortization. Depreciation, depletion and amortization decreased by $63,000 (1%) from $7.6 million in the first quarter of 1996 to $7.5 million in the first quarter of 1997. Depletion expense decreased $189,000 (3%) from $6.0 million in the first quarter of 1996 to $5.8 million in in the first quarter of 1997. Production volumes on a Mcfe basis in the first quarter of 1997 were consistent with volumes in the first quarter of 1996. Depletion per Mcfe decreased from $.80 per Mcfe in the first quarter of 1996 to $.77 per Mcfe in the first quarter of 1997.

     Income Before Income Taxes. Income before income taxes increased $1.9 million (36%) from $5.4 million in the first quarter of 1996 to $7.3 million in the first quarter of 1997. The operating income from the oil and gas operations segment increased $1.5 million (23%) from $6.7 million in the first quarter of 1996 to $8.2 million in the first quarter of 1997. The increase was attributable to the items discussed above. The operating income from the oilfield sales and service segment decreased $31,000 from $93,000 in the first quarter of 1996 to $62,000 in the first quarter of 1997.

     Net Income. Net income increased $1.4 million (42%) from $3.4 million in the first quarter of 1996 to $4.8 million in the first quarter of 1997. This increase in net income was primarily the result of the items discussed above. Provision for income taxes increased $498,000 (26%) from $1.9 million in the first quarter of 1996 to $2.4 million in the first quarter of 1997. This increase was attributable to an increase in income before income taxes partially offset by a decrease in the effective tax rate. Net income on a per share basis increased from $.30 per share in the first quarter of 1996 to $.43 per share in the first quarter of 1997. This increase was primarily the result of the factors discussed above.

1996 Compared to 1995

     Oil and Gas Sales. Oil and gas sales increased $32.6 million (70%) in 1996 compared to 1995 due to an increase in oil and gas volumes sold and a higher average price paid for the Company's oil and gas.

     Oil volumes increased 163,000 Bbls (29%) from 556,000 Bbls in 1995 to 719,000 Bbls in 1996 resulting in an increase in oil sales of approximately $2.7 million. Gas volumes increased 8.4 Bcf (50%) from 17.0 Bcf in 1995 to 25.4 Bcf in 1996 resulting in an increase in gas sales of approximately $18.7 million. These volume increases were primarily due to production from properties acquired in 1995 and wells drilled in 1995 and 1996.

     The average price paid for the Company's oil increased from $16.78 per barrel in 1995 to $20.24 per barrel in 1996 which increased oil sales by approximately $2.5 million. The average price paid for the Company's natural gas increased $.35 per Mcf to $2.56 per Mcf in 1996 compared to 1995 resulting in increased gas sales of approximately $8.9 million.

     Gas Marketing and Gathering Revenue. Gas marketing and gathering revenue increased $4.1 million (10%) from $40.4 million in 1995 to $44.5 million in 1996 primarily due to an increase in the volume of gas purchased from third parties and resold and an increase in the average selling price of gas.

     Oilfield Sales and Service Revenue. Oilfield sales and service revenue increased $5.4 million (27%) from $20.1 million in 1995 to $25.5 million in 1996. This increase was primarily due to the sales generated by the three oilfield sales and service companies acquired by the Company in 1995 and increased third party oilfield sales and service revenue.

     Interest and Other Revenue. Interest and other revenue increased $1.0 million (36%) from $2.7 million in 1995 to $3.7 million in 1996 primarily due to the recognition of income in 1996 from incentive production payments associated with certain properties operated by Ward Lake, partially offset by the recognition in 1995 of anticipated proceeds from contract rejection claims that were filed in the bankruptcy proceedings of Columbia Gas Transmission Corporation. Amounts included in income related to the Columbia claims were $1.3 million in 1995 and $276,000 in 1996. Payment of these claims was received by the Company in January 1997.

     Production Expense. Production expense increased $6.3 million (54%) from $11.8 million in 1995 to $18.1 million in 1996. This increase was primarily due to the increased production volumes discussed above and a reduction in operating fees charged to third parties. Such fees are recorded as a reduction of production expense. The average production cost per equivalent Mcf of natural gas excluding taxes increased from $.58 per Mcfe in 1995 to $.61 per Mcfe in 1996.

     Production Taxes. Production taxes increased $1.1 million (54%) from $2.1 million in 1995 to $3.2 million in 1996. This increase was primarily due to the increased production volumes discussed above.

     Cost of Gas and Gathering Expense. Cost of gas and gathering expense increased $3.8 million (11%) from $33.8 million in 1995 to $37.6 million in 1996 due to an increase in volumes of gas purchased and an increase in the cost of gas.

     Oilfield Sales and Service Expense. Oilfield sales and service expense increased $4.8 million (27%) from $18.3 million in 1995 to $23.1 million in 1996 primarily as a result of the increased cost of goods sold associated with the increased sales described above.

     Exploration Expense. Exploration expense increased $1.2 million (23%) from $4.9 million in 1995 to $6.1 million in 1996 primarily due to higher levels of geological, geophysical and leasing activity and increases in the size of the technical staff in conjunction with increased drilling activity.

     General and Administrative Expense. General and administrative expense increased $771,000 (20%) from $3.8 million in 1995 to $4.6 million in 1996 due to increases in employee compensation and benefits, an increase in profit sharing and bonuses and investment banking and other professional fees.

     Interest Expense. Interest expense increased $1.3 million (22%) from $6.1 million in 1995 to $7.4 million in 1996. This increase was primarily due to higher average debt balances incurred to finance the 1995 acquisitions. See "Notes to Audited Consolidated Financial Statements -- Note 3 -- Acquisitions."

     Depreciation, Depletion and Amortization. Depreciation, depletion and amortization increased by $10.1 million (51%) from $19.7 million in 1995 to $29.8 million in 1996. Depletion expense increased $7.9 million (53%) from $15.1 million in 1995 to $23.0 million in 1996. This increase was primarily due to additional depletion expense associated with the increased production volumes described above. Depletion per Mcfe increased from $.74 per Mcfe in 1995 to $.77 per Mcfe in 1996. This increase was primarily the result of proved reserves added through acquisitions and drilling at a higher cost per Mcfe.

     Franchise, Property and Other Taxes. Franchise, property and other taxes increased by $511,000 (42%) from $1.2 million in 1995 to $1.7 million in 1996. Franchise taxes increased approximately $350,000 due to the increase in shareholders' equity as a result of the common stock issued in 1995 and the increase in net income retained in the business.

     Income From Continuing Operations Before Income Taxes. Income from continuing operations before income taxes increased $13.4 million (159%) from $8.4 million in 1995 to $21.8 million in 1996. The oil and gas operations segment increased operating income $12.4 million (99%) from $12.4 million in 1995 to $24.8 million in 1996. The increase was attributable to the items discussed above. The oilfield sales and service segment operating income increased $290,000 (43%) from $673,000 in 1995 to $963,000 in 1996.

     Income From Continuing Operations. Income from continuing operations increased $8.9 million (143%) from $6.3 million in 1995 to $15.2 million in 1996. This increase in income from continuing operations was primarily the result of the items discussed above. Provision for income taxes from continuing operations increased $4.4 million (205%) from $2.2 million in 1995 to $6.6 million in 1996. This increase was attributable to the increase in income from continuing operations before income taxes and an increase in the effective tax rate. The increase in the effective tax rate was primarily due to the decrease of nonconventional fuel source tax credits as a percentage of income from continuing operations. Earnings from continuing operations on a per common share basis increased from $.69 per share in 1995 to $1.34 per share in 1996. This increase was primarily the result of the factors discussed above.

     Loss From Discontinued Operations. Loss from discontinued operations was $675,000 ($439,000 net of tax benefit or $.04 per share) in 1996 compared to $1,761,000 ($1,139,000 net of tax benefit or $.13 per share) in 1995. The losses in 1996 and 1995 include losses on assets sold, the write-down of various assets and inventories to estimated realizable value and a provision for estimated costs of asset disposals and future losses.

1995 Compared to 1994

     Oil and Gas Sales. Oil and gas sales increased $14.3 million (44%) in 1995 compared to 1994 due primarily to an increase in oil and gas volumes sold and a higher average price paid for the Company's oil. These increases more than offset a lower average price paid for the Company's natural gas.

     Oil volumes increased 60,000 Bbls (12%) from 496,000 Bbls in 1994 to 556,000 Bbls in 1995 resulting in an increase in oil sales of approximately $1.0 million. Gas volumes increased 7.4 Bcf (77%) from 9.6 Bcf in 1994 to 17.0 Bcf in 1995 resulting in an increase in gas sales of approximately $19.1 million. These volume increases were primarily due to production from the Company's 1995 acquisitions and from wells drilled in 1994 and 1995. Gas volumes produced in 1995 were less than the Company's full production potential as a result of the Company's decision to curtail gas production due to low spot market gas prices. Interstate pipeline repairs and construction in Michigan and West Virginia also reduced potential production volumes.

     The average price paid for the Company's oil increased from $15.98 per barrel in 1994 to $16.78 per barrel in 1995 which increased oil sales by approximately $450,000. The average price paid for the Company's natural gas decreased $.37 per Mcf to $2.21 per Mcf in 1995 compared to 1994 resulting in decreased gas sales of approximately $6.3 million.

     Gas Marketing and Gathering Revenue. Gas marketing and gathering revenue increased $7.3 million (22%) from $33.1 million in 1994 to $40.4 million in 1995 primarily due to the Company's 1995 acquisitions. Increased volumes of gas purchased from third parties and resold were offset by a lower average selling price.

     Oilfield Sales and Service Revenue. Oilfield sales and service revenue increased $6.9 million (53%) from $13.2 million in 1994 to $20.1 million in 1995. This increase was primarily due to the sales generated by the three oilfield service companies acquired by the Company in September and October of 1994 and three oilfield sales and service companies acquired in 1995.

     Interest and Other Revenue. Interest and other revenue increased $2.1 million (383%) from $562,000 in 1994 to $2.7 million in 1995 primarily due to the recognition of $1.3 million in anticipated proceeds from contract rejection claims that have been filed in the bankruptcy proceedings of Columbia Gas Transmission Corporation and the recognition of income in 1995 from an incentive production payment associated with certain properties operated by Ward Lake.

     Production Expense. Production expense increased $4.0 million (50%) from $7.8 million in 1994 to $11.8 million in 1995. This increase was primarily due to the increased production volumes discussed above. The average production cost per equivalent Mcf of natural gas excluding taxes decreased from $.62 per Mcfe in 1994 to $.58 per Mcfe in 1995.

     Production Taxes. Production taxes increased $703,000 (52%) from $1.4 million in 1994 to $2.1 million in 1995. This increase was primarily due to the increased production volumes discussed above.

     Cost of Gas and Gathering Expense. Cost of gas and gathering expense increased $4.9 million (17%) from $28.9 million in 1994 to $33.8 million in 1995 primarily due to the Company's 1995 acquisitions. Increased volumes of gas purchased from third parties and resold were offset by a lower average purchase price.

     Oilfield Sales and Service Expense. Oilfield sales and service expense increased $6.1 million (50%) from $12.2 million in 1994 to $18.3 million in 1995 primarily as a result of the increased cost of goods sold associated with increased sales resulting from the acquisitions described above.

     Exploration Expense. Exploration expense increased $2.1 million (76%) from $2.8 million in 1994 to $4.9 million in 1995 primarily due to higher levels of geological and geophysical activity and increases in the size of the technical staff.

     General and Administrative Expense. General and administrative expense increased $235,000 (7%) from $3.6 million in 1994 to $3.8 million in 1995 primarily due to increases in employee compensation and benefits.

     Interest Expense. Interest expense increased $2.6 million (73%) from $3.5 million in 1994 to $6.1 million in 1995. This increase was primarily due to higher average debt balances incurred to finance the 1995 acquisitions. See "Notes to Audited Consolidated Financial Statements -- Note 3 -- Acquisitions."

     Depreciation, Depletion and Amortization. Depreciation, depletion and amortization increased by $7.8 million (66%) from $11.9 million in 1994 to $19.7 million in 1995. Depletion expense increased $6.0 million (66%) from $9.1 million in 1994 to $15.1 million in 1995. This increase was primarily due to additional depletion expense associated with the increased production volumes described above. Depletion per Mcfe increased from $.72 per Mcfe in 1994 to $.74 per Mcfe in 1995.

     Franchise, Property and Other Taxes. Franchise, property and other taxes increased by $374,000 (44%) from $854,000 in 1994 to $1.2 million in 1995 primarily due to the acquisitions made in 1995 and the increase in shareholders' equity as a result of the common stock issued in 1995.

     Income From Continuing Operations Before Income Taxes. Income from continuing operations before income taxes increased $1.9 million (29%) from $6.5 million in 1994 to $8.4 million in 1995. The operating income from the oil and gas operations segment increased $3.3 million (37%) from $9.1 million in 1994 to $12.4 million in 1995. The increase was attributable to the items discussed above. The operating income from the oilfield sales and service segment increased $323,000 (92%) from $350,000 in 1994 to $673,000 in 1995.

     Income From Continuing Operations. Income from continuing operations increased $2.1 million (50%) from $4.2 million in 1994 to $6.3 million in 1995. This increase in income from continuing operations was primarily the result of the items discussed above. Provision for income taxes from continuing operations decreased $180,000 (8%) from $2.3 million in 1994 to $2.2 million in 1995. This decrease was attributable to a decrease in the effective tax rate partially offset by an increase in income from continuing operations before income taxes. The effective tax rate decreased primarily due to the utilization of nonconventional fuel source tax credits. Earnings from continuing operations on a per common share basis increased from $.57 per share in 1994 to $.69 per share in 1995. This increase was primarily the result of the factors discussed above.

     Loss From Discontinued Operations. Loss from discontinued operations was $1,761,000 ($1,139,000 net of tax benefit or $.13 per share) in 1995 compared to $509,000 ($337,000 net of tax benefit or $.05 per share) in 1994. The loss in 1995 includes the write-down of various assets and inventories to estimated realizable value and a provision for estimated costs of asset disposals and future losses.

LIQUIDITY AND CAPITAL RESOURCES

     General. The Company's liquidity and capital resources are closely related to and dependent on the current prices paid for its oil and gas. The net proceeds of the Initial Offering, together with borrowings under the New Credit Agreement, were used in part to repay certain existing outstand-ing indebtedness of the Company, including all amounts outstanding under the Existing Credit Facility and the 7% Senior Notes. See "Use of Proceeds."

     Management believes that cash flow from operations, the net proceeds of the Initial Offering, and borrowing capacity under the New Credit Agreement will be adequate to meet future liquidity needs through 1998, including satisfying the Company's financial obligations and funding its capital program, excluding significant acquisitions. Nevertheless, should revenues decrease as a result of lower oil or gas prices or operating difficulties, reevaluation of the Company's capital spending plans would be required (currently estimated at $40 million, not including acquisitions, for 1997).

     Cash Flows.  The Company's current ratio at March 31, 1997 was 1.51 to
1.00. The Company's net cash provided by operations for the years ended December 31, 1995 and 1996 was $21.9 million and $46.5 million, respectively. During the first quarter of 1997, working capital decreased $4.5 million from $22.1 million to $17.6 million. The decrease was primarily due to a decrease in accounts receivable ($2.8 million) and a decrease in cash ($2.9 million). The Company's operating activities provided cash flow of $16.6 million during the first quarter of 1997. The level of the Company's cash flow in the future will depend on a number of factors including the demand and price levels for oil and gas, its ability to acquire additional producing properties and the scope and success of its drilling activities. The Company intends to finance such activities principally through its available cash flow and through additional borrowings.

     Capital Expenditures. The Company currently expects to make capital expenditures of approximately $33 million during 1997 for its drilling activities and spend approximately $7 million for other capital expenditures. The Company's acquisition program is expected to be financed with available cash flow and with borrowings under the New Credit Agreement.

     New Credit Agreement. The New Credit Agreement provides the Company with a $200 million revolving credit loan facility subject to availability under the Borrowing Base. Currently, the borrowing base is set at $180 million. See "Description of Other Indebtedness." The Company believes that its existing sources of working capital are sufficient to satisfy all currently anticipated working capital requirements.

     Effects of Inflation. Although certain of the Company's costs and expenses may be affected by inflation, inflationary costs have not had a significant impact on the Company's results of operations.

                            BUSINESS AND PROPERTIES

GENERAL

     Belden & Blake, an independent energy company, is primarily engaged in producing natural gas and oil, acquiring and enhancing the economic performance of producing gas and oil properties, exploring for and developing natural gas and oil reserves and gathering and marketing natural gas. Until 1995, the Company conducted business exclusively in the Appalachian Basin where it has operated since 1942 through several predecessor entities. It is now one of the largest exploration and production companies operating in the Appalachian Basin in terms of reserves, acreage held and wells operated. In early 1995, the Company commenced operations in the Michigan Basin and in September 1996, the Company commenced operations in the Illinois Basin. The Michigan and Illinois Basins have geologic and operational similarities to the Appalachian Basin and are in proximity to the Company's core operations. The operating environment in each of the basins in which the Company operates is highly fragmented, providing substantial acquisition opportunities.

     The Company currently operates approximately 7,600 wells with total net production of approximately 72 Mmcf per day of gas and 2,100 Bbls per day of oil. At December 31, 1996, the Company had proved reserves of 332.9 Bcfe with a Present Value of $356 million. On an Mcfe basis, the reserves were 79% proved developed and 87% natural gas, with a reserve life index of approximately 11 years. The Company holds leases on more than one million net acres. Since 1992, the Company has grown principally through the acquisition of producing properties and related gas gathering facilities and the exploration and development of its own acreage.

     The Company has built a significant gas gathering and marketing operation and owns and operates 2,760 miles of gas gathering systems in the basins in which the Company operates. As of March 31, 1997, the Company marketed 135 Mmcf per day, approximately 50% of which was purchased from third parties. The Company also operates a major regional oilfield service and supply business.

BUSINESS STRENGTHS

     The Company believes it has certain strengths that provide it with significant competitive advantages, including the following:

     - Proven Growth Record. The Company has generated consistent growth through a balanced program of acquisitions and development and exploratory drilling. Over the last four years on a compound annual basis, the Company has increased proved reserves by 34%, production by 50% and EBITDA by 56%.

     - Geographic Focus. The Company's operations are exclusively focused on the Appalachian, Michigan and Illinois Basins. The Company believes that its 54-year operating history has resulted in a specialized technical expertise that provides a competitive advantage in sourcing and evaluating acquisitions and drilling opportunities within these areas. Furthermore, the Company enjoys economies of scale in operating and developing its properties not experienced by many smaller, regional competitors.

     - Leading Regional Consolidator. There are currently over 10,000 operators in the Appalachian and Michigan Basins. While Belden & Blake is one of the largest producers in these basins, it will account for less than 6% of the projected gas production in these basins in 1997. The Company's significant technical and regional expertise, as well as its low cost structure, provides a distinct advantage in pursuing its acquisition strategy. The Company has a proven and highly disciplined approach to making acquisitions at attractive prices. Over the last five years, the Company has been a leading consolidator in these basins, acquiring 192.9 Bcfe of proved developed reserves in 33 transactions for a total of $129.4 million at an average cost of $0.67 per Mcfe.

     - Successful Drilling Record. The Company has achieved a very successful drilling record during the last five years. In highly developed or blanket formations the Company's success rate is 97%, while in less developed or deeper formations, the Company's success rate is 59%, for an overall success rate of 85%. During this period, the Company drilled 547 gross (409.9 net) wells, which added 82.2 Bcfe of proved developed reserves at an average cost of $1.03 per Mcfe.

     - Substantial Development Drilling Inventory. The Company has a substantial current acreage position of approximately 1,019,000 net acres, of which approximately 504,800 are classified as undeveloped. The Company believes that its current acreage holdings would support six years of drilling activities at current oil and gas prices without additions to its current acreage base.

     - Low Risk Nature of Reserves. The Company's producing reserves are characterized by low volume, low risk production that is subject to gradual decline rates over an expected 15 to 25 year economic life. As a result of the long-lived nature of its properties, Belden & Blake has lower reinvestment requirements to maintain reserve quantities, production levels and reserve values than many of its competitors.

     - Premium Pricing. Due to the Company's proximity to the large commercial and industrial markets in the Northeast and its strong gas marketing capability, Belden & Blake has enjoyed relatively stable gas prices at premiums well above national spot market prices. Over the last five years, the Company has realized an average premium of $0.52 per Mcf over national average wellhead prices. For the first quarter of 1997, the Company received a $0.75 per Mcf premium over estimated national average wellhead prices.

     - Attractive Full Cycle Economics. The Company serves as the operator on substantially all of its properties, which provides the Company significant control over the amount and timing of capital and operating expenditures. Over the last five years the Company has reduced operating costs per Mcfe (defined as the sum of production expense, production taxes and general and administrative expense) from $1.53 per Mcfe in 1992 to $0.87 per Mcfe in 1996. The combination of low operating costs with the premium pricing received by the Company for its production has enabled the Company to achieve an average operating margin over the last three years (defined as revenue per Mcfe less the sum of production expenses and production taxes per Mcfe) of $1.81 Mcfe, which is significantly greater than the industry average operating margin for this period. The Company's full cycle economics of 2.75x, calculated by dividing its average operating margin for the last three years by its average replacement cost of $0.66 per Mcfe over this period, is among the highest in the industry.

     - Extensive Gathering and Marketing Operations. The Company owns and operates approximately 2,760 miles of gas gathering systems which interconnect with, and deliver gas to, the interstate pipelines in its six-state area of operations. The Company also markets approximately 63 Mmcf per day of gas purchased from third parties. The Company's gathering and marketing activities (i) increase the return on the Company's development activities, (ii) provide exposure to and increase the returns on acquisitions, (iii) strengthen the Company's relationships with higher-margin end users and (iv) provide markets for incremental production. The Company's gathering and marketing activities generated EBITDA of $7.0 million in 1996.

     - Experienced Management. Eight senior officers have an average of 23 years of oil and gas industry experience, the vast majority of which was obtained in the core basins in which the Company currently operates. Additionally, the Company's technical staff, which includes 19 petroleum engineers, 11 geologists and two geophysicists, have an average of over 15 years experience in the oil and gas industry.

BUSINESS STRATEGY

     The Company seeks to increase reserves, production and cash flow through a balanced program of exploration and development drilling and strategic acquisitions. The key elements of the Company's strategy are as follows:

     - Maintain a Balanced Drilling Program. It is the Company's intention to expand production and reserves through a balanced program of developmental and exploratory drilling. The Company believes that there are significant exploration and development opportunities in the less developed or deeper formations in the Appalachian Basin for those operators with the capital, technical expertise and ability to assemble the large acreage positions needed to justify the use of advanced exploration and production technologies. The Company has identified numerous development and exploratory drilling locations in the deeper formations of the Appalachian and Michigan Basins. More than 750,000 wells have been drilled in the Appalachian Basin, but fewer than 2,000 wells have been drilled to a depth greater than 7,500 feet, and fewer than 100 wells have been drilled to a depth greater than 12,500 feet. The Company's drilling budget in 1997 is approximately $38.7 million, which will fund the drilling of approximately 250 wells.

     - Utilize Advanced Technology. The combination of long-lived production and high drilling success rates at the shallow depths has resulted in a highly fragmented, extensively drilled, low technology operating environment in the Appalachian Basin. The Company has been applying more advanced technology, including 3-D seismic, horizontal drilling, advanced fracturing techniques and enhanced oil recovery methods. The Company is implementing these techniques to improve drilling success rates, the size of average discovery, production rates, reserve recovery rates and total economics in its operating areas.

     - Pursue Consolidation Opportunities.There is a continuing trend toward consolidation in the energy industry in general. The basins in which the Company operates are highly fragmented. The Company believes this provides the basis for significant acquisition opportunities as capital constrained operators, the majority of which are privately held, seek liquidity or operating capital. The Company intends to capitalize on its geographic knowledge, technical expertise, low cost structure and decentralized organization to pursue additional strategic acquisitions in its area of operations. The Company's acquisition strategy focuses on acquiring producing properties that: (i) are properties in which the Company already owns an interest and operates or that are strategically located in relation to its existing operations, (ii) can be enhanced through operating cost reductions, advanced production technologies, mechanical improvements, recompleting or reworking wells and/or the use of enhanced and secondary recovery techniques, (iii) provide development and exploratory drilling opportunities or opportunities to improve the Company's acreage position, (iv) have the potential for increased revenues resulting from the Company's gas marketing capabilities, or (v) are of sufficient size to allow the Company to operate efficiently in new areas.

     - Expand Gas Gathering and Marketing. The Company's extensive gas gathering systems and regional natural gas marketing operation are integral to the Company's low cost structure and high revenues per unit of gas production. It is the Company's intention to expand its gas gathering systems to further improve the rate of return on the Company's drilling and development activities. The Company has excellent relationships with a large number of utilities and industrial end users located within the Company's operating areas. The Company's gas marketing operation provides a ready market for increased production, allowing the Company to shift sales from third-party gas to its own production.

SIGNIFICANT PROPERTIES

     At December 31, 1996, the Company's properties included working interests in 7,721 gross (6,462 net) productive oil and gas wells. The Company also held interests in 565,900 gross

(504,800 net) undeveloped acres. At March 31, 1997, 99% of the Company's reserves were located in the Appalachian and Michigan Basins.

     Appalachian Basin. The Appalachian Basin is the oldest and geographically one of the largest oil and gas producing regions in the United States. Fewer than 2,000 wells have been drilled to a depth greater than 7,500 feet and less than 100 wells have been drilled to a depth greater than 12,500 feet in the entire Appalachian Basin. The Company's reserves in this basin represent 72% of total Present Value. Appalachian Basin proved reserves total 241 Bcfe, of which approximately 87% are developed. On an Mcfe basis, 83% of the reserves are natural gas. Combined net daily production from these properties currently averages 2,000 Bbls and 55 Mmcf of natural gas. Gross wells total 7,037 (6,158 net), of which 6,958 are Company operated. Although the Appalachian Basin has sedimentary formations indicating the potential for oil and gas reserves to depths of 30,000 feet or more, oil and gas is currently produced primarily from shallow highly developed blanket formations at depths of 1,000 to 5,500 feet. It is estimated that 40% to 50% of recoverable reserves are produced in the first three years, with gradual declines in subsequent years. Average well lives range from 15 years to 25 years or more, and drilling success rates of the Company and other drillers in these formations historically have exceeded 90%. Gas production generally is transported through Company owned gas gathering systems and is sold primarily to commercial and industrial customers.

     Michigan Basin. Geologically, the Michigan Basin resembles the Appalachian Basin with shallow blanket formations and deeper formations with greater reserve potential. The Michigan Basin represents 27% of the total Present Value of the Company's reserves. Michigan Basin proved reserves total 89 Bcfe, of which approximately 59% are developed. On an Mcfe basis, 97% of the reserves are natural gas. Combined net daily production from these properties currently averages 100 Bbls and 16 Mmcf of natural gas. Gross wells total 583 (205 net), of which 561 are Company operated. Most of the Company's production in the Michigan Basin is derived from the shallow blanket Antrim Shale formation at depths of 700 to 1,700 feet. This formation is characterized by high formation water production in the early years of a well's productive life, with water production decreasing over time. Antrim Shale wells typically produce at rates of 100 Mcf to 125 Mcf per day for several years, with modest declines thereafter. Gas production often increases in the early years as the producing formation becomes less water saturated. The operating environment in the Antrim Shale formation is more capital intensive because of the low natural reservoir pressures and the high initial water content of the formation. Average well lives are 20 years of more, and drilling success rates of the Company and other drillers in these formations historically have exceeded 90%.

     Illinois Basin. Geologically, the Illinois Basin is similar to the Appalachian and Michigan Basins in that it has shallow blanket formations and deeper formations with greater reserve potential. The Illinois Basin represents 1% of the Company's total Present Value of its reserves. Illinois Basin proved reserves total 3 Bcfe, of which 75% are developed. All of the reserves are natural gas. Net daily production from the Company's properties currently averages one Mmcf per day. The Company holds interests in 97 gross (83.9 net) wells, all of which are operated by the Company.

     The Company's production in the Illinois Basin is primarily from the New Albany Shale formation, which is the stratigraphic equivalent of the Antrim Shale formation. The New Albany Shale has similar operating characteristics to shale formations in the adjacent Appalachian and Michigan Basins from which the Company is currently producing. Production characteristics of the New Albany Shale are very similar to the Devonian Shale from which the Company produces in West Virginia.

RESERVES

     The following table sets forth the Company's proved oil and gas reserves as of December 31, 1994, 1995 and 1996 determined in accordance with the rules and regulations of the Commission.

                                                                      DECEMBER 31,
                                                              -----------------------------
                                                              1994        1995        1996
                                                              -----       -----       -----
    Estimated proved reserves
         Natural gas (Bcf)................................    123.0       239.4       288.6
         Oil (Mbbl).......................................    4,113       6,283       7,389
         Natural Gas Equivalents (Bcfe)...................    147.7       277.1       332.9

     John G. Redic, Inc. ("Redic"), an independent petroleum engineering firm, prepared estimates of the Company's proved developed reserves and the future net cash flow (and Present Value thereof) attributable to such proved developed reserves. The estimates of the Company's proved undeveloped reserves and the future net cash flow (and Present Value thereof) attributable to such proved undeveloped reserves were prepared by the Company's petroleum engineers. Estimates of proved developed reserves and future net revenues attributable to such proved developed reserves shown in Redic's report for Antrim Shale wells and projects in Manistee County, Michigan were taken directly from a special report prepared by Ryder Scott Company ("Ryder Scott"), an independent petroleum engineering firm. Because of time constraints, Redic did not review either the basic data or methodology used by Ryder Scott. As part of its due diligence analysis of the Company's assets, TPG II retained Ryder Scott to review Redic's and the Company's reserve estimates. Ryder Scott reviewed estimates which constituted approximately 50% of the Company's total proved producing reserves and approximately 89% of the Company's proved undeveloped reserves. Ryder Scott found that the estimates by Redic and the Company were prepared using accepted industry principles of engineering and evaluation. Ryder Scott's review indicated that differences between its estimates and those of Redic and the Company were greater in proved undeveloped reserves than in proved producing reserves. Although in substantial agreement with Redic's and the Company's reserve estimates, based on its initial review, Ryder Scott recommended downward adjustments of approximately 7% of total Present Value of proved reserves.

     The Company filed reserve estimates with the Energy Information Administration for the year ended December 31, 1996. The difference between the reserve estimates in such report and the reserve estimates in this Prospectus does not exceed five percent.

     The following table sets forth the estimated future net cash flows from and the Present Value of the proved reserves of the Company as of December 31, 1996. Future net cash flow represents future gross cash flow from the production and sale of proved reserves, net of production costs (including production taxes, ad valorem taxes and operating expenses) and future development costs. Such calculations, which are prepared in accordance with the Statement of Financial Accounting Standards No. 69 "Disclosure about Oil and Gas Producing Activities" are based on constant cost and price factors. Prices for natural gas and oil at December 31, 1996 were $3.02 per Mcf and $22.97 per Bbl, respectively. These prices were substantially higher than historical prices used by the Company to calculate Present Value in recent years. For example, at December 31, 1995, natural gas and oil prices were $2.30 per Mcf and $16.95 per Bbl, respectively. A decline in prices relative to year-end 1996 would cause a substantial decline in Present Value. For example, a $0.10 decline in gas prices, holding all other variables constant, would decrease Present Value by 4.0% or $14.2 million, and a $1.00 decline in oil prices would decrease Present Value by 1.0% or $3.8 million. Furthermore, there can be no assurance that the proved undeveloped reserves will be developed within the periods indicated and it is likely that actual prices received in the future will vary from those used in determining this information. All estimates of oil and gas reserves are subject to significant uncertainty. See "Risk Factors -- Uncertainty of Estimates of Reserves and Future Net Revenues."

    Estimated future net cash flows (before income taxes) attributable
      to estimated production...........................................    $ 668,492,000
    Present value before income taxes (discounted at 10% per annum).....    $ 355,959,000

PRODUCTION

     The following table sets forth certain information regarding oil and gas production from the Company's properties:

                                                          YEAR ENDED DECEMBER 31,
                                      ----------------------------------------------------------------
                                        1992          1993          1994          1995          1996
                                      --------      --------      --------      --------      --------
Production
     Gas (Bcf)....................         3.7           7.4           9.6          17.0          25.4
     Oil (Mbbl)...................         351           453           496           556           719
Average sales price
     Gas (per Mcf)................    $   2.22      $   2.55      $   2.58      $   2.21      $   2.56
     Oil (per Bbl)................       19.27         17.15         15.98         16.78         20.24
Average production costs per Mcfe
  (including production taxes)....    $   0.92      $   0.71      $   0.74      $   0.69      $   0.72
Total oil and gas revenues (in
  thousands)......................    $ 15,046      $ 26,631      $ 32,574      $ 46,853      $ 79,491
Total production expenses (in
  thousands)......................    $  5,362      $  7,190      $  9,292      $ 13,979      $ 21,469

DRILLING RESULTS

     The following tables set forth drilling results with respect to wells drilled during the past five years:

                                                  HIGHLY DEVELOPED OR BLANKET FORMATIONS(1)
                                           --------------------------------------------------------
                                            1992       1993        1994         1995         1996
                                           ------     -------     -------     --------     --------
    Productive
      Gross.............................        4          42          58          106          153
      Net...............................      4.0        31.4        45.6         92.5        126.3
    Dry
      Gross.............................        0           2           2            4            2
      Net...............................      0.0         0.7         0.4          3.2          2.0
    Success Rate
      Gross.............................     100%         95%         97%          96%          99%
      Net...............................     100%         98%         99%          97%          98%
    Reserves discovered--net (Mmcfe)....       97       3,019       4,813       18,474       32,664
    Approximate cost (in thousands).....   $  170     $ 4,847     $ 5,762     $ 15,079     $ 22,198
    Cost per Mcfe.......................   $ 1.75     $  1.61     $  1.20     $   0.82     $   0.68

---------------

(1) Consists of wells drilled to the Berea and Clinton Sandstone formations in Ohio, the Berea Sandstone, Devonian Brown Shale, Ravencliff Sandstone and Big Lime Limestone formations in West Virginia, the Clarendon, Coalbed Methane and Medina formations in Pennsylvania, the Medina Sandstone formation in New York and the New Albany Shale formation in Kentucky.

                                                    LESS DEVELOPED OR DEEPER FORMATIONS(1)
                                            -------------------------------------------------------
                                             1992        1993        1994        1995        1996
                                            -------     -------     -------     -------     -------
    Productive
      Gross..............................         8(3)       16(2)       22(3)       23(4)       34
      Net................................       6.4         8.8        12.7        11.5        22.2
    Dry
      Gross..............................         7          14          10          22          18
      Net................................       5.1        11.4         4.8        10.7        10.2
    Success Rate
      Gross..............................        53%         53%         69%         51%         65%
      Net................................        56%         44%         73%         52%         69%
    Reserves discovered--net (Mmcfe).....     1,821       3,173       5,196       5,194       7,740
    Approximate cost (in thousands)......   $ 3,343     $ 3,413     $ 5,509     $ 5,284     $ 9,029
    Cost per Mcfe........................   $  1.84     $  1.08     $  1.06     $  1.02     $  1.17

---------------

(1) Consists of wells drilled to the Trenton Limestone and Knox formations in Ohio, the Niagaran and Dundee Carbonates in Michigan and the Oriskany Sandstone and Onondaga Limestone formations in Pennsylvania and the Oriskany Sandstone, Onondaga Limestone and Knox formations in New York.

(2) Two additional wells which were dry in the Knox formations were subsequently completed in the shallower Clinton formation.

(3) One additional well which was dry in the Knox formations was subsequently completed in the shallower Clinton formation.

(4) Two additional wells which were dry in the Knox formations were subsequently completed in the shallower Clinton formation. One additional well which was dry in the Oriskany formation was subsequently completed in the shallower Berea/Shale formations.

PRODUCING WELLS

     The following table summarizes by state the Company's productive wells at December 31, 1996:

                                STATE                             GROSS           NET
        ------------------------------------------------------    ------         ------
        Ohio..................................................     3,908          3,513
        West Virginia.........................................     1,254          1,010
        Pennsylvania..........................................       817            630
        New York..............................................     1,058          1,005
        Michigan..............................................       583            205
        Kentucky..............................................       101             99
                                                                   -----          -----
                                                                   7,721          6,462
                                                                   =====          =====

ACQUISITION OF PRODUCING PROPERTIES

     The Company's acquisition strategy focuses on producing properties that:
(i) the Company already owns an interest in and operates or that are strategically located in relation to its existing operations; (ii) can be increased in value through operating cost reductions, advanced production technology, mechanical improvements, recompleting or reworking wells and/or the use of enhanced and secondary recovery techniques; (iii) provide development drilling opportunities or enhance the Company's acreage position; (iv) have the potential for increased revenues from gas production through the Company's gas marketing capabilities; or (v) are of sufficient size to allow the Company to operate efficiently in new areas. Using these criteria, the Company employs a disciplined approach to acquisition analysis that requires input and approval from all key areas of the Company. These areas include field operations, exploration and production, finance, gas marketing, land management and environmental compliance. Although the Company often reviews in excess of 50 acquisition opportunities per year, this disciplined approach can result in uneven annual spending on acquisitions. The following table sets forth information pertaining to acquisitions completed during the period 1992 through 1996.

                                                                  PROVED DEVELOPED RESERVES ACQUIRED
                                                             --------------------------------------------
                                                                                              NATURAL GAS
                      NUMBER OF                              NATURAL GAS         OIL          EQUIVALENTS
         PERIOD      TRANSACTIONS                              (MMCF)           (MBBL)          (MMCFE)
     --------------  ------------          PURCHASE          -----------        ------        -----------
                                           PRICE(1)
                                        --------------
                                        (IN THOUSANDS)
     1992..........        5               $ 23,733             41,477            466            44,241
     1993..........        8                  3,883              4,121            119             4,835
     1994..........       11                 20,274             26,877            223            28,215
     1995..........        6                 77,388             97,314          1,850           108,416
     1996..........        3                  4,103              6,000            205             7,230
                          --
                                           --------            -------          -----           -------
     Total.........       33               $129,381            175,789          2,863           192,937
                          ==               ========            =======          =====           =======

---------------

(1) Represents the portion of the purchase price allocated to proved developed reserves.

     During 1996, the Company acquired for approximately $4.1 million working interests in 323 oil and gas wells in Ohio and Kentucky. Estimated proved developed reserves associated with the wells total 6.0 Bcf of natural gas and 205,000 Bbls of oil net to the Company's interest at July 1, 1996.

     Ward Lake Acquisition. In January 1995, the Company made its initial entry into the Michigan Basin by acquiring Ward Lake, a privately-held exploration and production company, for $15.1 million. Ward Lake operated and held production payments and working interests averaging 13.6% in approximately 500 Antrim Shale gas wells in Michigan's lower peninsula and approximately 5,500 undeveloped leasehold acres in the proximity of the wells. The acquired wells had estimated proved developed gas reserves of 98 Bcf (14 Bcf net to the Company's interest) at December 31, 1994. Through March 31, 1997, the Company had purchased additional working interests averaging 24% in the wells operated by Ward Lake for approximately $12 million. The interests acquired had estimated proved developed reserves of 16 Bcf at December 31, 1994. The interests acquired also qualify for nonconventional fuel source tax credits through 2002, which the Company sold in early 1996.

     Quaker State Properties Acquisition. In July 1995, the Company purchased from Quaker State Corporation most of its oil and gas properties and related assets in the Appalachian Basin for approximately $50 million. These properties included approximately 1,460 gross (1,100 net) wells with estimated proved reserves of 46.8 Bcf of gas and 2.2 Mmbbl of oil at December 31, 1994, including proved undeveloped reserves of approximately 5.6 Bcf of gas and 0.4 Mmbbl of oil at December 31, 1994, approximately 250 miles of gas gathering systems in Pennsylvania, New York, Ohio and West Virginia, undeveloped oil and gas leases and fee mineral interests covering approximately 250,000 acres, an extensive geologic and geophysical database and other assets.

ACREAGE DATA

     The following table summarizes by state the Company's gross and net developed and undeveloped leasehold acreage at December 31, 1996:

                                                     DECEMBER 31, 1996
                      -------------------------------------------------------------------------------
                         DEVELOPED ACREAGE          UNDEVELOPED ACREAGE            TOTAL ACREAGE
                      -----------------------     -----------------------     -----------------------
       STATE            GROSS          NET          GROSS          NET          GROSS          NET
-------------------   ---------     ---------     ---------     ---------     ---------     ---------
Ohio...............     317,300       285,400       255,800       214,400       573,100       499,800
West Virginia......      55,800        39,300        23,400        19,400        79,200        58,700
Pennsylvania.......      41,900        31,300       209,700       199,500       251,600       230,800
New York...........     130,800       118,100        28,900        26,200       159,700       144,300
Michigan...........      31,000        29,400        47,300        44,500        78,300        73,900
Kentucky...........      11,100        10,800           800           800        11,900        11,600
                        -------       -------       -------       -------     ---------     ----------
                        587,900       514,300       565,900       504,800     1,153,800     1,019,100
                        =======       =======       =======       =======     =========     ==========

PRESENT ACTIVITIES

     From January 1, 1997 through March 31, 1997, the Company drilled 41 gross (33.6 net) wells at a cost of approximately $5.3 million. Net reserves discovered as a result of this drilling activity are estimated at 7.2 Bcfe, or approximately 95% of the Company's production during the period. The Company plans to drill approximately 250 gross (206 net) wells in 1997 at an estimated cost of $33 million.

     In April 1997, the Company acquired interests in 290 gross (166.5 net) wells in West Virginia for $3.7 million. The Company operates 287 of these wells. Net proved developed reserves associated with these wells are estimated to total 5.8 Bcf. The Company is currently purchasing additional working interest in these wells from other working interest owners.

GAS GATHERING

     The Company operates approximately 2,760 miles of natural gas gathering systems in Ohio, West Virginia, Pennsylvania, New York, Michigan and Kentucky which are tied directly to various interstate natural gas transmission systems. The interconnections with these interstate pipelines afford the Company potential marketing access to numerous major gas markets. The Company earned gathering revenues of $6.3 million in 1996. Direct costs associated with gas gathering in 1996 totaled approximately $1.7 million.

GAS MARKETING

     The major industrial centers of Akron, Buffalo, Canton, Chicago, Cleveland, Detroit and Pittsburgh are all located in close proximity to the Company's operations and provide a large potential market for direct natural gas sales. The Company focuses its gas marketing efforts on small to mid-sized industrial customers that require more service and have the potential to generate higher margins per Mcf than large industrial users. The Company earned gas marketing revenues of $38.2 million in 1996. Direct costs associated with gas marketing in 1996 totaled approximately $35.9 million.

     The Company sells the gas it produces to its commercial and industrial customers, local distribution companies and on the spot market. In addition to its own production, the Company buys substantial amounts of gas from other producers and third parties and resells it. At March 31, 1997, the Company marketed approximately 135 Mmcf of gas per day of which approximately 50% consisted of its own production and 50% consisted of gas purchased from third parties. Approximately 82% of this third party gas was produced from Company operated wells. Gas sold by the Company to end users and local distribution companies is usually sold pursuant to contracts which extend for periods of one or more years at either fixed prices or market sensitive prices. Gas sold on the spot market is generally priced on the basis of a regional index.

     Since late 1995, the Company has attempted to maintain a balance between gas volumes sold under fixed price contracts and volumes sold under market sensitive contracts. These market sensitive contracts allow the Company to select the price at which future months' deliveries will be sold, based on a regional index or a negotiated positive basis above the relevant NYMEX price. These "triggering" contracts allow the Company to effectively hedge contract prices without selling futures contracts and take advantage of periodic price spikes on the NYMEX. This contract strategy is intended to reduce price volatility and place a partial floor under the price received while still maintaining the potential for gains from upward movement in market sensitive prices. Additionally, the Company has a policy which governs its trading in the financial futures markets. The Company may, from time to time, partially hedge its contract prices by selling futures contracts on the NYMEX. At March 31, 1997, the Company did not have any open futures contracts. See "Risk Factors--Hedging Risks." The following table shows the type of contract and category of buyer for gas marketed by the Company at March 31, 1997:

                                                            NO. OF CONTRACTS       MMCF PER DAY
                                                            ----------------       ------------
    Fixed Price Contracts
         End Users......................................           183                   46
         Local Distribution Companies...................            12                   17
         Spot Markets...................................            --                   --
                                                                   ---                  ---
              Total.....................................           195                   63
                                                                   ===                  ===
    Market Sensitive Contracts
         End Users......................................             9                    5
         Local Distribution Companies...................             2                   34
         Spot Markets...................................             9                   33
                                                                   ---                  ---
              Total.....................................            20                   72
                                                                   ===                  ===

OILFIELD SALES AND SERVICE

     The Company has provided its own oilfield services for more than 30 years in order to ensure quality control and operational and administrative support to its exploration and production operations. In 1992, Arrow Oilfield Service Company ("Arrow"), a separate service division, was organized as a profit center. Arrow provides the Company and third party customers with necessary oilfield services such as well workovers, well completions, brine hauling and disposal and oil trucking. Arrow currently has approximately 400 third party customers in its five-state service area. In 1996, approximately 55% of Arrow's revenues were generated by sales to third parties.

     Target Oilfield Pipe & Supply Company ("TOPS"), a wholly-owned subsidiary of the Company, operates retail sales outlets in the Appalachian and Michigan Basins from which it sells a broad range of equipment, including pipe, tanks, fittings, valves and pumping units. The Company originally entered the oilfield supply business to ensure the quality and availability of supplies for its own operations. TOPS currently has approximately 1,000 third party customers in its five-state market area. In 1996, approximately 67% of TOPS' revenues were generated by sales to third parties.

CUSTOMERS

     During the year ended December 31, 1996 there was no customer which accounted for 10% or more of the Company's consolidated revenues. The only customer which accounted for 10% or more of the Company's consolidated revenues during the year ended December 31, 1995 was The East Ohio Gas Company with purchases of $11.1 million. The only customer which accounted for

10% or more of the Company's consolidated revenues during the year ended December 31, 1994 was Ravenswood Aluminum Company ("RAC"), sales to which totaled $9.6 million.

     The Company's contract with RAC, its principal gas purchaser in West Virginia, requires it to deliver 10 billion Btus (approximately 8.9 Mmcf) of gas per day through 1998. At present, the Company is supplying this contract requirement by delivering approximately 6.1 billion Btus of its own gas production, 3.1 billion Btus of production from royalty and joint working interest owners in wells in which the Company holds an interest and 0.8 billion Btus of gas purchased from third parties.

COMPETITION

     The oil and gas industry is highly competitive. Competition is particularly intense with respect to the acquisition of producing properties and the sale of oil and gas production. There is competition among oil and gas producers as well as with other industries in supplying energy and fuel to users.

     The competitors of the Company in oil and gas exploration, development, production and marketing include major integrated oil and gas companies as well as numerous independent oil and gas companies, individual proprietors, natural gas pipelines and their affiliates and natural gas marketers and brokers. Many of these competitors possess and employ financial and personnel resources substantially in excess of those available to the Company. Such competitors may be able to pay more for desirable prospects or producing properties and to evaluate, bid for and purchase a greater number of properties or prospects than the financial or personnel resources of the Company will permit. The ability of the Company to add to its reserves in the future will be dependent on its ability to exploit its current developed and undeveloped lease holdings and its ability to select and acquire suitable producing properties and prospects for future exploration and development.

TITLE TO PROPERTIES

     The Company believes that the title to its oil and gas properties is good and defensible in accordance with standards generally accepted in the oil and gas industry, subject to exceptions that, in the opinion of the Company, are not so material as to detract substantially from the use or value of such properties. The Company's properties are typically subject, in one degree or another, to one or more of the following: (i) royalties and other burdens and obligations, express or implied, under oil and gas leases; (ii) overriding royalties, production payments and other burdens created by the Company or its predecessors in title; (iii) a variety of contractual obligations (including, in some cases, development obligations) arising under operating agreements, farmout agreements, production sales contracts and other agreements that may affect the properties or their titles; (iv) liens that arise in the normal course of operations, such as those for unpaid taxes, statutory liens securing obligations to unpaid suppliers and contractors and contractual liens under operating agreements; (v) pooling, unitization and communitization agreements, declarations and orders; and (vi) easements, restrictions, rights-of-way and other matters that commonly affect property. To the extent that such burdens and obligations affect the Company's rights to production revenues, they have been taken into account in calculating the Company's net revenue interests and in estimating the quantity and value of the Company's reserves. The Company believes that the burdens and obligations affecting its properties are conventional in the industry for properties of the kind owned by the Company.

EMPLOYEES

     As of March 31, 1997, the Company had 610 full-time employees, including 240 oilfield sales and service employees, 289 oil and gas production employees, 19 petroleum engineers, 11 geologists and two geophysicists. None of the Company's employees is represented by a union. The Company considers its relations with its employees to be good.

REGULATORY MATTERS

     The Company's operations are affected by extensive regulation pursuant to various federal, state and local laws and regulations. These laws and regulations, among other things, may affect the rate of oil and gas production. The Company's operations are subject to numerous laws and regulations governing plugging and abandonment, the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations require the acquisition of a permit before drilling commences, restrict the types, quantities and concentration of various substances that can be released into the environment in connection with drilling and production activities, limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas, and impose substantial liabilities for pollution which might result from the Company's operations. See "Risk
Factors -- Laws and Regulations."

ENVIRONMENTAL REGULATION

     Activities on the Company's oil and gas producing properties are subject to existing federal, state and local laws and regulations governing health, safety, environmental quality and pollution control. Failure to comply with environmental laws can result in substantial civil or criminal penalties, as well as the revocation of necessary environmental permits. Pursuant to these laws and regulations, the Company may be subject to substantial clean-up costs for any toxic or hazardous substance that may exist on or under any of its properties. The Company cannot predict what effect additional regulation or legislation, enforcement policies thereunder, and claims for damages to property, employees, other persons and the environment resulting from operations on its properties could have on its financial condition or results of operations. The Company could incur substantial costs to comply with environmental laws and regulations.

     The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), also known as the "superfund" law, imposes liability, regardless of fault or the legality of the original conduct, on certain classes of persons that contributed to the release of a "hazardous substance" into the environment. These persons include the current or previous owner and operator of a site and companies that disposed or arranged for the disposal of, the hazardous substance found at a site. CERCLA also authorizes the Environmental Protection Agency ("EPA") and, in some cases, private parties to take actions in response to threats to the public health or the environment and to seek recovery from such responsible classes of persons of the costs of such action. In the course of their operations, the operators of the Company's properties have generated and will generate wastes that may fall within CERCLA's definition of "hazardous substances." The Company or the operator of the properties may be responsible under CERCLA for all or part of the costs to clean up sites at which such substances have been disposed.

     The operations of the Company's properties are subject to the requirements of the Federal Occupational Safety and Health Act ("OSHA") and comparable state statutes. The OSHA hazard communication standard, the EPA community right-to-know regulations under Title III of the Federal Superfund Amendment and Reauthorization Act and similar state statutes require that information be organized and maintained about hazardous materials used or produced in the operations. Certain of this information must be provided to employees, state and local government authorities and citizens.

LEGAL PROCEEDINGS

     On January 2, 1996, Karen J. Volgstadt, individually and as administrator of the Estate of George A. Volgstadt, filed a complaint in the Supreme Court of Chautauqua County, New York against the Company and a subsidiary of the Company seeking the recovery of $6,000,000 in compensatory damages for the death of George A. Volgstadt in an accident which occurred during the course of his employment with the subsidiary. Stipulations of Discontinuance with prejudice have been entered by Mrs. Volgstadt with respect to claims against the Company and the subsidiary. Accordingly, neither the Company nor the subsidiary has any liability with respect to this matter.

     The Company is involved in several other lawsuits arising in the ordinary course of business. The Company believes that the result of such proceedings, individually or in the aggregate, will not have a material adverse effect on the Company's financial position or the results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The executive officers and directors of the Company are listed below, together with a description of their experience and certain other information. The TPG Investors anticipate that they will cause to be elected additional individuals, including individuals unaffiliated with either the TPG Investors or the Company, to serve as directors of the Company.

          NAME            AGE                              POSITION
-------------------------------  -------------------------------------------------------------
Ronald L. Clements         54    Chief Executive Officer and Director
Ronald E. Huff             42    President, Chief Financial Officer and Director
Joseph M. Vitale           56    Senior Vice President Legal, General Counsel, Secretary and
                                 Director
Leo A. Schrider            58    Senior Vice President Technical Development
Dennis D. Belden           51    Vice President Supply and Service
Charles P. Faber           55    Vice President Corporate Development
Tommy L. Knowles           46    Vice President Production
Dean A. Swift              45    Vice President, Assistant General Counsel and Assistant
                                 Secretary
Henry S. Belden, IV        57    Director
Max L. Mardick             62    Director
William S. Price, III      41    Director
David M. Stanton           34    Director

     All executive officers of the Company serve at the pleasure of its Board of Directors.

     Ronald L. Clements, who became Chief Executive Officer and a Director of the Company upon consummation of the Acquisition, had been Senior Vice President of Exploration and Production of the Company since 1993 and managed the Company's Exploration and Production Division. He joined Belden & Blake in 1990 and served as Vice President of Producing Operations until 1993. He has more than 30 years of petroleum engineering and production experience. Prior to joining Belden & Blake he served as Vice President and District Manager of TXO Production Corporation in Corpus Christi, Texas. From 1967 to 1982, Mr. Clements held various operational management positions with Shell Oil Company. Mr. Clements received a BS degree in Electrical Engineering from the University of North Dakota and a MS degree in Petroleum Engineering from the University of Tulsa. He is a member of the Society of Petroleum Engineers and the Ohio Oil and Gas Association.

     Ronald E. Huff, who became President, Chief Financial Officer and a Director of the Company upon consummation of the Acquisition, had been Senior Vice President and Chief Financial Officer of the Company since 1989, having previously served as its Senior Controller from 1986 to 1989. Mr. Huff was a director of Belden & Blake from 1991 to 1997. He is a Certified Public Accountant with nearly 20 years of experience in oil and gas finance and accounting. From 1983 to 1986, Mr. Huff served as Vice President and Chief Accounting Officer of Towner Petroleum Company. From 1980 to 1983 he worked for Sonat Exploration Company as Manager of Financial Accounting; and from 1977 to 1980 he served as Corporate Accounting Supervisor for Transco Companies, Incorporated. Mr. Huff received a BS degree in Accounting from the University of Wyoming. He is a member of the Ohio Petroleum Accountants Society and the Financial Executives Institute -- Northeast Ohio Chapter.

     Joseph M. Vitale has been Senior Vice President Legal of the Company since 1989 and has served as its General Counsel since 1974. He was a director of the Company from 1991 to 1997, and was appointed to serve on the Board of Directors upon consummation of the Acquisition. Prior to joining Belden & Blake, Mr. Vitale served for four years in the Army Judge Advocate General's Corps. He holds a BS degree from John Carroll University and a JD degree from Case Western Reserve Law School. He is a member of the Ohio Oil and Gas Association, the Stark County, Ohio State and American Bar Associations, and the Interstate Oil Compact Commission. Mr. Vitale is a past Chairman of the Natural Resources Law Committee of the Ohio State Bar Association.

     Leo A. Schrider has been Senior Vice President of Technical Development since 1993. He previously served as Senior Vice President of Exploration, Drilling and Engineering for the Company since 1986. Mr. Schrider is a Petroleum Engineer with 35 years of experience in oil and gas production, principally in the Appalachian Basin. Prior to joining Belden & Blake in 1981, he served as Assistant and Deputy Director of Morgantown Energy Technology Center from 1976 to 1980. From 1973 to 1976, Mr. Schrider served as Project Manager of the Laramie Energy Research Center. He has also held various research positions with the U.S. Department of Energy in Wyoming and West Virginia. Mr. Schrider received his BS degree from the University of Pittsburgh in 1961 and did graduate work at West Virginia University. He has published more than 35 technical papers on oil and gas production. He was an Adjunct Professor at West Virginia University and also served as a member of the International Board of Directors of the Society of Petroleum Engineers. In 1994, Mr. Schrider was elected to the Board of Directors of the Petroleum Technology Transfer Council and is chairman of the producer advisory group representing the Appalachian region.

     Dennis D. Belden has served as Vice President of Supply and Service for the Company since 1989 and has managed the Oilfield Supply and Service Division since 1992. He joined Belden & Blake in 1980 and served as the Company's land manager from 1980 to 1989. From 1976 to 1980 he was employed by Wilmot Mining Company as Special Projects Manager. Mr. Belden attended Kent State University. He is a member of the Ohio Oil and Gas Association.

     Charles P. Faber has been Vice President of Corporate Development for the Company since 1993. He previously served as Senior Vice President of Capital Markets from 1988 to 1993. Prior to joining Belden & Blake, Mr. Faber was employed as Senior Vice President of Marketing for Heritage Asset Management from 1986 to 1988. From 1983 to 1986 he served as President and Chief Executive Officer of Samson Properties, Incorporated. Mr. Faber holds a BA degree in Marketing and an MBA in Finance from the University of Wisconsin. He is a member of the Independent Petroleum Association of America, the National Investor Relations Institute and the Petroleum Investor Relations Association.

     Tommy L. Knowles has been Vice President of Production of the Company since January of 1996. He has 24 years of petroleum engineering and production experience. Prior to joining Belden & Blake, Mr. Knowles served as President of FWA Drilling Company, a subsidiary of Texas Oil & Gas Corporation. From 1982 to 1988 he worked for TXO Production Corporation in Sacramento, California, serving in various management positions including Vice President. From 1979 to 1982 he held the position of Drilling and Production Manager for Texas Oil & Gas Corporation, and from 1973 to 1979 he held various engineering, supervisory and management positions with Exxon Corporation. Mr. Knowles holds a BS degree in Mechanical Engineering from the University of Texas at Austin. He is a member of the Society of Petroleum Engineers, the American Petroleum Institute, and the Independent Association of Drilling Contractors.

     Dean A. Swift has served as Vice President, Assistant General Counsel and Assistant Secretary of the Company since 1989. He served as Assistant General Counsel of the Company from 1981 to 1989. From 1978 to 1981 he was associated with the law firm of Hahn, Loeser and Parks in Cleveland, Ohio. Mr. Swift received a BA degree from The University of the South and a JD degree from the University of Virginia. He is a member of the Stark County, Ohio State and American Bar Associations.

     Henry S. Belden, IV served as Chairman and Chief Executive Officer of the Company since 1982. He resigned as Chairman and Chief Executive Officer upon the consummation of the Acquisition, and was appointed to serve on the Board of Directors upon consummation of the Acquisition. Mr. Belden has been involved in oil and gas production since 1955 and associated with Belden & Blake since 1967. Prior to joining Belden & Blake, he was employed by Ashland Oil & Refining Company and Halliburton Services, Incorporated. Mr. Belden attended Florida State University and the University of Akron and is a member of the 25-Year Club of the Petroleum Industry and the Board of Trustees of the Ohio Oil and Gas Association. He is also a member of the Regional Advisory Board of the Independent Petroleum Association of America and a director and a member of the Executive Committee of the Pennsylvania Grade Crude Oil Association. He is a member of the Interstate Oil Compact Commission. Other professional memberships include the World Business Council and the Association of Ohio Commodores. He is a director of KeyBank-Canton District and Phoenix Packaging Corporation.

     Max L. Mardick was President and Chief Operating Officer of the Company from 1990 to 1997, a director from 1992 to 1997 and a director of predecessor companies from 1988 to 1992. He resigned as President and Chief Operating Officer upon consummation of the Acquisition and was appointed to serve on the Board of Directors upon consummation of the Acquisition. He previously served as Executive Vice President and Chief Operating Officer from 1988 to 1990. Mr. Mardick is a Petroleum Engineer with more than 35 years of experience in domestic and international production, engineering, drilling operations and property evaluation. Prior to joining Belden & Blake, he was employed for more than 30 years by Shell Oil Company in various engineering, supervisory and senior management positions, including: Manager, Property Acquisitions and Business Development (1986-1988); Production Manager for Shell's Onshore and Eastern Divisions (1981-1986); Production Manager of Shell's Rocky Mountain Division (1980-1981); Operations Manager (1977-1980); and Engineering Manager (1975-1977). Mr. Mardick holds a BS degree in Petroleum Engineering from the University of Kansas. He is a member of the Society of Petroleum Engineers and the Ohio Oil and Gas Association. He has served as Vice Chairman of the Alabama--Mississippi section of the Mid-Continent Oil and Gas Association.

     William S. Price, III, who became a director upon consummation of the Acquisition, was a founding partner of Texas Pacific in 1993. Prior to forming Texas Pacific, Mr. Price was Vice President of Strategic Planning and Business Development for G.E. Capital, and from 1985 to 1991 he was employed by the management consulting firm of Bain & Company, attaining partnership status and acting as co-head of the Financial Services Practice. Mr. Price is a 1978 graduate of Stanford University and received a JD degree from the Boalt Hall School of Law at the University of California, Berkeley. Mr. Price is Chairman of the Board of Favorite Brands International, Inc. and Co-Chairman of the Board of Beringer Wine Estates. He also serves on the Boards of Directors of Continental Airlines, Inc., Continental Micronesia, Inc., Denbury Resources, Inc. and Vivra Specialty Partners, Inc.

     David M. Stanton, who became a director upon consummation of the Acquisition, is a partner of Texas Pacific. From 1991 until he joined Texas Pacific in 1994, Mr. Stanton was a venture capitalist with Trinity Ventures, where he specialized in information technology, software and telecommunications investing. Mr. Stanton earned a BS degree in Chemical Engineering from Stanford University and received an MBA from the Stanford Graduate School of Business. Mr. Stanton serves on the Boards of Directors of Denbury Resources, Inc., TPG Communications, Inc. and Paradyne Partners, L.P.

SUMMARY COMPENSATION TABLE

     The following table shows the annual and long-term compensation for services in all capacities to the Company during the fiscal years ended December 31, 1996, 1995 and 1994 of the Company's Chief Executive Officer and its other four most highly compensated executive officers.




                                                                                       LONG-TERM
                                                                                      COMPENSATION        ALL OTHER
                                                                                         AWARDS        COMPENSATION(1)
                                                                                      ------------     ---------------
                                                ANNUAL COMPENSATION                      NO. OF
                                  -----------------------------------------------        SHARES
            NAME AND                                                 OTHER ANNUAL      UNDERLYING
       PRINCIPAL POSITION         YEAR      SALARY       BONUS       COMPENSATION     OPTIONS/SARS
--------------------------------  ----     --------     --------     ------------     ------------
Henry S. Belden, IV               1996     $322,038     $161,962        $    0           40,000            $25,869(2)
Chairman of the Board             1995      310,994      145,765             0           40,000             18,720(2)
and Chief Executive Officer       1994      299,038       39,720             0           33,000             15,165(2)
Max L. Mardick                    1996      236,731       83,793             0           25,000             13,439
President and Chief               1995      229,808       72,445             0           25,000              7,042
Operating Officer                 1994      206,438       28,421             0           20,000              9,419
Ronald E. Huff                    1996      166,462       66,175             0           20,000             11,550
Senior Vice President             1995      168,466       32,706             0           20,000              8,016
and Chief Financial Officer       1994      157,354       17,608             0           15,000              8,125
Joseph M. Vitale                  1996      162,069       66,020             0           20,000             10,078
Senior Vice President             1995      156,066       52,810             0           20,000              8,768
Legal, General Counsel            1994      150,577       17,495             0           15,000              7,615
and Secretary
Ronald L. Clements                1996      171,173       66,303         4,000           20,000             11,342
Senior Vice President of          1995      161,373       62,568         5,000           20,000              7,629
Exploration and Production        1994      151,731       22,514         5,000           15,000              7,892

---------------

(1) Represents contributions of cash and Company common stock to the Company's 401(k) Profit Sharing Plan for the account of the named executive officers.

(2) Includes $8,316, $7,641 and $5,422 as the portion of the total premium paid by the Company in 1996, 1995 and 1994, respectively, under a split-dollar insurance plan that is attributable to term life insurance coverage for Mr. Belden.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                  INDIVIDUAL GRANTS
                                 ------------------------------------------------------------------------------------
                                                  % OF TOTAL
                                                 OPTIONS/SARS
                                  OPTIONS/        GRANTED TO
                                    SARS         EMPLOYEES IN       EXERCISE OR      EXPIRATION         GRANT DATE
             NAME                GRANTED(1)       FISCAL YEAR       BASE PRICE          DATE         PRESENT VALUE(2)
------------------------------   ----------      -------------      -----------      ----------      ----------------
Henry S. Belden, IV                40,000            14.3%            $ 21.00           8/26/06          $428,800
Max L. Mardick                     25,000              8.9              21.00           8/26/06           268,000
Ronald E. Huff                     20,000              7.1              21.00           8/26/06           214,400
Joseph M. Vitale                   20,000              7.1              21.00           8/26/06           214,400
Ronald L. Clements                 20,000              7.1              21.00           8/26/06           214,400

---------------

(1) Options granted are exercisable starting 12 months after the date of grant, with 25% of the shares covered thereby becoming exercisable at that time and an additional 25% becoming exercisable on each successive anniversary date. The options were granted for a term of ten years, subject to earlier termination on cessation of employment.

(2) This is a hypothetical valuation using the Black-Scholes valuation method. The Company's use of this model should not be considered as an endorsement of its accuracy at valuing options. All stock option valuation methods, including the Black-Scholes model, require a prediction about the future movement of a company's stock price. Since all options are granted at an exercise price equal to the market value of the Company's common stock on the date of grant, no value will be realized if there is no appreciation in the market price of the stock.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUE

                                                                                         VALUE OF UNEXERCISED
                                                                                             IN-THE MONEY
                                                        NUMBER OF UNEXERCISED         OPTIONS/SARS AT FY-END (1)
                            SHARES                      OPTIONS/SARS AT FY-END
                           ACQUIRED       VALUE      ----------------------------    ----------------------------
          NAME            ON EXERCISE    REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
------------------------  -----------    --------    -----------    -------------    -----------    -------------
Henry S. Belden, IV           -0-           -0-         52,750          95,250        $ 714,688       $ 805,938
Max L. Mardick                -0-           -0-         31,250          58,750          420,781         492,344
Ronald E. Huff                -0-           -0-         23,750          46,250          318,438         383,438
Joseph M. Vitale              -0-           -0-         23,750          46,250          318,438         383,438
Ronald L. Clements            -0-           -0-         12,500          42,500          144,065         325,312

---------------

(1) Values are calculated as the difference between the exercise price of the options and the market value of the Company's common stock of $25.50 as of December 31, 1996.

COMPENSATION OF DIRECTORS

     Directors of the Company will not be compensated for their services as such nor for their participation on any committees of the Board of Directors.

EMPLOYMENT AND SEVERANCE AGREEMENTS

     The Company has severance agreements with Messrs. Clements, Huff and Vitale which entitle each of them to receive a lump sum severance payment equal to 300% of the sum of (i) his respective annual base salary at the highest rate in effect for any period prior to his employment termination plus (ii) his highest annual bonus and incentive compensation during the three-year period preceding a change in control, in the event of the termination of his employment by the Company other than for "cause" (as defined therein) or his resignation in response to a substantial reduction in responsibilities, authority, position, compensation or location of his place of work within three years following a change in control. In addition, each of them would be entitled to receive an additional payment sufficient to cover any excise tax imposed by Section 4999 of the Code on the severance payments or other payment considered "contingent on a change in ownership or control" of the Company within the meaning of Section 280G of the Code.

     Messrs. Clements and Huff each entered into employment agreements dated as of June 27, 1997 (the "Employment Agreements") providing for their employment as Chief Executive Officer and President, respectively, of the Company. The Employment Agreements provide for an annual base salary of not less than $300,000 payable to Mr. Clements and $250,000 payable to Mr. Huff. Messrs. Clements and Huff will each be entitled to earn an annual bonus of up to 50% of his annual base salary based on the attainment of certain goals to be set by the Company's Board of Directors. Each of Messrs. Clements and Huff agreed to continue to hold, and not surrender, certain stock options previously granted to him under the Company's Stock Option Plan, thereby foregoing the right to receive $334,220 each in cash upon the surrender of such options. The Employment Agreements provide for the granting to each of Messrs. Clements and Huff of additional options to purchase shares of common stock of the Company constituting 1.25% of the outstanding common stock (on a fully-diluted basis) at an option price equivalent to the price paid by the TPG Investors in connection with the Equity Contribution. The options will vest over a four year period, with one-fourth (1/4) vesting one year after the date of grant and the balance at the rate of one-twelfth (1/12) at the end of each quarter thereafter during the continuation of employment with the Company. The Employment Agreements provide for certain call options and rights of first refusal in connection with the shares of common stock obtainable upon the exercise of stock options.

     The Employment Agreements provide that Messrs. Clements and Huff will be entitled to employee welfare and retirement benefits substantially comparable to those presently provided by the Company and to any other employee benefits later made available to senior executive management of the Company.

     The Employment Agreements further provide that the existing severance agreements that Messrs. Clements and Huff have with the Company will remain in force and upon the expiration thereof will be replaced by new severance agreements providing substantially the same benefits.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1996, the Compensation Committee of the Board of Directors consisted of George M. Smart, Raymond D. Saunders and Gary R. Petersen, all of whom are outside directors.

     Henry S. Belden, IV, a director of the Company, is a director of Phoenix Packaging Corporation of which Mr. Smart is President and Chief Executive Officer.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information as of July 31, 1997 regarding the beneficial ownership of the Company's common stock by each person who beneficially owns more than five percent of the Company's outstanding common stock. Each director, the chief executive officer and the four other most highly compensated executive officers and by all directors and executive officers of the Company, as a group:

                FIVE PERCENT SHAREHOLDERS          NUMBER OF SHARES     PERCENTAGE OF SHARES
        -----------------------------------------  ----------------     --------------------
          TPG Advisors II, Inc.                        9,907,414(1)              98.3%
          201 Main Street, Suite 2420
          Fort Worth, Texas 76102

        OFFICERS AND DIRECTORS
          William S. Price, III                        9,907,414(1)              98.3%
          Henry S. Belden IV                              26,757(2)                 *
          Ronald L. Clements                              12,877(2)                 *
          Ronald E. Huff                                  12,877(2)                 *
          Tommy L. Knowles                                   -0-                  -0-
          Max L. Mardick                                  16,509(2)                 *
          David M. Stanton                                   -0-                  -0-
          Joseph M. Vitale                                   -0-                  -0-
          All directors and executive                  9,976,434                 99.1%
             officers as a group

---------------

*Less than 1%

(1) Neither TPG Advisors II, Inc. nor Mr. Price is the record owner of any shares of the Company's common stock. Mr. Price is, however, a director, executive officer and shareholder of TPG Advisors II, Inc., which is the general partner of TPG GenPar II, L.P., which in turn is the general partner of each of TPG II, TPG Investors II, L.P. and TPG Parallel II, L.P. which are the direct beneficial owners of 8,449,439, 576,611 and 881,364 shares of common stock, respectively.

(2) Consists of shares subject to stock options exercisable within 60 days.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In connection with the Transaction, the Company entered into a Transaction Advisory Agreement with TPG II pursuant to which TPG II received a cash financial advisory fee of $5.0 million upon the closing of the Acquisition as compensation for its services as financial advisor in connection with the Transaction. TPG II also will be entitled to receive (but, at its discretion, may waive) fees of up to 1.5% of the "transaction value" for each subsequent transaction (a tender offer, acquisition, sale, merger, exchange offer, recapitalization, restructuring or other similar transaction) in which the Company is involved. The term "transaction value" means the total value of any subsequent transaction, including, without limitation, the aggregate amount of the funds required to complete the subsequent transaction (excluding any fees payable pursuant to the Transaction Advisory Agreement and fees, if any, paid to any other person or entity for financial advisory, investment banking, brokerage or any other similar services rendered in connection with such transaction) including the amount of any indebtedness, preferred stock or similar items assumed (or remaining outstanding). The Transaction Advisory Agreement shall continue until the earlier of (i) 10 years from the execution date or (ii) the date on which TPG II and its affiliates cease to own, beneficially, directly or indirectly, at least 25% of the voting power of the securities of the Company. In management's opinion, the fees provided for under the Transaction Advisory Agreement reasonably reflect the benefits received and to be received by the Company.

     Messrs. Belden and Mardick have each entered into non-competition agreements with the Company dated March 27, 1997 (the "Non-Competition Agreements"), which became effective contemporaneously with consummation of the Acquisition. Pursuant to the terms of the Non-Competition Agreements, Messrs. Belden and Mardick have each agreed, for a period of three (3) years from June 27, 1997 that he will not, in any county in the United States in which the Company does business, directly or indirectly, either for himself or as a member of a partnership or as a shareholder, investor, agent, associate or consultant engage in any business in which the Company is engaged immediately prior to June 27, 1997. Messrs. Belden and Mardick have each further agreed that he will not, directly or indirectly, make any misleading or untrue statement that disparages or would have the effect of disparaging the Company or any of its affiliates or employees or of adversely affecting the reputation, business or credit rating of the Company or any of its affiliates or employees, and that, for a period of three years from the Effective Time, he will not, directly or indirectly, interfere with, or take any action that would have the effect of interfering with, the contractual and other relationships between the Company or any of its affiliates and any of its or their employees, customers or suppliers. In consideration of such agreements, Mr. Belden will receive $2,400,616.44 and Mr. Mardick will receive $983,711.16 in each case payable in 36 monthly installments.

                            DESCRIPTION OF THE NOTES

GENERAL

     The Exchange Notes will be issued, and the Senior Subordinated Notes were issued, pursuant to an Indenture (the "Indenture") among the Company, the Subsidiary Guarantors and LaSalle National Bank, as trustee (the "Trustee"). Copies of the Indenture will be made available to holders of the Notes upon request to the Company. Upon issuance of the Exchange Notes, if any, or the effectiveness of the Shelf Registration Statement the Indenture will be subject to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The Notes are subject to all such terms, and Holders of the Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions."

     The Notes are general unsecured obligations of the Company and are subordinated in right of payment to Senior Debt. The Notes are guaranteed on a senior subordinated basis by each Restricted Subsidiary of the Company and any future Restricted Subsidiary of the Company. The obligations of the Subsidiary Guarantors under the Guarantees are general unsecured obligations of each of the Subsidiary Guarantors and are subordinated in right of payment to all obligations of the Subsidiary Guarantors in respect of Senior Debt. See "-- Guarantees" and "Risk Factors -- Subordination of Notes and Guarantees."

     For purposes of this section, the term "Company" means Belden & Blake Corporation. As of the date of the Indenture, all of the Company's Significant Subsidiaries will be Restricted Subsidiaries. Under certain circumstances, however, the Company will be able to designate current and future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture. See "-- Certain Covenants."

TERMS OF THE NOTES

     The Notes are limited in aggregate principal amount to $225 million and will mature on June 15, 2007. Interest on the Notes accrues at the rate of 9 7/8% per annum and is payable semi-annually in arrears on June 15 and December 15 of each year, commencing December 15, 1997, to Holders of the Notes of record on the immediately preceding June 1 and December 1. Interest on the Notes accrues from the most recent date on which interest has been paid or, if no interest has been paid, from the date of original issuance.

     Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest on the Notes is payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the applicable register of Holders of the Notes. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Notes will be fully registered as to principal and interest in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

OPTIONAL REDEMPTION

     Except as otherwise described below, the Notes are not redeemable at the Company's option prior to June 15, 2002. Thereafter, the Notes are subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on June 15 of the years indicated below:

                                       YEAR                                PERCENTAGE
          --------------------------------------------------------------   ----------
          2002..........................................................     104.938%
          2003..........................................................     103.292%
          2004..........................................................     101.646%
          2005 and thereafter...........................................     100.000%

     Prior to June 15, 2000, the Company may, at its option, on any one or more occasions, redeem up to 40% of the original aggregate principal amount of the Notes at a redemption price equal to 109.875% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the redemption date, with all or a portion of the net proceeds of public sales of common stock of the Company; provided that at least 60% of the original aggregate principal amount of the Notes remains outstanding immediately after the occurrence of such redemption; and provided, further, that such redemption shall occur within 60 days of the date of the closing of the related sale of common stock of the Company.

     At any time on or prior to June 15, 2002, the Notes may also be redeemed as a whole at the option of the Company upon the occurrence of a Change of Control (but in no event more than 90 days after the occurrence of such Change of Control) at a redemption price equal to 100% of the principal amount thereof, plus the Applicable Premium as of, and accrued but unpaid interest, if any, to, the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

SELECTION AND NOTICE

     In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if such other Notes are not so listed, on a pro rata basis, by lot or by such method as such Trustee shall deem fair and appropriate; provided that no Note of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of the Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on the Notes or portions of them called for redemption.

RANKING AND SUBORDINATION

     The payment of principal of, premium, if any, and interest on, the Notes and any other payment obligations of the Company in respect of the Notes (including any obligation to repurchase the Notes) are subordinated in certain circumstances in right of payment, as set forth in the Indenture, to the prior payment in full in cash of all Senior Debt, whether outstanding on the date of the Indenture or thereafter incurred.

     Upon any payment or distribution of property or securities to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, or in an assignment for the benefit of creditors or any marshalling of the Company's assets and liabilities, the holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt, whether or not a claim for such interest would be allowed in a proceeding) before the Holders of the Notes will be entitled to receive any payment with respect to the Notes, and until all Obligations with respect to Senior Debt are paid in full, any distribution to which the Holders of the Notes would be entitled shall be made to the holders of Senior Debt (except that Holders of the Notes may receive payments made from the trust described under "-- Legal Defeasance and Covenant Defeasance").

     The Company also may not make any payment (whether by redemption, purchase, retirement, defeasance or otherwise) upon or in respect of the Notes (except from the trust described under "-- Legal Defeasance and Covenant Defeasance") if
(i) a default in the payment of the principal of, premium, if any, or interest on Designated Senior Debt occurs ("payment default") or (ii) any other default occurs and is continuing with respect to Designated Senior Debt that permits, or with the giving of notice or passage of time or both (unless cured or waived) will permit, holders of the Designated Senior Debt as to which such default relates to accelerate its maturity ("non-payment default") and (solely with respect to this clause (ii)) the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or the holders of any Designated Senior Debt. Cash payments on the Notes shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated or a default of the type described in clause (ix) under the caption "Events of Default and Remedies" has occurred and is continuing. No new period of payment blockage may be commenced unless and until 360 days have elapsed since the date of commencement of the payment blockage period resulting from the immediately prior Payment Blockage Notice. No nonpayment default in respect of Designated Senior Debt that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of no less than 90 days.

     The Indenture further requires that the Company promptly notify holders of Senior Debt if payment of the Notes is accelerated because of an Event of Default.

     As a result of the subordination provisions described above, in the event of a liquidation or insolvency of the Company, Holders of the Notes may recover less ratably than creditors of the Company who are holders of Senior Debt. On a pro forma basis, after giving effect to the Transaction, the principal amount of Senior Debt outstanding at March 31, 1997 would have been approximately $99.3 million, all of which would have been borrowings under the New Credit Agreement, and there would have been no senior subordinated debt outstanding (exclusive of the Notes). See "Description of Other Indebtedness." The Indenture limits, subject to certain financial tests, the amount of additional Indebtedness, including Senior Debt, that the Company and its Subsidiaries can incur. See "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Disqualified Stock."

GUARANTEES

     The Company's payment obligations under the Notes are jointly, severally and unconditionally guaranteed (the "Guarantees") by each Subsidiary Guarantor and any future Restricted Subsidiary of the Company. The Guarantees are subordinated to Indebtedness of the Subsidiary Guarantors to the same extent and in the same manner as the Notes are subordinated to the Senior Debt. Each Guarantee by a Subsidiary Guarantor is limited to an amount not to exceed the maximum amount that can be guaranteed by the applicable Subsidiary Guarantor without rendering such Guarantee, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting rights of creditors generally.

     The Indenture provides that no Subsidiary Guarantor may consolidate with, or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person), another Person other than the Company or another Subsidiary Guarantor whether or not affiliated with such Subsidiary

Guarantor, unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) assumes all the obligations of such Subsidiary Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee in respect of the Notes, the Indenture and the Guarantees; and (ii) immediately after giving effect to such transaction, no Default or Event of Default exists.

     The Indenture provides that in the event of a sale or other disposition of all or substantially all of the assets of a Subsidiary Guarantor to a third party, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of a Subsidiary Guarantor, then such Subsidiary Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Subsidiary Guarantor) or the Person acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Subsidiary Guarantor) will be released from and relieved of any obligations under its Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the covenant described under the caption "-- Repurchase at the Option of Holders -- Asset Sales."

     Any Subsidiary Guarantor that is designated an Unrestricted Subsidiary in accordance with the terms of the Indenture shall, upon such designation, be released and relieved of its obligations under its Guarantee and any Unrestricted Subsidiary whose designation as such is revoked and any newly formed or newly acquired Subsidiary that becomes a Restricted Subsidiary will be required to execute a Guarantee in accordance with the terms of the Indenture.

MANDATORY REDEMPTION

     Except as set forth below under "-- Repurchase at the Option of Holders," the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

REPURCHASE AT THE OPTION OF HOLDERS

     Change of Control

     Upon the occurrence of a Change of Control, each Holder of the Notes will, unless the Company shall have elected to redeem the Notes prior to June 15, 2002 upon a Change of Control as permitted by the third paragraph of "-- Optional Redemption," have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount of the Notes plus accrued and unpaid interest, if any, thereon to the date of purchase (the "Change of Control Payment"). Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offer to repurchase the Notes pursuant to the procedures required by the Indenture and described in such notice on a date no earlier than 30 days nor later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"). The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

     On the Change of Control Payment Date, the Company will, to the extent lawful, (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all the Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee the relevant Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of such Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of the Notes so tendered the Change of Control Payment for such

Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each tendering Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Indenture will provide that, prior to complying with the provisions of this covenant, but in any event within 30 days following a Change of Control, the Company will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of the Notes required by this covenant. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

     The Company will not be required to make a Change of Control Offer if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

     The change of control that occurred upon completion of the Transaction did not constitute a Change of Control under the Indenture and the Holders of the Notes have no right to require the Company to make a Change of Control Offer or a Change of Control Payment in respect thereof.

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of the Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

     Asset Sales

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, engage in an Asset Sale unless (i) the Company or the Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee, which determination shall be conclusive evidence of compliance with this provision) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 85% of the consideration therefor received by the Company or such Restricted Subsidiary from such Asset Sale, plus all other Asset Sales since the date of the Indenture, on a cumulative basis, is in the form of cash, Cash Equivalents, properties and capital assets to be used by the Company or any Restricted Subsidiary in the Oil and Gas Business or oil and gas properties owned or held by another Person which are to be used in the Oil and Gas Business of the Company or its Restricted Subsidiaries, or any combination thereof (collectively the "Cash Consideration"); provided that the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability and (y) any non-cash consideration received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days of closing such Asset Sale, shall be deemed to be cash for purposes of this provision (to the extent of the cash received); provided, however, that the Company and its Restricted Subsidiaries may make Asset Sales with a fair market value not exceeding $5 million in the aggregate in each year of twelve calendar months (beginning the first full month following the date of the Indenture) free from any of the restrictions, requirements or other provisions under this "Asset Sales" section.

     Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds, at its option, in any order or combination, (a) to reduce Senior Debt, (b) to make Permitted Investments, (c) to make investments in interests in other Oil and Gas Businesses or (d) to make capital expenditures in respect of the Company's or its Restricted Subsidiaries' Oil and Gas Business or to purchase long-term assets that are used or useful in the Oil and Gas Business. Pending the final application of any such Net Proceeds, the Company may temporarily reduce Senior Debt that is revolving debt or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied as provided in the first sentence of this paragraph will (after the expiration of the periods specified in this paragraph) be deemed to constitute "Excess Proceeds."

     When the aggregate amount of Excess Proceeds exceeds $15 million, the Company will be required to make an offer to all Holders of the Notes and, to the extent required by the terms thereof, to all holders or lenders of Pari Passu Indebtedness (an "Asset Sale Offer") to purchase the maximum principal amount of the Notes and any such Pari Passu Indebtedness to which the Asset Sale Offer applies that may be purchased out of the Excess Proceeds, at an offer price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon to the date of purchase, in accordance with the procedures set forth in the Indenture or the agreements governing the Pari Passu Indebtedness, as applicable. To the extent that the aggregate principal amount of the Notes and Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of the Notes surrendered by Holders thereof and other Pari Passu Indebtedness surrendered by holders or lenders thereof, collectively, exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and Pari Passu Indebtedness to be purchased on a pro rata basis, based on the aggregate principal amount thereof surrendered in such Asset Sale Offer. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

     The New Credit Agreement may prohibit the Company from purchasing any Notes and also provides that certain change of control events with respect to the Company would constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control or Asset Sale Offer occurs at a time when the Company is prohibited from purchasing the Notes by the terms of the New Credit Agreement or other agreements relating to other Senior Debt, the Company could seek the consent of its lenders to the purchase or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company may remain prohibited from purchasing the Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the New Credit Agreement. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of the Notes.

CERTAIN COVENANTS

     Restricted Payments

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's Equity Interests (including, without limitation, any payment to holders of the Company's Equity Interests in connection with any merger or consolidation involving the Company) to holders of the Company's Equity Interests (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any Subsidiary of the Company that is not a Wholly Owned Restricted Subsidiary of the Company (other than any such purchase, redemption or other acquisition or retirement made in connection with the Transaction); (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes, except at final maturity or as a mandatory or sinking fund repayment; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses
(i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

          (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

          (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Disqualified Stock"; and

          (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (1), (3), (4) and (7) of the next succeeding paragraph), is less than the sum of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net cash proceeds received by the Company from the issue or sale since the date of the Indenture of Equity Interests of the Company or of debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), plus (iii) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash or the receipt of properties used in the Oil and Gas Business, the lesser of (A) the net cash proceeds of such sale, liquidation or repayment or the fair market value of property received in exchange therefor and (B) the amount of such Restricted Investment, provided, however, that the foregoing provisions of this paragraph (c) will not prohibit Restricted Payments in an aggregate amount not to exceed $15 million.

     The foregoing provisions will not prohibit (1) the purchase, redemption, retirement or other acquisition for value of any Equity Interests of the Company contemplated by the Transaction; (2) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (3) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause
(c)(ii) of the preceding paragraph; (4) the defeasance, redemption or repurchase of subordinated Indebtedness with the net cash proceeds from an incurrence of subordinated Permitted Refinancing Debt or the substan-tially concurrent sale (other than to a Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause
(c)(ii) of the preceding paragraph; (5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Subsidiary of the Company held by any of the Company's (or any of its Subsidiaries') employees pursuant to any management equity subscription agreement or stock option agreement in effect as of the date of the Indenture; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $2 million in any twelve-month period; and provided further that no Default or Event of Default shall have occurred and be continuing immediately after such transaction; (6) the purchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company (initially represented by stock options to acquire 204,500 shares of the Company's common stock, which number will be adjusted in connection with the Transaction) granted prior to the Acquisition and held by Messrs. Belden, Mardick, Clements and Huff, which individuals elected not to dispose of such Equity Interests in connection with the Acquisition; and (7) repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options.

     The amount of all Restricted Payments (other than cash) shall be the fair market value (as determined in good faith by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee, which determination shall be conclusive evidence of compliance with this provision) on the date of the Restricted Payment of the asset(s) proposed to be transferred by the Company or the applicable Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than five days after the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed.

     Designation of Unrestricted Subsidiaries

     The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under clause (c) of the first paragraph of the covenant "Restricted Payments." All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greater of the fair market value or the book value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

     Incurrence of Indebtedness and Issuance of Disqualified Stock

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness and that the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock to any Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company; provided, however, that the Company and the Subsidiary Guarantors may incur Indebtedness or issue shares of Disqualified Stock if:

          (i) the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.5 to 1, determined on a pro forma basis as set forth in the definition of Fixed Charge Coverage Ratio; and

          (ii) no Default or Event of Default shall have occurred and be continuing at the time such additional Indebtedness is incurred or such Disqualified Stock is issued or would occur as a consequence of the incurrence of the additional Indebtedness or the issuance of the Disqualified Stock.

     Notwithstanding the foregoing, the Indenture does not prohibit any of the following (collectively, "Permitted Indebtedness"): (a) the Indebtedness evidenced by the Notes; (b) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness pursuant to Credit Facilities, so long as the aggregate principal amount of all Indebtedness outstanding under all Credit Facilities does not, at any one time, exceed the greater of (i) $300 million and (ii) the Borrowing Base, provided that the Company may incur more than $300 million of Indebtedness pursuant to Credit Facilities only if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available would have been at least 2.0 to 1, determined on a pro forma basis as set forth in the definition of Fixed Charge Coverage Ratio; (c) the guarantee by any Subsidiary Guarantor of any Indebtedness that is permitted by the Indenture to be incurred by the Company; (d) all Indebtedness of the Company and its Restricted Subsidiaries in existence as of the date of the Indenture; (e) intercompany Indebtedness between or among the Company and any of its Wholly Owned Restricted Subsidiaries; provided, however, that if the Company is the obligor on such Indebtedness, (i) such Indebtedness is expressly subordinate to the payment in full of all Obligations with respect to the Notes and (ii)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Restricted Subsidiary and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be; (f) Indebtedness in connection with one or more standby letters of credit, guarantees, performance bonds or other reimbursement obligations, in each case, issued in the ordinary course of business and not in connection with the borrowing of money or the obtaining of advances or credit (other than advances or credit on open account, includible in current liabilities, for goods and services in the ordinary course of business and on terms and conditions which are customary in the Oil and Gas Business, and other than the extension of credit represented by such letter of credit, guarantee or performance bond itself), not to exceed in the aggregate at any given time 5% of Total Assets;
(g) Indebtedness under Interest Rate Hedging Agreements entered into for the purpose of limiting interest rate risks, provided that the obligations under such agreements are related to payment obligations on Indebtedness otherwise permitted by the terms of this covenant and that the aggregate notional principal amount of such agreements does not exceed 105% of the principal amount of the Indebtedness to which such agreements relate; (h) Indebtedness under Oil and Gas Hedging Contracts, provided that such contracts were entered into in the ordinary course of business for the purpose of limiting risks that arise in the ordinary course of business of the Company and its Restricted Subsidiaries; (i) the incurrence by the Company of Indebtedness not otherwise permitted to be incurred pursuant to this paragraph, provided that the aggregate principal amount of all Indebtedness incurred pursuant to this clause (i), together with all Permitted Refinancing Debt incurred pursuant to clause (j) of this paragraph in respect of Indebtedness previously incurred pursuant to this clause (i), does not exceed $15 million at any one time outstanding; (j) Permitted Refinancing Debt incurred in exchange for, or the net proceeds of which are used to refinance, extend, renew, replace, defease or refund, Indebtedness that was permitted by the Indenture to be incurred (including Indebtedness previously incurred pursuant to this clause (j), but excluding Indebtedness under clauses
(b), (c), (e), (f), (g), (h), (k), (l) and (m)); (k) accounts payable or other obligations of the Company or any Restricted Subsidiary to trade creditors created or assumed by the Company or such Restricted Subsidiary in the ordinary course of business in connection with the obtaining of goods or services; (l) Indebtedness consisting of obligations in respect of purchase price adjustments, guarantees or indemnities in connection with the acquisition or disposition of assets; and (m) production imbalances that do not, at any one time outstanding, exceed 2% of the Total Assets of the Company.

     The Indenture provides that the Company will not permit any Unrestricted Subsidiary to incur any Indebtedness other than Non-Recourse Debt; provided, however, if any such Indebtedness ceases to be Non-Recourse Debt, such event shall be deemed to constitute an incurrence of Indebtedness by the Company.

     No Layering

     The Indenture provides that (i) the Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt and senior in any respect in right of payment to the Notes and (ii) the Subsidiary Guarantors will not directly or indirectly incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to Senior Debt and senior in any respect in right of payment to the Guarantees, provided, however, that the foregoing limitations will not apply to distinctions between categories of Indebtedness that exist by reason of any Liens arising or created in accordance with the provisions of the Indenture in respect of some but not all such Indebtedness.

     Liens

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien securing Indebtedness of any kind (other than Permitted Liens) upon any of its property or assets, now owned or hereafter acquired, unless all payments under the Notes are secured by such Lien prior to, or on an equal and ratable basis with, the Indebtedness so secured for so long as such Indebtedness is secured by such Lien.

     Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(x) pay dividends or make any other distributions to the Company or any of the Restricted Subsidiaries of the Company (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (y) pay any indebtedness owed to the Company or any Restricted Subsidiaries of the Company, (ii) make loans or advances to the Company or any Restricted Subsidiaries of the Company or (iii) transfer any of its properties or assets to the Company or any Restricted Subsidiaries of the Company, except for such encumbrances or restrictions existing under or by reason of (a) the New Credit Agreement as in effect as of the date of the Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof or any other Credit Facility, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, refinancings or other Credit Facilities are no more restrictive with respect to such dividend and other payment restrictions than those contained in the New Credit Agreement as in effect on the date of the Indenture,
(b) the Indenture and the Notes, (c) applicable law, (d) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except, in the case of Indebtedness, to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired, provided that, such Indebtedness or Capital Stock was permitted by the terms of the Indenture to be incurred, (e) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business, (f) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, (g) Permitted Refinancing Debt, provided that the restrictions contained in the agreements governing such Permitted Refinancing Debt are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced, (h) any other security agreement, instrument or document relating to Senior Debt hereafter in effect, provided that such encumbrances or restrictions are customary in connection with such documents and that the terms and conditions of such encumbrances or restrictions are no more restrictive than those encumbrances or restrictions imposed in connection with the New Credit Agreement, (i) Permitted Liens or (j) customary provisions in joint venture agreements and other similar agreements relating to the distribution of revenues from such joint venture or other business venture.

     Merger, Consolidation, or Sale of Assets

     The Indenture provides that, except for the Transaction, the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person, and the Company may not permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions would, in the aggregate, result in a sale, assignment, transfer, lease, conveyance, or other disposition of all or substantially all of the properties or assets of the Company to another Person unless (i) the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (the "Surviving Entity") is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Surviving Entity (if the Company is not the continuing obligor under the Indenture) assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately before and after giving effect to such transaction or series of transactions no Default or Event of Default exists; (iv) immediately after giving effect to such transaction or series of transactions on a pro forma basis (and treating any Indebtedness not previously an obligation of the Company and its Subsidiaries which becomes the obligation of the Company or any of its Subsidiaries as a result of such transaction as having been incurred at the time of such transaction or series of transactions), the Consolidated Net Worth of the Company and its Subsidiaries or the Surviving Entity (if the Company is not the continuing obligor under the Indenture) is equal to or greater than the Consolidated Net Worth of the Company and its Subsidiaries immediately prior to such transaction or series of transactions; and (v) the Company or the Surviving Entity (if the Company is not the continuing obligor under the Indenture) will, at the time of such transaction or series of transactions and after giving pro forma effect thereto as if such transaction or series of transactions had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Disqualified Stock." Each Subsidiary Guarantor, if any, unless it is the other party to the transactions described above, shall have confirmed by supplemental indenture that its Guarantee shall apply to such Person's obligations under the Indenture and the Notes. Notwithstanding the restrictions described in the foregoing clauses (iv) and
(v), any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company, and any Wholly Owned Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to another Wholly Owned Restricted Subsidiary. Further, notwithstanding the foregoing, the merger of the Company with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction shall be permitted. The foregoing provisions shall not apply if the Company shall have elected to redeem the Notes prior to

June 15, 2002, upon a Change of Control as permitted by the third paragraph of "-- Optional Redemption" and such redemption takes place prior to or simultaneously with the Company's consolidation or merger with or into another Person.

     Transactions with Affiliates

     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any of its Affiliates (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5 million, an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above, (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $7.5 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved in good faith by a majority of the members of the Board of Directors who are disinterested with respect to such Affiliate Transaction, which resolution shall be conclusive evidence of compliance with this provision, and (c) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10 million, an Officer's Certificate as described in clause (b) above and an opinion as to the fairness to the Company or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal, engineering or investment banking firm of national standing (for purposes of this clause (c) such opinion and the resolution described in clause (b) above shall be conclusive evidence of compliance with this provision); provided that the following shall not be deemed Affiliate
Transactions: (1) reasonable fees and compensation paid to (including issuances and grant of securities and stock options), and employment agreements and stock option and ownership plans for the benefit of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company's Board of Directors or senior management; (2) payments made in connection with the Transaction, including fees to TPG II, (3) the repurchase of shares of the Company's common stock obtainable by Messrs. Belden, Mardick, Clements and Huff, pursuant to the exercise of stock options to acquire 204,500 shares of the Company's common stock granted to such individuals prior to the Acquisition, and which options such individuals elected not to exercise or surrender in connection with the Acquisition, (4) transactions between or among the Company and/or its Restricted Subsidiaries,
(5) Restricted Payments and Permitted Investments that are permitted by the provisions of the Indenture described above under the caption "-- Restricted Payments" and the definition of Permitted Investments, (6) indemnification payments made to officers, directors and employees of the Company or its Subsidiaries pursuant to charter, by-law, statutory or contractual provisions and (7) any contracts, agreements or understandings (i) existing as of the date of the Indenture or (ii) entered into pursuant to the terms of the Merger Agreement and described in this Prospectus including, without limitation, the Transaction Advisory Agreement, or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto or any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the holders of the Notes in any material respect than the original agreement as in effect on the date of the Indenture).

     Additional Subsidiary Guarantees

     The Indenture provides that if the Company or any of its Restricted Subsidiaries shall acquire or create another Restricted Subsidiary after the date of the Indenture, then such newly acquired or created Restricted Subsidiary will be required to execute a Guarantee and deliver an opinion of counsel, in accordance with the terms of the Indenture.

     Business Activities

     The Company will not, and will not permit any Restricted Subsidiary to, engage in any material respect in any business other than the Oil and Gas Business.

     Commission Reports

     Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, to the extent permitted by the Exchange Act the Company will file with the Commission and provide, within 15 days after such filing, the Trustee and Holders and prospective Holders (upon request) with the annual reports and the information, documents and other reports which are specified in Sections 13 and 15(d) of the Exchange Act. In the event that the Company is not permitted to file such reports, documents and information with the Commission, the Company will provide substantially similar information to the Trustee, the Holders, and prospective Holders (upon request) as if the Company were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within 15 days of the date the Company would have been obligated to file such reports with the Commission, were the Company permitted to file such reports with the Commission. The Company also will comply with the other provisions of Section 314(a) of the Trust Indenture Act.

EVENTS OF DEFAULT AND REMEDIES

     The Indenture provides that each of the following constitutes an Event of
Default: (i) a default for 30 days in the payment when due of interest on the Notes (whether or not prohibited by the subordination provisions of the Indenture); (ii) a default in payment when due of the principal of or premium, if any, on the Notes (whether or not prohibited by the subordination provisions of the Indenture); (iii) the failure by the Company to comply with its obligations under "Certain Covenants -- Merger, Consolidation, or Sale of Assets" above; (iv) the failure by the Company for 30 days after notice from the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding to comply with the provisions described under the captions "Repurchase at the Option of Holders" and "Certain Covenants" other than the provisions described under "-- Merger, Consolidation or Sale of Assets"; (v) failure by the Company for 60 days after notice from the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding to comply with any of its other agreements in the Indenture or the Notes; (vi) except as permitted by the Indenture, any Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or a Significant Subsidiary, or any Person acting on behalf of such Significant Subsidiary, shall deny or disaffirm its obligations under its Guarantee; (vii) a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Significant Subsidiaries (or the payment of which is guaranteed by the Company or any of its Significant Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there is then existing a Payment Default or the maturity of which has been so accelerated, aggregates $10 million or more;
(viii) the failure by the Company or any of its Subsidiaries to pay final, non-appealable judgments aggregating in excess of $10 million, which judgments remain unpaid or discharged for a period of 60 days; and (ix) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries.

     If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Notes then outstanding may declare the principal of and accrued but unpaid interest on such Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company or any Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the Notes then outstanding may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or premium on, or the principal of, the Notes.

     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, within five business days of becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have all of its and the Subsidiary Guarantors' obligations discharged with respect to the outstanding Notes ("Legal Defeasance") except for (i) the rights of Holders of such outstanding Notes to receive payments in respect of the principal of, premium, if any, or interest on such Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to such Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default and Remedies" will no longer constitute an Event of Default.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to such Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to such Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of the Notes over the other creditors of the Company, or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange the Exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Exchange Note selected for redemption. Also, the Company is not required to transfer or exchange any Exchange Note for a period of 15 days before a selection of the Notes to be redeemed.

     The registered Holder of an Exchange Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as described in the next two succeeding paragraphs, the Indenture, the Notes or the Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), and any existing default or compliance with any provision of the Indenture or the Notes or the Guarantees may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for the Notes).

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a nonconsenting Holder): (i) reduce the principal amount of the Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes as described above under "Optional Redemption" or "Repurchase at the Option of Holders", (iii) reduce the rate of or change the time for payment of interest on any Note, (iv) waive a Default or Event of Default in the payment of principal of the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in principal amount of such Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of the Notes to receive payments of principal of or premium, if any, or interest on the Notes or (vii) make any change in the foregoing amendment and waiver provisions. In addition, any amendment to the provisions of Article 10 of the Indenture (which relate to subordination) will require the consent of the Holders of at least 66 2/3% in principal amount of the Notes then outstanding if such amendment would adversely affect the rights of Holders of such Notes. However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Debt then outstanding unless the holders of such Senior Debt (or any group or representative thereof authorized to give a consent) consent to such change.

     Notwithstanding the foregoing, without the consent of any Holder of the Notes the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to provide for the assumption of the Company's obligations to Holders of the Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of the Notes, unless such Holder shall have offered to such Trustee security and indemnity satisfactory to it against any loss, liability or expense.

GOVERNING LAW

     The Indenture, the Notes and the Guarantees provide that they will be governed by the laws of the State of New York.

BOOK-ENTRY, DELIVERY AND FORM

     Except as set forth below, the Exchange Notes will be issued in the form of one or more fully registered Global Notes (each, a "Global Note"). Each Global Note will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depositary") and registered in the name of Cede & Co., as nominee of the Depositary or will remain in the custody of the Trustee pursuant to the FAST Balance Certificate Agreement between DTC and the Trustee.

     The Depository has advised the Company that it is (i) a limited purpose trust company organized under the laws of the State of New York, (ii) a member of the Federal Reserve System, (iii) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and

(iv) a "Clearing Agency" registered pursuant to Section 17A of the Exchange Act. The Depository was created to hold securities for its participants (collectively, the "Participants") and facilitates the clearance and settlement of securities transactions between Participants through electronic book entry changes to the accounts of its Participants, thereby eliminating the need for physical transfer and delivery of certificates. The Depository's Participants include securities brokers and dealers (including the Initial Purchaser), banks and trust companies, clearing corporations and certain other organizations. Access to the Depository's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly.

     So long as the Depository or its nominee is the registered owner of the Global Note, the Depository or such nominee, as the case may be, will be considered the sole owner or Holder of the Exchange Notes represented by the Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have Exchange Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Certificated Securities, and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to giving of any directions, instruction or approval to the Trustee thereunder. As a result, the ability of a person having a beneficial interest in Exchange Notes represented by a Global Note to pledge such interest to persons or entities that do not participate in the Depository's system or to otherwise take action with respect to such interest, may be affected by the lack of a physical certificate evidencing such interest.

     Accordingly, each owner of a beneficial interest in a Global Note must rely on the procedures of the Depository and, if such owner is not a Participant or an Indirect Participant, on the procedures of the Participant through which such owner owns its interest, to exercise any rights of a Holder under the Indenture or such Global Note. The Company understands that under existing industry practice, in the event the Company requests any action of holders or an owner of a beneficial interest in a Global Note desires to take any action that the Depository, as the Holder of such Global Note, is entitled to take, the Depository would authorize the Participants to take such action and the Participant would authorize such owner owning through such Participants to take such action or would otherwise act upon the instruction of such owner. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by the Depository, or for maintaining, supervising or reviewing any records of the Depository relating to such Notes.

     Payments with respect to the principal of, premium, if any, and interest on any Exchange Notes represented by a Global Note registered in the name of the Depository or its nominee on the applicable record date will be payable by the Trustee to or at the direction of the Depository or its nominee in its capacity as the registered Holder of the Global Note representing such Notes under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names the Exchange Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payment and for any and all other purposes whatsoever. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Exchange Notes (including principal, premium, if any, and interest), or to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in the principal amount of the beneficial interest in the Global Note as shown on the records of the Depository. Payments by the Participants and the Indirect Participants to the beneficial owners of Exchange Notes will be governed by standing instructions and customary practice and will be the responsibility of the Participants or the Indirect Participants.

     The Company expects that pursuant to procedures established by the Depository (i) upon deposit of the Global Notes, the Depository will credit the accounts of Participants designated by the Initial Purchaser with an interest in the Global Note and (ii) ownership of the Exchange Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depository (with respect to the interest of Participants), the Participants and the Indirect Participants. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own and that security interests in negotiable instruments can only be perfected by delivery of certificates representing the instruments. Consequently, the ability to transfer Exchange Notes or to pledge the Exchange Notes as collateral will be limited to such extent.

CERTIFICATED SECURITIES

     If (i) the Company notifies the Trustee in writing that the Depository is no longer willing or able to act as a depository and the Company is unable to locate a qualified successor within 90 days, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Exchange Notes in definitive form under the Indenture, or (iii) upon the occurrence of certain other events, then, upon surrender by the Depository of its Global Notes, Certificated Securities will be issued to each person that the Depository identifies as the beneficial owner of the Exchange Notes represented by the Global Note. In addition, subject to certain conditions, any person having a beneficial interest in a Global Note may, upon request to the Trustee, exchange such beneficial interest for Certificated Securities. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of such person or persons (or the nominee of any thereof), and cause the same to be delivered thereto.

     Neither the Company nor the Trustee shall be liable for any delay by the Depository or any Participant or Indirect Participant in identifying the beneficial owners of the related Exchange Notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from the Depository for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Notes to be issued).

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the Exchange Notes will be made in immediately available funds. So long as the Exchange Notes are represented by a permanent Global Note or Notes, all payments of principal, premium, if any, and interest will be made by the Company in immediately available funds.

     Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. So long as the Exchange Notes are represented by a permanent Global Note or Notes registered in the name of the Depositary or its nominee, the Notes will trade in the Depositary's Same-Day Funds Settlement System, and secondary market trading activity in the Notes will therefore be required by the Depositary to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on the trading activity in the Notes.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

     "Applicable Premium" means, with respect to a Note at the redemption date, the greater of (i) 1% of the principal amount of such Note and (ii) the excess of (A) the present value at such time of (1) the redemption price of such Note at June 15, 2002 (such redemption price being described under "-- Optional Redemption"), plus (2) all required interest payments (excluding accrued but unpaid interest) due on such Note through June 15, 2002, computed using a discount rate equal to the Treasury Rate plus 75 basis points, over (B) the then-outstanding principal amount of such Note.

     "Asset Sale" means (i) the sale, lease, conveyance or other disposition by the Company or any of its Restricted Subsidiaries (but excluding the creation of a Lien) of any assets including, without limitation, by way of a sale and leaseback (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "-- Repurchase at the Option of Holders -- Change of Control" and/or the provisions described above under the caption "-- Certain
Covenants -- Merger, Consolidation, or Sale of Assets" and not by the provisions described above under "-- Repurchase at the Option of Holders -- Asset Sales"), and (ii) the issue or sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company's Subsidiaries (including the sale by the Company or a Restricted Subsidiary of Equity Interests in an Unrestricted Subsidiary), in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $5 million or (b) for net proceeds in excess of $5 million. Notwithstanding the foregoing, the following shall not be deemed to be Asset
Sales: (i) a transfer of assets by the Company to a Wholly Owned Restricted Subsidiary of the Company or by a Wholly Owned Restricted Subsidiary of the Company to the Company or to another Wholly Owned Restricted Subsidiary of the Company, (ii) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary of the Company to the Company or to another Wholly Owned Restricted Subsidiary of the Company, (iii) the making of a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments," (iv) the abandonment, farm-out, lease or sublease of undeveloped oil and gas properties in the ordinary course of business, (v) the trade or exchange by the Company or any Restricted Subsidiary of the Company of any oil and gas property or interest therein owned or held by the Company or such Restricted Subsidiary for any oil and gas property or interest therein owned or held by another Person, including any cash or Cash Equivalents necessary in order to achieve an exchange of equivalent value; provided that any such cash or Cash Equivalents received by the Company or such Restricted Subsidiary will be subject to the provisions described in the second and third paragraphs under "-- Asset Sales," which the Board of Directors of the Company determine in good faith to be of approximately equivalent value,
(vi) the sale or transfer of hydrocarbons or other mineral products or surplus or obsolete equipment in the ordinary course of business or (vii) the sale of oil and gas properties in connection with tax credit transactions complying with sec. 29 of the Code.

     "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended to the extent the lease payments during such extension period are required to be capitalized on a balance sheet in accordance with GAAP).

     "Borrowing Base" means, as of any date, the lesser of (i) $600 million or
(ii) the aggregate amount of borrowing availability as of such date under all Credit Facilities that determine availability on the basis of a borrowing base or other asset-based calculation.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company or similar entity, any membership or similar interests therein and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any lender party to the New Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500 million, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper having a rating of at least P1 from Moody's Investors Service, Inc. (or its successor) or a rating of at least A1 from Standard & Poor's Ratings Services (or its successor) and (vi) investments in money market or other mutual funds substantially all of whose assets comprise securities of types described in clauses (ii) through (v) above.

     "Change of Control" means the occurrence of any of the following:

          (i) prior to the first public offering of Voting Stock of the Company, either (x) Permitted Holders cease to be the "beneficial owner(s)" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company, or (y) Permitted Holders cease to be entitled by voting power, contract or otherwise to elect or cause the election of directors of the Company having a majority of the total voting power of the Board or Directors, in each case, whether as a result of issuance of securities of the Company, any merger, consolidation, liquidation or dissolution of the Company, any direct or indirect transfer of securities by any Permitted Holder or otherwise (for purposes of this clause (i) and clause (ii) below, Permitted Holders shall be deemed to beneficially own any Voting Stock of an entity (the "specified entity") held by any other entity (the "parent entity") so long as the Permitted Holders beneficially own, directly or indirectly, a majority of the Voting Stock of the parent entity;

          (ii) following the first public offering of Voting Stock of the Company, any "Person"(as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause (i) above, except that a Person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire within one year), directly or indirectly, of more than 50% of the Voting Stock of the Company; provided that the Permitted Holders beneficially own (as defined in clause (i) above), directly or indirectly, in the aggregate a lesser percentage of the Voting Stock of the Company than such other Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors;

          (iii) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any "Person" or group of related Persons (a "Group") (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder;

          (iv) the adoption of a plan relating to the liquidation or dissolution of the Company; and

          (v) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office.

     "Commission" means the Securities and Exchange Commission.

     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period plus (i) an amount equal to any extraordinary or non-recurring loss, and any net loss realized in connection with (a) an Asset Sale (together with any related provision for taxes) and (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries, to the extent such losses were included in computing such Consolidated Net Income, plus (ii) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers' acceptance financings, and net payments (if any) pursuant to Interest Rate Hedging Agreements), to the extent that any such expense was included in computing such Consolidated Net Income, plus (iv) depreciation, depletion and amortization expenses (including amortization of goodwill and other intangibles) for such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, depletion and amortization expenses were included in computing such Consolidated Net Income, plus (v) exploration expenses for such Person and its Restricted Subsidiaries for such period to the extent such exploration expenses were included in computing such Consolidated Net Income, plus (vi) costs incurred in connection with acquisitions that would be eligible for capitalization treatment under GAAP, but have been expensed at the time of incurrence, plus (vii) other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such other non-cash charges were included in computing such Consolidated Net Income, in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation, depletion and amortization and other non-cash charges and expenses of, a Restricted Subsidiary of the relevant Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to

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

such Person by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Restricted Subsidiary thereof, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (iv) the cumulative effect of a change in accounting principles shall be excluded.

     "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Company and its consolidated Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company ending prior to the taking of any action for the purpose of which the determination is being made and for which financial statements are available (but in no event ending more than 135 days prior to the taking of such action), as (i) the par or stated value of all outstanding Capital Stock of the Company, plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit (in each case excluding any minority interest) and (B) any amounts attributable to Disqualified Stock.

     "Credit Facilities" means, with respect to the Company, one or more debt facilities (including, without limitation, the New Credit Agreement) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, production payments, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time. Indebtedness under Credit Facilities outstanding on the date on which the Notes are first issued and authenticated under the Indenture (after giving effect to the use of proceeds thereof) shall be deemed to have been incurred on such date in reliance on the exception provided by clause (b) of the definition of Permitted Indebtedness.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Designated Senior Debt" means (i) the New Credit Agreement and (ii) any other Senior Debt permitted under the Indenture which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25 million and is specifically designated by the Company in the instrument evidencing or governing such Senior Debt as "Designated Senior Debt" for purposes of the Indenture.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than Capital Stock, pursuant to a sinking fund obligation or otherwise, is convertible or is exchangeable for Indebtedness or Disqualified Stock or redeemable for any consideration other than Capital Stock at the option of the holder thereof, in whole or in part, in each case on or prior to the date that is 91 days after (x) the date on which the Notes mature or (y) on which there are no Notes outstanding.

     "Dollar-Denominated Production Payments" means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Interest Rate Hedging Agreements), (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, (iii) any interest expense on Indebtedness of another Person that is guaranteed by such Person or any of its Restricted Subsidiaries or secured by a Lien on assets of such Person or any of its Restricted Subsidiaries (whether or not such guarantee or Lien is called upon) and (iv) the product of (a) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Restricted Subsidiary, unless paid in Equity Interests that are not Disqualified Stock) on any series of preferred stock of such Person or any of its Restricted Subsidiaries, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP. Notwithstanding the foregoing, when calculating the amount of Fixed Charges, any interest expense attributable to any Person shall be included in such calculation to the same extent the Net Income of such Person was included in the calculation of Consolidated Net Income in connection with calculating the Fixed Charge Coverage Ratio.

     "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Restricted Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above,
(i) acquisitions that have been made by the referent Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date (including, without limitation, any acquisition to occur on the Calculation
Date) shall be deemed to have occurred on the first day of the four-quarter reference period and any cost savings or expense reductions attributable at the time of such computation or to be attributable in the future to such acquisition, shall be included in such computation, to the extent that such adjustments would be permitted under Article 11 of Regulation S-X and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, (ii) the net proceeds of Indebtedness incurred or Disqualified Stock issued by the referent Person pursuant to the first paragraph of the covenant described under the caption "-- Certain Covenants -- Incur-

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

rence of Indebtedness and Issuance of Disqualified Stock" during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have been received by the referent Person or any of its Restricted Subsidiaries on the first day of the four-quarter reference period and applied to its intended use on such date,
(iii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (iv) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issuance Date.

     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Indebtedness" means, with respect to any Person, without duplication, (a) any indebtedness of such Person, whether or not contingent, (i) in respect of borrowed money, (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) evidenced by letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances, (iv) representing Capital Lease Obligations, (v) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable, (vi) representing any obligations in respect of Interest Rate Hedging Agreements or Oil and Gas Hedging Contracts, and (vii) in respect of any Production Payment, (b) all Indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person), (c) obligations of such Person in respect of production imbalances, (d) Acquired Debt of such Person, (e) Attributable Debt of such Person, and (f) to the extent not otherwise included in the foregoing, the guarantee by such Person of any Indebtedness of any other Person.

     "Interest Rate Hedging Agreements" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

     "Investors" means TPG Partners II, L.P., TPG Parallel II, L.P., and TPG Investors II, L.P.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations, but excluding trade credit) or capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that the following shall not constitute Investments: (i) an acquisition of assets, Equity Interests or other securities by the Company for consideration consisting of common equity securities of the Company, (ii) Interest Rate Hedging Agreements entered into in accordance with the limitations set forth in clause
(g) of the second paragraph of the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Disqualified Stock," (iii) Oil and Gas Hedging Agreements entered into in accordance with the limitations set forth in clause (h) of the second paragraph of the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Disqualified Stock" and (iv) endorsements of negotiable instruments and documents in the ordinary course of

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

business. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such entity is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary or nonrecurring gain or loss, together with any related provision for taxes on such extraordinary or nonrecurring gain or loss.

     "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale, but excluding cash amounts placed in escrow, until such amounts are released to the Company), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting, investment banking and other professional fees and expenses, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness (other than Indebtedness under any Senior Debt) secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP and any reserve established for future liabilities.

     "New Credit Agreement" means that certain Credit Agreement, dated as of June 27, 1997, among the Company, The Chase Manhattan Bank, N.A., as Agent and lender and the other parties thereto, providing for up to $200 million of Indebtedness, including any related notes, guarantees, security or pledge agreements, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced, in whole or in part, from time to time, whether or not with the same lenders or agents; provided that no such amendments, restatements, modifications, renewals, refundings, replacements or refinancings shall result in provisions for Indebtedness or outstanding Indebtedness in excess of $200 million, and provided further, that the total amount of Indebtedness outstanding under the New Credit Agreement and all documents executed in connection therewith and referred to in this definition shall be no greater than $200 million in the aggregate.

     "Non-Recourse Debt" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness), or (b) is directly or indirectly liable (as guarantor or otherwise); and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time, or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other

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

Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) the explicit terms of which provide that there is no recourse against any of the assets of the Company or its Restricted Subsidiaries.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Oil and Gas Business" means (i) the acquisition, exploration, development, operation and disposition of interests in oil, gas and other hydrocarbon properties, (ii) the gathering, marketing, distribution, treating, processing, storage, selling and transporting of any production from such interests or properties and the marketing of oil and gas obtained from unrelated Persons,
(iii) any business relating to exploration for or development, production, treatment, processing, storage, transportation, gathering or marketing of oil, gas and other minerals and products produced in association therewith, (iv) any business relating to oilfield sales and service and (v) any activity that is ancillary to or necessary or appropriate for the activities described in clauses
(i) through (iv) of this definition.

     "Oil and Gas Hedging Contracts" means any oil and gas purchase or hedging agreement, and other agreement or arrangement, in each case, that is designed to provide protection against oil and gas price fluctuations.

     "Pari Passu Indebtedness" means Indebtedness that ranks pari passu in right of payment to the Notes.

     "Permitted Holders" means the Investors, any investment partnership or fund managed by the principals of TPG II, any partners of the Investors, members of their immediate family and trusts for the benefit of members of their immediate family, their respective Affiliates and any Person acting in the capacity of an underwriter in connection with a public or private offering of the Company's Capital Stock.

     "Permitted Indebtedness" has the meaning given in the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Disqualified Stock."

     "Permitted Investments" means (a) any Investment in the Company or in a Restricted Subsidiary of the Company; (b) any Investment in Cash Equivalents;
(c) any Investment by the Company or any Restricted Subsidiary of the Company in a Person if, as a result of such Investment and any related transactions that at the time of such Investment are contractually mandated to occur, (i) such Person becomes a Restricted Subsidiary of the Company or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company; (d) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales" or not constituting an Asset Sale by reason of the $5 million threshold contained in the definition thereof;
(e) other Investments in any Person or Persons having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (e) that are at the time outstanding, not to exceed the greater of (i) $75 million or (ii) 15% of the Company's Total Assets at the time such Investment is made; (f) any Investment acquired by the Company in exchange for Equity Interests in the Company (other than Disqualified Stock), (g) shares of Capital Stock received in connection with any good faith settlement of a bankruptcy proceeding involving a trade creditor; (h) Interest Rate Hedging Agreements; (i) loans and advances to employees in the ordinary course of business for bona fide business purposes and (j) entry into operating agreements, joint ventures, partnership agreements, working interests, royalty interests, mineral leases, processing agreements, farm-out agreements, contracts for the sale, transportation or exchange of oil and natural gas, unitization agreements, pooling arrangements, area of mutual interest agree-ments, production sharing agreements or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto, in each case made or entered into in the ordinary course of the Oil and Gas Business, excluding however, Investments in corporations other than any Investment received pursuant to the Asset Sale provision.

     "Permitted Liens" means (i) Liens securing Indebtedness of a Subsidiary or Liens securing Senior Debt that is outstanding on the date of issuance of the Notes (after giving effect to the Transaction) and Liens securing Senior Debt that is permitted by the terms of the Indenture to be incurred; (ii) Liens in favor of the Company or any Restricted Subsidiary; (iii) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company and Liens on property or assets of a Subsidiary existing at the time it became a Subsidiary, provided that such Liens were in existence prior to the contemplation of the acquisition and do not extend to any assets other than the acquired property or the property of the acquired subsidiary; (iv) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance or other kinds of social security, or to secure the payment or performance of tenders, statutory or regulatory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business (including lessee or operator obligations under statutes, governmental regulations or instruments related to the ownership, exploration and production of oil, gas and minerals on state or federal lands or waters); (v) Liens existing on the date of the Indenture (after giving effect to the Transaction); (vi) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (vii) statutory liens of landlords, mechanics, suppliers, vendors, warehousemen, carriers or other like Liens arising in the ordinary course of business; (viii) pre-judgment liens and judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceeding that may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired; (ix) Liens on, or related to, properties or assets to secure all or part of the costs incurred in the ordinary course of the Oil and Gas Business for the exploration, drilling, development, production, processing, transportation, marketing, storage or operation thereof; (x) Liens on pipeline or pipeline facilities that arise under operation of law; (xi) Liens arising under operating agreements, joint venture agreements, partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil or natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements and other agreements that are customary in the Oil and Gas Business; (xii) Liens reserved in oil and gas mineral leases for bonus or rental payments and for compliance with the terms of such leases, (xiii) Liens securing the Notes; (xiv) Liens constituting survey exceptions, encumbrances, easements, and reservations of, and rights to others for, rights-of-way, zoning and other restrictions as to the use of real properties, and minor defects of title which, in the case of any of the foregoing, do not secure the payment of borrowed money, and in the aggregate do not materially adversely affect the value of the assets of the Company and its Restricted Subsidiaries, taken as a whole, or materially impair the use of such properties for the purposes for which such properties are held by the Company or such subsidiaries; and (xv) Liens not otherwise permitted by clauses
(i) through (xiv) that are incurred in the ordinary course of business of the Company or any Subsidiary with respect to obligations that do not exceed $5 million at any one time outstanding.

     "Permitted Refinancing Debt" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness (other than Indebtedness incurred under a Credit Facility) of the Company or any of its Restricted Subsidiaries; provided that: (i) the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date on or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable taken as a whole to the Holders of the Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Production Payments" means Dollar-Denominated Production Payments and Volumetric Production Payments, collectively.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" means any direct or indirect Subsidiary of the Company that is not an Unrestricted Subsidiary.

     "Senior Debt" means (i) Indebtedness of the Company or any Subsidiary of the Company under or in respect of any Credit Facility, whether for principal, interest (including interest accruing after the filing of a petition initiating any proceeding pursuant to any bankruptcy law, whether or not the claim for such interest is allowed as a claim in such proceeding), reimbursement obligations, fees, commissions, expenses, indemnities or other amounts, and (ii) any other Indebtedness permitted under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes. Notwithstanding anything to the contrary in the foregoing sentence, Senior Debt will not include
(w) any liability for federal, state, local or other taxes owed or owing by the Company, (x) any Indebtedness of the Company to any of its Subsidiaries or other Affiliates, (y) any trade payables or (z) any Indebtedness that is incurred in violation of the Indenture (other than Indebtedness under (i) the New Credit Agreement or (ii) any other Credit Facility that is incurred on the basis of a representation by the Company to the applicable lenders that it is permitted to incur such Indebtedness under the Indenture).

     "Significant Subsidiary" means (i) each Subsidiary that for the most recent fiscal year of such Subsidiary had consolidated revenues greater than $10 million or as at the end of such fiscal year had assets or liabilities greater than $10 million and (ii) any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary.

     "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock, entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

     "Subsidiary Guarantors" means each Restricted Subsidiary of the Company existing on the date of the Indenture (such Subsidiaries being The Canton Oil & Gas Company, Peake Energy, Inc., Ward Lake Drilling, Inc. and Target Oilfield Pipe & Supply Company), and any future Restricted

Subsidiary of the Company that executes a Guarantee in accordance with the provisions of the Indenture, and, in each case, their respective successors and assigns.

     "Total Assets" means, with respect to any Person, the total consolidated assets of such Person and its Restricted Subsidiaries, as shown on the most recent balance sheet of such Person.

     "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to June 15, 2002; provided that if the period from the redemption date to June 15, 2002 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to June 15, 2002 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

     "Unrestricted Subsidiary" means (i) any Subsidiary of the Company which at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Directors of the Company, as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if
(a) such Subsidiary does not own any Capital Stock of, or own or hold any Lien on any property of, any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; (b) all the Indebtedness of such Subsidiary shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt; (c) the Company certifies that such designation complies with the limitations of the "Restricted Payments" covenant; (d) such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Company and its Subsidiaries; (e) such Subsidiary does not, directly or indirectly, own any Indebtedness of or Equity Interest in, and has no investments in, the Company or any Restricted Subsidiary; (f) such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (1) to subscribe for additional Equity Interests of such Person or (2) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and (g) on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary with terms substantially less favorable to the Company or such Restricted Subsidiary than those that might have been obtained from Persons who are not Affiliates of the Company. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company giving effect to such designation and an Officers' certificate certifying that such designation complied with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, if shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred as of such date. The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that (i) immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Company could incur at least $1.00 of additional Indebtedness (excluding Permitted Indebtedness) pursuant to the first paragraph of the "Incurrence of Indebtedness and Issuance of Disqualified Stock" covenant on a pro forma basis taking into account such designation and (ii) such Subsidiary executes a Guarantee pursuant to the terms of the Indenture.

     "Volumetric Production Payments" means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

     "Voting Stock" of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned, directly or indirectly, by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

                       DESCRIPTION OF OTHER INDEBTEDNESS

     The Company entered into a credit agreement dated as of June 27, 1997 (the "New Credit Agreement") among the Company, the several lenders from time to time parties thereto (collectively, the "Banks"), and The Chase Manhattan Bank, as administrative agent (the "Administrative Agent"), Bankers Trust Company, as syndication agent and NationsBanc of Texas, as documentation agent (collectively, the "Agents"). Chase Securities Inc., acted as advisor and arranger for the New Credit Agreement. The following is a summary description of the principal terms of the New Credit Agreement and the other loan documents. The description set forth below does not purport to be complete and is qualified in its entirety by reference to certain agreements setting forth the principal terms and conditions of the Company's New Credit Agreement, which are available upon request from the Company.

     Structure. The Banks have committed, subject to compliance with the Borrowing Base and customary conditions, to provide the Company with revolving credit loans of up to $200 million, of which $25 million will be available for the issuance of letters of credit.

     The Company initially borrowed $104.0 million on June 27, 1997 under the New Credit Agreement (i) to partially finance the acquisition of the Company by the TPG Investors; (ii) to repay certain existing outstanding indebtedness of the Company and (iii) to pay certain fees and expenses related to the Transaction. The New Credit Agreement may be utilized to fund the Company's working capital requirements, including issuance of stand-by and trade letters of credit, to fund acquisitions and for other general corporate purposes. At July 31, 1997, the Company's outstanding borrowings under the New Credit Agreement totaled $104.0 million.

     The New Credit Agreement is a senior secured revolving credit facility providing for revolving loans to the Company and the issuance of U.S. dollar-denominated letters of credit for the account of the Company in an aggregate principal amount (such amount includes the aggregate stated amount of all letters of credit and the aggregate reimbursement and other obligations in respect thereof) at any time not to exceed the Company's Borrowing Base, which will be the sum of the Company's proved developed producing reserves, proved developed non-producing reserves, proved undeveloped reserves and related processing and gathering assets and other assets of the Company as The Chase Manhattan Bank, Bankers Trust Company and NationsBanc of Texas (the "Engineering Committee") deem appropriate, adjusted by the Engineering Committee in accordance with their standard oil and gas lending practices and approved by the Banks holding at least 75% of the commitments under the New Credit Agreement. Initially, the Borrowing Base has been set at $180 million. In the event that 75% or more of the Borrowing Base is utilized, the Borrowing Base will be re-determined semi-annually. If less than 75% of the Borrowing Base is utilized, the Borrowing Base will be re-determined annually. The Borrower and the Required Lenders (each as defined therein) may request one additional re-determination per year.

     The availability of borrowings under the New Credit Agreement will be subject to certain conditions. Loans and letters of credit under the New Credit Agreement will be available at any time during the five-year term of the New Credit Agreement subject to the fulfillment of customary conditions precedent including the absence of a material adverse change in the condition of the Company, the absence of a default under the New Credit Agreement and compliance with the Borrowing Base.

     Security; Guaranty. The Company's obligations under the New Credit Agreement are guaranteed by each of the Company's direct and indirect domestic material subsidiaries. The New Credit Agreement and the guarantees thereof are secured by a perfected first priority security interest in the following properties of the Company and its direct and indirect subsidiaries: (i) oil and gas properties representing at least 75% of the Present Value of the oil and gas properties included in the most recently delivered reserve report; (ii) all of the gas gathering assets; (iii) all accounts receivable, inventory and intangibles; and (iv) all of the capital stock of the Company and the Company's direct and indirect subsidiaries.

     Interest; Maturity. Borrowings under the New Credit Agreement bear interest at a rate per annum equal (at the Company's option) to: (i) the Administrative Agent's Eurodollar rate plus an applicable margin or (ii) an alternate base rate (equal to the highest of the Administrative Agent's prime rate, a certificate of deposit rate plus 1%, or the Federal Funds effective rate plus 1/2 of 1%) plus an applicable margin. Initially, the applicable margin is 1.5% per annum for Eurodollar rate loans and 0.5% per annum for alternate base rate loans. The New Credit Agreement will mature on June 27, 2002.

     Fees. The Company will be required to pay the Banks, on a quarterly basis, a commitment fee on the undrawn portion of the New Credit Agreement at a rate equal to: (i) 1/2 of 1% per annum in the event that loans under the New Credit Agreement are equal to or exceed 50% of the Borrowing Base; or (ii) 0.375% per annum in the event that loans under the New Credit Agreement are less than 50% of the Borrowing Base. The Company is also obligated to pay (i) a per annum letter of credit fee on the aggregate amount of outstanding letters of credit at a rate equal to the greater of (a) the applicable margin for Eurodollar rate loans minus 1/8 of 1% and (b) $500; (ii) a fronting bank fee for the letter of credit issuing bank equal to 1/8 of 1% per annum; and (iii) agent, arrangement and other similar fees.

     Covenants. The New Credit Agreement contains a number of covenants that, among other things, restrict the ability of the Company and its subsidiaries to dispose of assets, incur additional indebtedness, prepay other indebtedness (including the Notes) or amend certain debt instruments (including the Indenture), pay dividends, create liens on assets, enter into sale and leaseback transactions, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, change the business conducted by the Company or its subsidiaries, make capital expenditures or engage in certain transactions with affiliates and otherwise restrict certain corporate activities. In addition, under the New Credit Agreement, the Company is required to maintain specified financial ratios and tests, including minimum interest coverage ratios and maximum leverage ratios.

     Events of Default. The New Credit Agreement contains customary events of default, including nonpayment of principal, interest or fees, material inaccuracy of representations and warranties, violation of covenants, cross-default and cross-acceleration to certain other indebtedness, certain events of bankruptcy and insolvency, material judgments against the Company, invalidity of any guarantee or security interest and a change of control of the Company in certain circumstances as set forth therein.

                   EXCHANGE AND REGISTRATION RIGHTS AGREEMENT

     The Company, each of the Guarantors and the Initial Purchasers entered into an exchange and registration rights agreement (the "Exchange and Registration Rights Agreement") pursuant to which the Company agreed to (i) file with the Commission on or prior to August 26, 1997 the Exchange Offer Registration Statement relating to a registered exchange offer (the "Exchange Offer") for the Senior Subordinated Notes under the Securities Act and (ii) use its best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act by November 9, 1997. As soon as practicable after the effectiveness of the Exchange Offer Registration Statement, the Company will offer to the holders of the Senior Subordinated Notes who are not prohibited by any law or policy of the Commission from participating in the Exchange Offer the opportunity to exchange their Senior Subordinated Notes for the Exchange Notes. The Company will keep the Exchange Offer open for not less than 30 days (or longer, if required by law) after the date notice of the Exchange Offer is mailed to the holders of the Notes. If (i) applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer as contemplated thereby or (ii) for any other reason the Exchange Offer is not consummated by December 9, 1997 (iii) any holder either (A) is not eligible to participate in the Exchange Offer or (B) participates in the Exchange Offer and does not receive freely transferable Exchange Notes in exchange for tendered Senior Subordinated Notes, the Company will file with the Commission a shelf registration statement (the "Shelf Registration Statement") to cover resales of Transfer Restricted Securities (as defined below) by such holders who satisfy certain conditions relating to, among other things, the provision of information in connection with the Shelf Registration Statement. For purposes of the foregoing, "Transfer Restricted Securities" means each Senior Subordinated Note until (i) the date on which such Note has been exchanged for a freely transferable Exchange Note in the Exchange Offer, (ii) the date on which such Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iii) the date on which such
Note is distributed to the public pursuant to Rule 144 under the Securities Act or is saleable pursuant to Rule 144(k) under the Securities Act.

     The Company will use its best efforts to have the Exchange Offer Registration Statement and, if applicable, the Shelf Registration Statement (each a "Registration Statement") declared effective by the Commission as promptly as practicable after the filing thereof. Unless the Exchange Offer would not be permitted by a policy of the Commission, the Company will commence the Exchange Offer and will use its best efforts to consummate the Exchange Offer as promptly as practicable, but in any event prior to 165 days after the Issue Date. If applicable, the Company will use its best efforts to keep the Shelf Registration Statement effective for a period of two years after the Issue Date, subject to certain exceptions, including suspending the effectiveness thereof for certain valid business reasons. If (i) the applicable Registration Statement is not filed with the Commission on or prior to August 26, 1997, (ii) the Exchange Offer Registration Statement or the Shelf Registration Statement, as the case may be, is not declared effective by November 9, 1997 (or in the case of a Shelf Registration Statement required to be filed in response to a change in law or the applicable interpretations of Commission's staff, if later, within 45 days after publication of the change in law or interpretation), (iii) the Exchange Offer is not consummated on or prior to December 9, 1997 or (iv) the Shelf Registration Statement is filed and declared effective by November 9, 1997 (or in the case of a Shelf Registration Statement required to be filed in response to a change in law or the applicable interpretations of Commission's staff, if later, within 45 days after publication of the change in law or interpretation), but shall thereafter cease to be effective (at any time that the Company is obligated to maintain the effectiveness thereof) without being succeeded within 60 days by an additional Registration Statement filed and declared effective (each such event referred to in clauses (i) through (iv), a "Registration Default"), the Company will generally be obligated to pay liquidated damages to each holder of Transfer Restricted Securities, during the period of such Registration Default in an amount equal to $0.192 per week per $1,000 principal amount of the Notes constituting Transfer Restricted Securities held by such holder until the applicable Registration Statement is filed or declared effective, the Exchange Offer is consummated or the Shelf Registration Statement again becomes effective, as the case may be; provided, however, no liquidated damages shall be payable for a Registration Default under clause
(iii) above if a Shelf

Registration Statement covering resales of the Transfer Restricted Securities for which the Exchange Offer was intended shall have been declared effective. All accrued liquidated damages shall be paid to holders in the same manner as interest payments on the Notes on semi-annual payment dates which correspond to interest payment dates for the Notes. Following the cure of all Registration Defaults, the accrual of liquidated damages will cease.

     The Exchange and Registration Rights Agreement also provides that the Company (i) shall make available for a period of 90 days after the consummation of the Exchange Offer a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any such Exchange Notes and (ii) shall pay all expenses incident to the Exchange Offer (including the expenses of one counsel to the holders of the Senior Subordinated Notes) and will indemnify certain holders of the Notes (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act, and will be bound by the provisions of the Exchange and Registration Rights Agreement (including certain indemnification rights and obligations).

     Each holder of the Senior Subordinated Notes that wishes to exchange such Notes for Exchange Notes in the Exchange Offer will be required to make certain representations, including representations that (i) any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement with any person to participate in the distribution of the Exchange Notes and (iii) it is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Company or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

     If a holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the Exchange Notes. If a holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Senior Subordinated Notes that were acquired as a result of market making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

     Holders of the Senior Subordinated Notes will be required to make certain representations to the Company (as described above) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement in order to have their Notes included in the Shelf Registration Statement and benefit from the provisions regarding liquidated damages set forth in the preceding paragraphs. A holder who sells Senior Subordinated Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Exchange and Registration Rights Agreement which are applicable to such a holder (including certain indemnification obligations).

     For so long as the Senior Subordinated Notes are outstanding, the Company will continue to provide to holders of such Notes and to prospective purchasers of the Notes the information required by paragraph (d)(4) of Rule 144A under the Securities Act ("Rule 144A"). The Company will provide a copy of the Exchange and Registration Rights Agreement to prospective purchasers of Notes identified to the Company by the Initial Purchasers upon request.

     The foregoing description of the Exchange and Registration Rights Agreement is a summary only, does not purport to be complete and is qualified in its entirety by reference to all provisions of the Exchange and Registration Rights Agreement.

                              PLAN OF DISTRIBUTION

     Based on interpretations by the Staff set forth in no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for

Senior Subordinated Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is (i) an "Affiliate," (ii) a broker-dealer who acquired Senior Subordinated Notes directly from the Company or (iii) broker-dealers who acquired Senior Subordinated Notes as a result of market-making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in a distribution of such Exchange Notes and that broker-dealers receiving Exchange Notes in the Exchange Offer will be subject to a prospectus delivery requirement with respect to resales of such Exchange Notes.

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Senior Subordinated Notes where Senior Subordinated Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until
            , 1997, all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

     The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Notes) other than commissions or concessions of any brokers or dealers and will indemnify such holders (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

     The Initial Purchasers may engage in stabilizing transactions in accordance with Rule 104 under the Exchange Act. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Such stabilization transactions may cause the price of the Notes to be higher than it would otherwise be in the absence of such transactions.

                                 LEGAL MATTERS

     The validity of the Exchange Notes offered hereby will be passed upon for the Company by Black, McCuskey, Souers & Arbaugh, 220 Market Avenue South, Canton, Ohio 44702-2116.

                                    EXPERTS

     Certain information with respect to the gas and oil reserves of the Company are derived from the reports of John G. Redic, Inc. and Ryder Scott Company, independent petroleum engineers. Such information has been included herein in reliance upon the authority of said firms as experts with respect to such matters.

     The consolidated financial statements of the Company at December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                     GLOSSARY OF SELECTED OIL AND GAS TERMS

     The terms defined in this glossary are used throughout this Offering Memorandum.

Bbl. One stock tank barrel, or 42 US gallons liquid volume, used herein in reference to crude oil or other liquid hydrocarbons.

Bcf. One billion cubic feet.

Bcfe. One billion cubic feet of natural gas equivalent.

Btu. British thermal unit, which is the quantity of heat required to raise the temperature of one pound of water from 58.5 to 59.5 degrees Fahrenheit.

Developed acreage. Acres which are allocated or assignable to producing wells or wells capable of production.

Gross acres or gross wells. The total acres or wells, as the case may be, in which a working interest is owned.

Mbbl. One thousand Bbl.

Mcf. One thousand cubic feet, used herein in reference to natural gas.

Mmbbl. One million Bbl.

Mcfe. One thousand cubic feet of natural gas equivalent, using the ratio of one Bbl of crude oil to six Mcf of natural gas.

Mmbtu. One million Btus.

Mmcf. One million cubic feet.

Mmcfe. One million cubic feet of natural gas equivalent.

Net acres or net wells. The sum of the fractional working interests owned in gross acres or gross wells.

Present Value. The pre-tax present value, discounted at 10%, of future net cash flows from estimated proved reserves, calculated holding prices and costs constant at amounts in effect on the date of the report (unless such prices or costs are subject to change pursuant to contractual provisions) and otherwise in accordance with the Commission's rules for inclusion of oil and gas reserve information in financial statements filed with the Commission.

Productive well. A well that is producing oil or natural gas or that is capable of production.

Proved developed reserves. Reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

Proved reserves. The estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

Proved undeveloped reserves. Reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditures is required for completion.

Royalty interest. An interest in an oil and natural gas property entitling the owner to a share of oil and natural gas production free of costs of production.

Working interest. The operating interest which gives the owner the right to drill, produce and conduct operating activities on the property and a share of production, subject to all royalties, overriding royalties and other burdens and to all costs of exploration, development and operations and all risks in connection therewith.

                           BELDEN & BLAKE CORPORATION

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 1996
  Report of Independent Auditors.....................................................   F-2
  Consolidated Balance Sheets as of December 31, 1996 and 1995.......................   F-3
  Consolidated Statements of Operations for the years ended December 31, 1996, 1995
     and 1994........................................................................   F-4
  Consolidated Statements of Shareholders' Equity for the years ended December 31,
     1996, 1995 and 1994.............................................................   F-5
  Consolidated Statements of Cash Flows for the years ended December 31, 1996, 1995
     and 1994........................................................................   F-6
  Notes to Consolidated Financial Statements.........................................   F-7

FINANCIAL STATEMENTS FOR THE PERIOD ENDED MARCH 31, 1997 (UNAUDITED)
  Consolidated Balance Sheets as of March 31, 1997 and December 31, 1996.............   F-23
  Consolidated Statements of Operations for the three months ended March 31, 1997 and
     1996............................................................................   F-24
  Consolidated Statements of Shareholders' Equity for the three months ended March
     31, 1997 and the years ended December 31, 1996 and 1995.........................   F-25
  Consolidated Statements of Cash Flows for the three months ended March 31, 1997 and
     1996............................................................................   F-26
  Notes to Consolidated Financial Statements.........................................   F-27

                         REPORT OF INDEPENDENT AUDITORS

To the Shareholders and Board of Directors
Belden & Blake Corporation

     We have audited the accompanying consolidated balance sheets of Belden & Blake Corporation as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Belden & Blake Corporation at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                         ERNST & YOUNG LLP

Cleveland, Ohio
February 21, 1997

                           BELDEN & BLAKE CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                             DECEMBER 31
                                                                       ------------------------
                                                                         1996           1995
                                                                       ---------      ---------
ASSETS
CURRENT ASSETS
  Cash and cash equivalents.........................................   $   8,606      $  12,322
  Accounts receivable, net..........................................      33,523         28,123
  Inventories.......................................................       9,397          9,253
  Deferred income taxes.............................................       2,918          2,254
  Other current assets..............................................       2,280          2,198
                                                                       ---------      ---------
          TOTAL CURRENT ASSETS......................................      56,724         54,150

PROPERTY AND EQUIPMENT, AT COST
  Oil and gas properties (successful efforts method)................     266,521        235,344
  Gas gathering systems.............................................      26,045         25,416
  Land, buildings, machinery and equipment..........................      31,578         29,977
                                                                       ---------      ---------
                                                                         324,144        290,737
  Less accumulated depreciation, depletion and amortization.........      86,808         59,209
                                                                       ---------      ---------
          PROPERTY AND EQUIPMENT, NET...............................     237,336        231,528

OTHER ASSETS........................................................       9,703         11,620
                                                                       ---------      ---------
                                                                       $ 303,763      $ 297,298
                                                                       =========      =========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable..................................................   $   9,421      $  11,004
  Accrued expenses..................................................      20,990         23,811
  Current portion of long-term liabilities..........................       4,203          1,976
                                                                       ---------      ---------
          TOTAL CURRENT LIABILITIES.................................      34,614         36,791

LONG-TERM LIABILITIES
  Bank and other long-term debt.....................................      59,216         67,223
  Senior notes......................................................      31,111         35,000
  Convertible subordinated debentures...............................       5,550          6,800
  Other.............................................................       1,765          1,500
                                                                       ---------      ---------
                                                                          97,642        110,523

DEFERRED INCOME TAXES...............................................      12,589          7,693

SHAREHOLDERS' EQUITY
  Common stock without par value; $.10 stated value per share;
     authorized 50,000,000 shares; issued and outstanding 11,231,865
     and 11,136,496 shares..........................................       1,123          1,114
  Preferred stock without par value; $100 stated value per share;
     authorized 8,000,000 shares; issued and outstanding 24,000
     shares.........................................................       2,400          2,400
  Paid in capital...................................................     128,035        126,063
  Retained earnings.................................................      27,395         12,820
  Unearned portion of restricted stock..............................         (35)          (106)
                                                                       ---------      ---------
          TOTAL SHAREHOLDERS' EQUITY................................     158,918        142,291
                                                                       ---------      ---------
                                                                       $ 303,763      $ 297,298
                                                                       =========      =========

See accompanying notes.

                           BELDEN & BLAKE CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   YEAR ENDED DECEMBER 31
                                                           --------------------------------------
                                                             1996           1995           1994
                                                           ---------      ---------      --------
REVENUES
  Oil and gas sales.....................................   $  79,491      $  46,853      $ 32,574
  Gas marketing and gathering...........................      44,527         40,436        33,072
  Oilfield sales and service............................      25,517         20,066        13,157
  Interest and other....................................       3,700          2,712           562
                                                           ---------      ---------      --------
                                                             153,235        110,067        79,365
EXPENSES
  Production expense....................................      18,098         11,756         7,827
  Production taxes......................................       3,168          2,060         1,357
  Cost of gas and gathering expense.....................      37,556         33,831        28,878
  Oilfield sales and service............................      23,142         18,266        12,180
  Exploration expense...................................       6,064          4,924         2,803
  General and administrative expense....................       4,573          3,802         3,567
  Interest expense......................................       7,383          6,073         3,503
  Depreciation, depletion and amortization..............      29,752         19,717        11,886
  Franchise, property and other taxes...................       1,739          1,228           854
                                                           ---------      ---------      --------
                                                             131,475        101,657        72,855
                                                           ---------      ---------      --------
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES...      21,760          8,410         6,510
  Provision for income taxes............................       6,566          2,150         2,330
                                                           ---------      ---------      --------
INCOME FROM CONTINUING OPERATIONS.......................      15,194          6,260         4,180
LOSS FROM DISCONTINUED OPERATIONS.......................        (439)        (1,139)         (337)
                                                           ---------      ---------      --------
NET INCOME..............................................   $  14,755      $   5,121      $  3,843
                                                           =========      =========      ========
EARNINGS (LOSS) PER COMMON SHARE:
  CONTINUING OPERATIONS.................................   $    1.34      $    0.69      $   0.57
  DISCONTINUED OPERATIONS...............................       (0.04)         (0.13)        (0.05)
                                                           ---------      ---------      --------
  NET INCOME............................................   $    1.30      $    0.56      $   0.52
                                                           =========      =========      ========
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING..............      11,176          8,785         7,080
                                                           =========      =========      ========

See accompanying notes.

                           BELDEN & BLAKE CORPORATION

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                 (IN THOUSANDS)

                                                                                                   UNEARNED
                                         COMMON    COMMON    PREFERRED    PAID IN     RETAINED    RESTRICTED
                                         SHARES    STOCK       STOCK      CAPITAL     EARNINGS      STOCK        TOTAL
                                         ------    ------    ---------    --------    --------    ----------    --------
JANUARY 1, 1994.......................   7,053     $ 706      $ 2,400     $ 69,865    $ 4,216       $ (330)     $ 76,857
Stock issued..........................      32         3                       385                                   388
Net income............................                                                  3,843                      3,843
Preferred stock dividend..............                                                   (180)                      (180)
Restricted stock vested...............                                         129                     105           234
                                         ------    ------     -------     --------    -------       ------      --------
DECEMBER 31, 1994.....................   7,085       709        2,400       70,379      7,879         (225)       81,142
Stock issued..........................   4,028       403                    55,264                                55,667
Net income............................                                                  5,121                      5,121
Preferred stock dividend..............                                                   (180)                      (180)
Stock options exercised...............       2        --                        25                                    25
Employee stock bonus..................      22         2                       251                                   253
Restricted stock vested...............                                         144                     119           263
                                         ------    ------     -------     --------    -------       ------      --------
DECEMBER 31, 1995.....................   11,137    1,114        2,400      126,063     12,820         (106)      142,291
Net income............................                                                 14,755                     14,755
Preferred stock dividend..............                                                   (180)                      (180)
Stock options exercised and related
  tax benefit.........................       3        --                        47                                    47
Employee stock bonus..................      26         3                       418                                   421
Restricted stock activity.............       4        --                       263                      71           334
Conversion of debentures..............      62         6                     1,244                                 1,250
                                         ------    ------     -------     --------    -------       ------      --------
DECEMBER 31, 1996.....................   11,232    $1,123     $ 2,400     $128,035    $27,395       $  (35)     $158,918
                                         ======    ======     =======     ========    =======       ======      ========

See accompanying notes.

                           BELDEN & BLAKE CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                  YEAR ENDED DECEMBER 31
                                                         ----------------------------------------
                                                           1996            1995           1994
                                                         ---------      ----------      ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income..........................................   $  14,755      $    5,121      $   3,843
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation, depletion and amortization.........      29,752          20,154         12,021
     Loss on disposal of property and equipment.......         534             177             91
     Deferred income taxes............................       4,232             488          1,570
     Deferred compensation and stock grants...........       1,311           1,067            359
     Change in operating assets and liabilities, net
       of effects of acquisition of businesses:
       Accounts receivable and other operating
          assets......................................      (4,385)        (14,485)        (1,622)
       Inventories....................................        (144)            469         (2,328)
       Accounts payable and accrued expenses..........         476           8,958          1,775
                                                         ---------      ----------      ---------
          NET CASH PROVIDED BY OPERATING ACTIVITIES...      46,531          21,949         15,709

CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of businesses, net of cash acquired.....      (4,543)        (99,837)       (17,968)
  Proceeds from property and equipment disposals......       2,227             589            438
  Additions to property and equipment.................     (37,074)        (23,855)       (19,844)
  (Increase) decrease in other assets.................        (705)           (867)            88
                                                         ---------      ----------      ---------
          NET CASH USED IN INVESTING ACTIVITIES.......     (40,095)       (123,970)       (37,286)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from revolving line of credit and long-term
     debt.............................................      16,105          73,000          6,100
  Repayment of long-term debt and other obligations...     (26,117)        (17,818)        (2,938)
  Preferred stock dividends...........................        (180)           (180)          (180)
  Proceeds from sale of common stock and stock
     options..........................................          40          59,438             --
  Common stock placement cost.........................          --          (3,746)            --
                                                         ---------      ----------      ---------
          NET CASH (USED IN) PROVIDED BY FINANCING
            ACTIVITIES................................     (10,152)        110,694          2,982
                                                         ---------      ----------      ---------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS..      (3,716)          8,673        (18,595)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR........      12,322           3,649         22,244
                                                         ---------      ----------      ---------
CASH AND CASH EQUIVALENTS AT END OF YEAR..............   $   8,606      $   12,322      $   3,649
                                                         =========      ==========      =========

See accompanying notes.

                           BELDEN & BLAKE CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

  BUSINESS

     The Company operates primarily in the oil and gas industry. The Company's principal business is the acquisition, exploration, development and production of oil and gas reserves, and the gathering and marketing of natural gas. Sales of oil are ultimately made to refineries. Sales of gas are ultimately made to gas utilities and industrial consumers in Ohio, Michigan, West Virginia, Pennsylvania, New York and Kentucky. The Company also provides oilfield services and is a distributor of a broad range of oilfield equipment and supplies. Its customers include other independent oil and gas companies, dealers and operators throughout Ohio, Michigan, West Virginia, Pennsylvania and New York. The price of oil and gas has a significant impact on the Company's working capital and results of operations.

  PRINCIPLES OF CONSOLIDATION AND FINANCIAL PRESENTATION

     The accompanying consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

  USE OF ESTIMATES IN THE FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts. Significant estimates used in the preparation of the Company's financial statements which could be subject to significant revision in the near term include estimated oil and gas reserves and the estimated net realizable value of the assets of discontinued operations. Although actual results could differ from these estimates, significant adjustments to these estimates historically have not been required.

  CASH EQUIVALENTS

     For purposes of the statements of cash flows, cash equivalents are defined as all highly liquid debt instruments purchased with an initial maturity of three months or less.

  CONCENTRATIONS OF CREDIT RISK

     Credit limits, ongoing credit evaluation and account monitoring procedures are utilized to minimize the risk of loss. Collateral is generally not required. Expected losses are provided for currently and actual losses have been within management's expectations.

  INVENTORIES

     Inventories of material, pipe and supplies are valued at average cost. Crude oil and natural gas inventories are stated at average cost.

  PROPERTY AND EQUIPMENT

     The Company utilizes the "successful efforts" method of accounting for its oil and gas properties. Under this method, property acquisition and development costs and certain productive exploration costs are capitalized while non-productive exploration costs, which include certain geological and geophysical costs, dry holes, expired leases and delay rentals, are expensed as incurred. Capitalized costs related to proved properties are depleted using the unit-of-production method. Depreciation, depletion and amortization of proved oil and gas properties is calculated on

                           BELDEN & BLAKE CORPORATION
the basis of estimated recoverable reserve quantities. These estimates can change based on economic or other factors. No gains or losses are recognized upon the disposition of oil and gas properties except in extraordinary transactions. Sales proceeds are credited to the carrying value of the properties. Maintenance and repairs are expensed, and expenditures which enhance the value of properties are capitalized.

     Unproved oil and gas properties are stated at cost and consist of undeveloped leases. These costs are assessed periodically to determine whether their value has been impaired, and if impairment is indicated, the costs are charged to expense.

     Gas gathering systems are stated at cost. Depreciation expense is computed using the straight-line method over 15 years.

     Property and equipment are stated at cost. Depreciation of non-oil and gas properties is computed using the straight-line method over the useful lives of the assets ranging from 3 to 15 years for machinery and equipment and 30 to 40 years for buildings. When assets other than oil and gas properties are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in income for the period. The cost of maintenance and repairs is charged to income as incurred, and significant renewals and betterments are capitalized.

  NET INCOME PER COMMON SHARE

     Net income per common share is computed by subtracting preferred dividends from net income and dividing the difference by the weighted average number of common and common equivalent shares outstanding. Outstanding options, convertible securities and warrants are included in the computation of net income per common share when their effect is dilutive.

  REVENUE RECOGNITION

     Oil and gas production revenue is recognized as production and delivery take place. Oil and gas marketing revenues are recognized when title passes. Oilfield sales and service revenues are recognized when the goods or services have been provided.

  INCOME TAXES

     The Company uses the liability method of accounting for income taxes. Deferred income taxes are provided for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred income taxes also are recognized for operating losses that are available to offset future taxable income and tax credits that are available to offset future federal income taxes.

  RECLASSIFICATIONS

     Certain reclassifications have been made in 1995 and 1994 to conform to the presentation in 1996.

(2)  ACCOUNTING CHANGES

     During 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) 123, "Accounting for Stock-Based Compensation." Under SFAS 123, companies may elect to adopt the fair value method of accounting for stock-based compensation or continue to use Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) to

                           BELDEN & BLAKE CORPORATION
measure expense associated with stock-based compensation. The Company has elected to continue to follow APB 25. See Note 8.

     During 1996, the Company adopted SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." This statement requires impairment losses to be recognized for long-lived assets (other than unproved properties) used in continuing operations when indicators of impairment are present and the assets' carrying value is not anticipated to be recovered through future operations or sale. No impairment was required as a result of adopting SFAS 121.

(3)  ACQUISITIONS

     The following acquisitions were accounted for as purchase business combinations. Accordingly, the results of operations of the acquired businesses are included in the Company's consolidated statements of operations from the date of the respective acquisitions.

     During 1996, the Company acquired for approximately $4.1 million working interests in 323 oil and gas wells in Ohio and Kentucky. Estimated proved developed reserves associated with the wells totaled 6.0 Bcf of natural gas and 205,000 Bbls of oil net to the Company's interest at July 1, 1996.

     Effective in July 1995, the Company purchased from Quaker State Corporation most of its oil and gas properties and related assets in the Appalachian Basin (the "Quaker State Properties") for approximately $50 million. The Quaker State Properties included approximately 1,460 gross (1,100 net) wells with estimated proved reserves of 2.2 Mmbbl of oil and 46.8 Bcf of gas at December 31, 1994, approximately 250 miles of gas gathering systems, undeveloped oil and gas leases and fee mineral interests covering approximately 250,000 acres, an extensive geologic and geophysical database and other assets.

     In January 1995, the Company purchased Ward Lake Drilling, Inc. ("Ward Lake"), a privately-held exploration and production company headquartered in Gaylord, Michigan, for $15.1 million. Ward Lake operates and holds a production payment interest and working interests averaging 13.6% in approximately 500 Antrim Shale gas wells located in Michigan's lower peninsula. The purchase also included approximately 5,500 undeveloped leasehold acres that Ward Lake owns in Michigan. At December 31, 1994, the wells had estimated proved developed natural gas reserves totaling 98 Bcf (14 Bcf net to the Company's interest). Approximately one half of the purchase price represented payment for the proved reserves, with the balance associated with other oil and gas and corporate assets. Through the end of 1996, the Company purchased additional working interests averaging 24% in the wells operated by Ward Lake for approximately $12 million. The interests acquired had estimated proved developed reserves of 16 Bcf at December 31, 1994. The production from certain interests qualify for nonconventional fuel source tax credits.

     In addition, during 1995 the Company, in four separate transactions, acquired for approximately $29.2 million working interests in oil and gas wells in Michigan, Ohio, Pennsylvania and New York and drilling rights on more than 250,000 acres in Ohio. Estimated proved developed reserves associated with the wells totaled 35 Bcfe of natural gas net to the Company's interest at December 31, 1994.

     In January 1994, the Company purchased substantially all of TGX Corporation's Appalachian Basin assets for $15.5 million. The assets acquired included 1,034 gross (910 net) gas and oil wells on approximately 121,000 acres located in northeastern Ohio and southwestern New York and 15,000 undeveloped acres and related inventory, real estate and oilfield equipment. At December 31, 1993, the properties acquired had estimated proved reserves of 22.0 Bcf of natural gas and 28,700 Bbls of oil.

                           BELDEN & BLAKE CORPORATION

     The unaudited pro forma results of operations for the year ended December 31, 1995 as if the acquisitions above occurred at the beginning of the period were revenues of $124.9 million, net income of $8.5 million and net income per common share of $.75. The pro forma effects of the 1996 acquisitions were not material.

(4)  DETAILS OF BALANCE SHEETS

                                                                        DECEMBER 31
                                                                    --------------------
                                                                      1996        1995
                                                                    --------    --------
                                                                       (IN THOUSANDS)
     ACCOUNTS RECEIVABLE
          Accounts receivable....................................   $ 16,675    $ 16,096
          Allowance for doubtful accounts........................       (556)       (269)
          Oil and gas production receivable......................     16,729      11,610
          Current portion of notes receivable....................        675         686
                                                                    --------    --------
                                                                    $ 33,523    $ 28,123
                                                                    ========    ========
     INVENTORIES
          Oil....................................................   $  1,578    $  1,574
          Natural gas............................................        375         170
          Material, pipe and supplies............................      7,444       7,509
                                                                    --------    --------
                                                                    $  9,397    $  9,253
                                                                    ========    ========
     PROPERTY AND EQUIPMENT, GROSS
       OIL AND GAS PROPERTIES
          Producing properties...................................   $247,651    $214,984
          Non-producing properties...............................     10,277      11,286
          Other..................................................      8,593       9,074
                                                                    --------    --------
                                                                    $266,521    $235,344
                                                                    ========    ========
       LAND, BUILDINGS, MACHINERY AND EQUIPMENT
          Land, buildings and improvements.......................   $  8,537    $  8,748
          Machinery and equipment................................     23,041      21,229
                                                                    --------    --------
                                                                    $ 31,578    $ 29,977
                                                                    ========    ========
     ACCRUED EXPENSES
          Accrued expenses.......................................   $  8,617    $  9,924
          Accrued drilling and completion costs..................        658       4,902
          Accrued income taxes...................................        612          15
          Ad valorem and other taxes.............................      3,114       2,162
          Compensation and related benefits......................      2,994       2,147
          Undistributed production revenue.......................      4,995       4,661
                                                                    --------    --------
                                                                    $ 20,990    $ 23,811
                                                                    ========    ========

                           BELDEN & BLAKE CORPORATION

(5)  LONG-TERM DEBT

     Long-term debt consists of the following:

                                                                         DECEMBER 31
                                                                     -------------------
                                                                      1996        1995
                                                                     -------    --------
                                                                       (IN THOUSANDS)
          Revolving line of credit................................   $59,000    $ 67,000
          Senior notes............................................    35,000      35,000
          Convertible subordinated debentures.....................     5,550       6,800
          Other...................................................       246       1,871
                                                                     -------    --------
                                                                      99,796     110,671
          Less current portion....................................     3,918       1,648
                                                                     -------    --------
          Long-term debt..........................................   $95,878    $109,023
                                                                     =======    ========

     The Company has a $200 million unsecured revolving credit facility with a group of banks that matures on March 31, 2001. Outstanding balances under the facility incurred interest at the Company's choice of either: (1) the one, two, or three-month LIBOR plus 1.25% (6.81% for the three-month LIBOR interest rate option at December 31, 1996) or (2) the bank's prime rate (8.25% at December 31,
1996). At December 31, 1996, amounts payable under this facility were at the three-month LIBOR option with rates ranging from 6.78% to 6.84%. Borrowings under the credit agreement are limited to the borrowing base as established semi-annually by the bank group. The borrowing base at December 31, 1996 was $70 million. The Company believes that its oil and gas reserves at December 31, 1996 could provide a borrowing base in excess of $115 million.

     When market conditions are favorable, the Company may enter into interest rate swap arrangements, whereby a portion of the Company's floating rate exposure is exchanged for a fixed interest rate. The Company had no such derivative financial instruments at December 31, 1996 or 1995.

     The Company has $35 million of 7% fixed-rate senior notes outstanding with five insurance companies. These notes, which are interest-only through 1996, mature on September 30, 2005. Equal principal payments of $3,888,888 will be required on each September 30 commencing in 1997.

     The convertible subordinated debentures have a fixed interest rate of 9.25% and mature on June 30, 2000. The debentures are currently convertible by the debenture holders at the rate of one share of the Company's common stock for each $20.15 of principal. During 1996, $1,250,000 of the debentures were converted by the holders into 62,034 shares of common stock.

     The debt agreements contain various covenants restricting payment of dividends on common stock to $5 million plus 50% of cumulative net income, restricting sales of assets to 15% of shareholders' equity in any one year and requiring the maintenance of certain levels of net worth, working capital and other financial ratios.

     At December 31, 1996, the aggregate long-term debt maturing in the next five years is as follows: $3,918,000 (1997); $3,907,000 (1998); $3,907,000
(1999); $9,457,000 (2000); $62,907,000 (2001); and $15,700,000 (2002 and
thereafter).

(6)  LEASES

     The Company leases certain computer equipment, vehicles and office space under noncancelable agreements with lease periods of one to five years. Rent expense amounted to approximately $1.6 million, $1.4 million and $742,000 for the years ended December 31, 1996, 1995, and 1994,

                           BELDEN & BLAKE CORPORATION
respectively. Future commitments under leasing arrangements were not significant at December 31, 1996.

(7)  SHAREHOLDERS' EQUITY

     In December 1996 and 1995, the Company awarded 36,077 and 26,085 shares of common stock, respectively, to employees as profit sharing and bonuses. These shares were issued in each subsequent year.

     In November 1996, $1,250,000 of convertible subordinated debentures were converted by the debenture holders at the rate of one share of the Company's common stock for each $20.15 of principal into 62,034 shares of common stock.

     In August 1995, the Company sold 4,025,000 shares of common stock. Net proceeds, after deducting underwriting discounts and expenses, totaled approximately $55.6 million. Approximately $50 million of the net proceeds were used to purchase the Quaker State Properties, and the remaining proceeds were used to reduce the outstanding balance under the Company's revolving credit agreement.

     Outstanding warrants for the purchase of 13,801 shares of the Company's common stock at a price of $21.74 per share were exercisable by the holder in whole or part any time prior to February 15, 1997. These warrants expired unexercised on February 15, 1997.

     On December 31, 1992, the Company issued 24,000 shares of Class II Serial Preferred Stock with a stated value of $100 per share. In preference to shares of common stock, each share is entitled to cumulative cash dividends of $7.50 per year, payable quarterly. The Preferred Stock is subject to redemption at $100 per share at any time by the Company and is convertible into common stock, at the holder's election, at any time after five years from the date of issuance at a conversion price of $15.00 per common share. Holders of the Preferred Stock are entitled to one vote per preferred share. In February 1997, the Company notified the preferred stockholder that it intended to redeem 100% of the preferred stock for aggregate consideration of $2.4 million in March, 1997.

     At December 31, 1996, the Company had reserved a total of 449,075 shares of common stock for the conversion of the convertible subordinated debentures and the Class II Serial Preferred Stock and the exercise of the outstanding warrants referred to above.

     The Company's Articles of Incorporation include certain anti-takeover provisions. The provisions grant the Board of Directors the authority to issue and fix the terms of preferred stock as well as the ability to take certain other actions that could have the effect of discouraging unsolicited takeover attempts. In addition, the Company has entered into contracts with its officers and other employees that provide for severance payments, in certain circumstances, in the event that their employment is terminated following a change in control. The senior notes may, at the noteholder's discretion, be accelerated and become due and payable upon a change in control of the Company.

(8) STOCK OPTION PLANS

     The Company has an employee stock option plan which is authorized to issue up to 1,070,000 shares of common stock to officers and employees. The exercise price of options may not be less than the fair market value of a share of common stock on the date of grant. Options expire on the tenth anniversary of the grant date unless cessation of employment causes earlier termination. The options become exercisable in 25% increments over a four-year period beginning one year from date of grant. As of December 31, 1996, there were 301,000 shares available for grant under the Plan.

                           BELDEN & BLAKE CORPORATION

     On May 27, 1994, the shareholders approved the Non-Employee Directors Stock Option Plan authorizing the issuance of up to 120,000 shares of common stock. Options for 2,000 shares will be granted each year to each non-employee director. The exercise price of options under the Plan is equal to the fair market value on the date of grant. Options expire on the tenth anniversary of the grant date. The options become exercisable on the anniversary of the grant date at a rate of one third of the shares each year. As of December 31, 1996, there were 80,000 shares available for grant under the Plan.

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS 123, "Accounting for Stock-Based Compensation" requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, no compensation expense is recognized because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of the grant.

     Pro forma information regarding net income and earnings per share is required by Statement 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these stock options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1995 and 1996, respectively: risk-free interest rates of 6.4% and 6.5%; volatility factors of the expected market price of the Company's common stock of .36 and .36; dividend yield of zero; and a weighted-average expected life of the option of seven years.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information for grants made after January 1, 1995, follows:

                                                                         1996       1995
                                                                        -------    ------
     Pro forma net income (in thousands).............................   $14,286    $5,016
     Pro forma earnings per share....................................   $  1.25    $  .55

     The effects of applying Statement 123 for providing pro forma disclosures are not indicative of future amounts until the new rules are applied to all outstanding, nonvested awards.

                           BELDEN & BLAKE CORPORATION

     Stock option activity under the two plans consisted of the following:

                                                                                  WEIGHTED
                                                                     NUMBER       AVERAGE
                                                                       OF         EXERCISE
                                                                     SHARES        PRICE
                                                                     -------      --------
     BALANCE DECEMBER 31, 1993....................................    95,000       $10.00
       Granted....................................................   193,000        12.38
                                                                     -------
     BALANCE DECEMBER 31, 1994....................................   288,000        11.59
       Granted....................................................   260,000        16.37
       Exercised..................................................    (2,250)       11.32
       Forfeited..................................................    (1,000)       10.00
                                                                     -------
     BALANCE DECEMBER 31, 1995....................................   544,750        13.88
       Granted....................................................   292,000        20.74
       Exercised..................................................    (3,250)       12.38
       Forfeited..................................................   (30,000)       15.75
                                                                     -------
     BALANCE DECEMBER 31, 1996....................................   803,500       $16.31
                                                                     =======       ======
     OPTIONS EXERCISABLE AT DECEMBER 31, 1996.....................   225,525       $12.73
                                                                     =======       ======

     The weighted average fair value of options granted during the years 1996 and 1995 were $10.59 and $8.27 per share, respectively. The exercise price for the options outstanding as of December 31, 1996 ranged from $10.00 to $16.38 per share. At December 31, 1996 the weighted average remaining contractual life of the outstanding options is 8.4 years.

(9)  TAXES

     The provision for income taxes on income from continuing operations before income taxes in the Consolidated Statements of Operations includes the following:

                                                              YEAR ENDED DECEMBER 31
                                                            --------------------------
                                                             1996      1995      1994
                                                            ------    ------    ------
                                                                  (IN THOUSANDS)
            CURRENT
              Federal....................................   $2,011    $1,103    $  454
              State......................................      217       111       190
                                                            ------    ------    ------
                                                             2,228     1,214       644
            DEFERRED
              Federal....................................    4,257       826     1,539
              State......................................       81       110       147
                                                            ------    ------    ------
                                                             4,338       936     1,686
                                                            ------    ------    ------
              TOTAL                                         $6,566    $2,150    $2,330
                                                            ======    ======    ======

                           BELDEN & BLAKE CORPORATION

     The effective tax rate for continuing operations differs from the U.S. federal statutory tax rate, as follows:

                                                                   YEAR ENDED DECEMBER 31
                                                                  -------------------------
                                                                  1996      1995       1994
                                                                  ----      -----      ----
     Statutory federal income tax rate.........................   35.0%      34.0%     34.0%
     Increases (reductions) in taxes resulting from:
       State income taxes, net of federal tax benefit..........    1.9        1.7       3.4
       Nonconventional fuel source tax credits.................   (5.9)     (10.0)       --
       Statutory depletion.....................................    (.6)       (.3)     (2.3)
       Other, net..............................................    (.2)        .2        .7
                                                                  -----     -----      -----
     Effective income tax rate for the year....................   30.2%      25.6%     35.8%
                                                                  =====     =====      =====

     The effect of the federal rate change, which was not material, is included in "Other".

     Significant components of deferred income tax liabilities and assets are as follows:

                                                                    DECEMBER 31
                                                                --------------------
                                                                 1996         1995
                                                                -------      -------
                                                                   (IN THOUSANDS)
          Deferred income tax liabilities:
            Property and equipment, net......................   $16,195      $10,891
            Other, net.......................................       762          155
                                                                -------      -------
               Total deferred income tax liabilities.........    16,957       11,046
          Deferred income tax assets:
            Accrued expenses.................................     2,293        1,984
            Inventories......................................       360          212
            Net operating loss carryforwards.................       667          966
            Tax credit carryforwards.........................     3,562        2,263
            Other, net.......................................       404          182
                                                                -------      -------
               Total deferred income tax assets..............     7,286        5,607
                                                                -------      -------
               Net deferred income tax liability.............   $ 9,671      $ 5,439
                                                                =======      =======
            Long-term liability..............................   $12,589      $ 7,693
            Current asset....................................    (2,918)      (2,254)
                                                                -------      -------
               Net deferred income tax liability.............   $ 9,671      $ 5,439
                                                                =======      =======

     At December 31, 1996, the Company had approximately $1,800,000 of net operating loss carryforwards available for federal income tax reporting purposes. Substantially all of the net operating loss carryforwards are limited as to their annual utilization as a result of prior ownership changes. The net operating loss carryforwards, if unused, will expire from 2002 to 2009. The Company has alternative minimum tax credit carryforwards of approximately $3,562,000 which have no expiration date.

     Included in "Franchise, property and other taxes" are property taxes associated with production activities of $203,000, $163,000 and $108,000 for the years 1996, 1995 and 1994, respectively.

(10)  PROFIT SHARING AND RETIREMENT PLANS

     The Company has a non-qualified profit sharing arrangement under which the Company contributes discretionary amounts determined by the compensation committee of its Board of

                           BELDEN & BLAKE CORPORATION

Directors. Amounts are allocated to substantially all employees based on relative compensation. The Company contributed $1,256,600, $458,000 and $340,000 for the years 1996, 1995 and 1994, respectively, to the profit sharing plan of which one half was paid in cash and one half was paid in shares of the Company's common stock contributed into each eligible employee's 401(k) plan account. Additional discretionary bonuses are also made.

     The Company has a qualified defined contribution plan (a 401(k) plan) covering substantially all of the employees of the Company. Under the plan, an amount equal to 2% of participants' compensation is contributed by the Company to the plan each year. Eligible employees may also make voluntary contributions which the Company matches $.25 for every $1.00 contributed up to 6% of an employee's annual compensation. Retirement plan expense for 1996, 1995 and 1994 was $457,332, $372,213 and $286,446, respectively.

     The Company has non-qualified deferred compensation plans which permit certain key employees and directors to elect to defer a portion of their compensation.

(11)  COMMITMENTS AND CONTINGENCIES

     The Company is involved in various legal actions arising in the normal course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the financial position of the Company.

(12)  SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

                                                                   YEAR ENDED DECEMBER 31
                                                                 --------------------------
                                                                  1996      1995      1994
                                                                 ------    ------    ------
                                                                       (IN THOUSANDS)
     CASH PAID DURING THE YEAR FOR:
       Interest...............................................   $7,830    $5,592    $3,146
       Income taxes...........................................    1,222     1,296        90
     NON-CASH INVESTING AND FINANCING ACTIVITIES:
       Acquisition of assets in exchange for long-term
          liabilities.........................................   $   --    $8,460    $  527
       Debentures converted to common stock...................    1,250        --        --
       Acquisition of assets in exchange for common stock.....       --        --       388
       Sale of assets in exchange for note receivable.........       --        --       689

(13)  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair value of the financial instruments disclosed herein is not representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences, if any, of realization or settlement. The amounts in the financial statements for cash equivalents, accounts receivable and notes receivable approximate fair value due to the short maturities of these instruments. The recorded amounts of outstanding bank and other long term debt approximate fair value because interest rates are based on LIBOR or the prime rate or due to the short maturities. The preferred stock is redeemable at $100 per share plus unpaid dividends. The following table

                           BELDEN & BLAKE CORPORATION
reflects the financial instruments for which the fair value differs from the carrying amount of such financial instrument in the Company's December 31, 1996 and 1995 balance sheets:

                                                     1996                       1995
                                             ---------------------      ---------------------
                                             CARRYING       FAIR        CARRYING       FAIR
                                              AMOUNT        VALUE        AMOUNT        VALUE
                                             --------      -------      --------      -------
                                                              (IN THOUSANDS)
     Assets
       Amounts receivable.................   $  5,659      $ 6,976      $  6,764      $ 8,440
     Liabilities
       Senior notes.......................     35,000       34,500        35,000       35,200
       Convertible subordinated
          debentures......................      5,550        7,024         6,800        7,117

     The fair value of the amounts receivable is based on the discounted expected future cash flows. The fair value of the senior notes is based on rates available at year-end for similar instruments. The fair value of the convertible subordinated debentures at December 31, 1996 is based on the conversion rate of $20.15 and valuing the common shares at the December 31, 1996 closing stock price of $25.50. The fair value of the convertible subordinated debentures at December 31, 1995 is based on rates available for similar instruments.

(14)  SUPPLEMENTARY INFORMATION ON OIL AND GAS ACTIVITIES

     The following disclosures of costs incurred related to oil and gas activities are presented in accordance with SFAS No. 69.

                                                  YEAR ENDED DECEMBER 31
                                             ---------------------------------
                                              1996         1995         1994
                                             -------      -------      -------
                                                      (IN THOUSANDS)
     Acquisition costs
       Proved properties..................   $ 4,275      $79,464      $20,274
       Unproved properties................     2,320        4,705        1,744
     Developmental costs..................    30,750       19,906        9,142
     Exploratory costs....................     6,131        4,968        2,130

PROVED OIL AND GAS RESERVES (UNAUDITED)

     The Company's proved developed and proved undeveloped reserves are all located within the United States. The Company cautions that there are many uncertainties inherent in estimating proved reserve quantities and in projecting future production rates and the timing of development expenditures. In addition, estimates of new discoveries are more imprecise than those of properties with a production history. Accordingly, these estimates are expected to change as future information becomes available. Material revisions of reserve estimates may occur in the future, development and production of the oil and gas reserves may not occur in the periods assumed, and actual prices realized and actual costs incurred may vary significantly from those used. Proved reserves represent estimated quantities of natural gas, crude oil and condensate that geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under economic and operating conditions existing at the time the estimates were made. Proved developed reserves are proved reserves expected to be recovered through wells and equipment in place and under operating methods being utilized at the time the estimates were made.

                           BELDEN & BLAKE CORPORATION

     The estimates of proved developed reserves have been reviewed by independent petroleum engineers. The estimates of proved undeveloped reserves were prepared by the Company's petroleum engineers.

     The following table sets forth changes in estimated proved and proved developed reserves for the three years ended December 31, 1996:

                                                                  OIL             GAS
                                                                 (BBL)           (MCF)
                                                               ---------      -----------
     DECEMBER 31, 1993......................................   3,532,879       94,264,949
     Extensions and discoveries.............................     242,365        8,554,382
     Purchase of reserves in place..........................     222,981       26,876,534
     Sales of reserves in place.............................     (11,178)      (1,022,027)
     Revisions of previous estimates........................     622,462        3,880,633
     Production.............................................    (496,039)      (9,562,862)
                                                               ---------      -----------
     DECEMBER 31, 1994......................................   4,113,470      122,991,609
     Extensions and discoveries.............................     229,957       22,287,564
     Purchase of reserves in place..........................   2,197,414      111,360,991
     Sale of reserves in place..............................     (28,693)        (278,013)
     Revisions of previous estimates........................     326,771             (419)
     Production.............................................    (555,913)     (16,961,424)
                                                               ---------      -----------
     DECEMBER 31, 1995......................................   6,283,006      239,400,308
     Extensions and discoveries.............................     387,414       38,079,620
     Purchase of reserves in place..........................     336,279        8,182,402
     Sale of reserves in place..............................      (7,664)        (250,021)
     Revisions of previous estimates........................   1,108,538       28,601,277
     Production.............................................    (718,667)     (25,410,233)
                                                               ---------      -----------
     DECEMBER 31, 1996......................................   7,388,906      288,603,353
                                                               =========      ===========
     PROVED DEVELOPED RESERVES
     December 31, 1994......................................   3,714,671      101,355,451
                                                               =========      ===========
     December 31, 1995......................................   5,592,579      206,998,924
                                                               =========      ===========
     December 31, 1996......................................   6,410,344      225,693,651
                                                               =========      ===========

STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATING TO PROVED OIL AND GAS RESERVES (UNAUDITED)

     The following tables, which present a standardized measure of discounted future net cash flows and changes therein relating to proved oil and gas reserves, are presented pursuant to SFAS No. 69. In computing this data, assumptions other than those required by the FASB could produce different results. Accordingly, the data should not be construed as representative of the fair market value of the Company's proved oil and gas reserves. The following assumptions have been made:

     - Future revenues were based on year-end oil and gas prices. Future price changes were included only to the extent provided by existing contractual agreements.

     - Production and development costs were computed using year-end costs assuming no change in present economic conditions.

     - Future net cash flows were discounted at an annual rate of 10%.

                           BELDEN & BLAKE CORPORATION

     - Future income taxes were computed using the approximate statutory tax rate and giving effect to available net operating losses, tax credits and statutory depletion.

     The standardized measure of discounted future net cash flows relating to proved oil and gas reserves is presented below:

                                                                DECEMBER 31
                                                  ----------------------------------------
                                                     1996           1995           1994
                                                  ----------      ---------      ---------
                                                               (IN THOUSANDS)
     Estimated future cash inflows (outflows)
       Revenues from the sale of oil and gas...   $1,087,997      $ 679,286      $ 395,610
       Production and development costs........     (419,504)      (293,601)      (165,766)
                                                  ----------      ---------      ---------
     Future net cash flows before income
       taxes...................................      668,493        385,685        229,844
     Future income taxes.......................     (185,768)       (80,715)       (54,762)
                                                  ----------      ---------      ---------
     Future net cash flows.....................      482,725        304,970        175,082
     10% timing discount.......................     (223,496)      (134,053)       (85,228)
                                                  ----------      ---------      ---------
     Standardized measure of discounted future
       net cash flows..........................   $  259,229      $ 170,917      $  89,854
                                                  ==========      =========      =========

     The principal sources of changes in the standardized measure of future net cash flows are as follows:

                                                             YEAR ENDED DECEMBER 31
                                                      ------------------------------------
                                                        1996          1995          1994
                                                      --------      --------      --------
                                                                 (IN THOUSANDS)
     Beginning of year.............................   $170,917      $ 89,854      $ 71,086
     Sale of oil and gas, net of production
       costs.......................................    (58,023)      (32,874)      (23,287)
     Extensions and discoveries, less related
       estimated future development and production
       costs.......................................     60,738        24,441        14,317
     Purchase of reserves in place less estimated
       future production costs.....................     10,694       104,270        20,715
     Sale of reserves in place less estimated
       future production costs.....................       (191)         (329)         (635)
     Revisions of previous quantity estimates......     38,204         1,129         4,972
     Net changes in prices and production costs....     83,530        (4,723)           94
     Change in income taxes........................    (55,494)      (17,756)       (8,852)
     Accretion of 10% timing discount..............     21,425        11,647         8,944
     Changes in production rates (timing) and
       other.......................................    (12,571)       (4,742)        2,500
                                                      --------      --------      --------
     End of year...................................   $259,229      $170,917      $ 89,854
                                                      ========      ========      ========

                           BELDEN & BLAKE CORPORATION

(15)  INDUSTRY SEGMENT FINANCIAL INFORMATION

     The table below presents certain financial information regarding the Company's industry segments of its continuing operations. Intersegment sales are billed on an intercompany basis at prices for comparable third party goods and services.

                                                        1996          1995          1994
                                                      --------      --------      --------
                                                                 (IN THOUSANDS)
     REVENUES
     Oil and gas operations........................   $124,294      $ 88,632      $ 65,646
     Oilfield sales and service....................     32,827        25,178        17,360
     Intersegment sales............................     (7,310)       (5,112)       (4,203)
                                                      --------      --------      --------
                                                      $149,811      $108,698      $ 78,803
                                                      ========      ========      ========
     OPERATING INCOME
     Oil and gas operations........................   $ 24,756      $ 12,444      $  9,104
     Oilfield sales and service....................        963           673           350
                                                      --------      --------      --------
                                                      $ 25,719      $ 13,117      $  9,454
                                                      ========      ========      ========
     IDENTIFIABLE ASSETS
     Oil and gas operations........................   $281,761      $274,021      $132,538
     Oilfield sales and service....................     20,492        20,348        12,408
                                                      --------      --------      --------
                                                      $302,253      $294,369      $144,946
                                                      ========      ========      ========
     DEPRECIATION, DEPLETION AND AMORTIZATION
       EXPENSE
     Oil and gas operations........................   $ 28,598      $ 18,729      $ 11,343
     Oilfield sales and service....................      1,154           988           543
                                                      --------      --------      --------
                                                      $ 29,752      $ 19,717      $ 11,886
                                                      ========      ========      ========
     CAPITAL EXPENDITURES
     Oil and gas operations........................   $ 35,486      $129,219      $ 33,956
     Oilfield sales and service....................      1,240         4,735         3,391
                                                      --------      --------      --------
                                                      $ 36,726      $133,954      $ 37,347
                                                      ========      ========      ========

     No customer exceeded 10% of consolidated revenue during the year ended December 31, 1996. One customer exceeded 10% of consolidated revenue during each of the years ended December 31, 1995 and 1994 which amounted to $11.1 million and $9.6 million, respectively.

                           BELDEN & BLAKE CORPORATION

(16)  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     The results of operations for the four quarters of 1996 and 1995 are shown below.

                                              FIRST       SECOND        THIRD       FOURTH
                                             -------      -------      -------      -------
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
     1996
     Sales and other operating revenues...   $38,359      $32,542      $36,571      $42,339
     Gross profit.........................     7,965        7,087        7,270        8,966
     Net income...........................     3,425        3,402        3,186        4,742
     Net income per common share..........       .30          .30          .28          .42
     1995
     Sales and other operating revenues...   $20,872      $22,063      $30,566      $35,197
     Gross profit.........................     3,250        3,865        5,178        5,288
     Net income...........................       739          916        1,155        2,311
     Net income per common share..........       .10          .12          .11          .20

     Income tax expense in the fourth quarter of 1995 was reduced by approximately $600,000 to record the reduction of the effective tax rate for the first nine months of 1995 as a result of the recognition of nonconventional fuel source tax credits.

(17)  DISCONTINUED OPERATIONS

     In September 1995, the Company announced plans to sell Engine Power Systems, Inc. ("EPS"), its wholly-owned subsidiary engaged in engine, parts and service sales. The Company was unable to identify an acceptable buyer for EPS. Since September 1995, a substantial portion of the workforce was eliminated and substantial assets were sold. The Company recognized an additional charge in 1996 to reduce the remaining assets to net realizable value. Net revenues generated by EPS were approximately $3.9 million in 1996, $4.2 million in 1995 and $3.7 million in 1994. The results of operations of EPS are presented as discontinued operations in the accompanying financial statements for all periods presented.

                                                              YEAR ENDED DECEMBER 31
                                                         --------------------------------
                                                          1996         1995         1994
                                                         ------      --------      ------
                                                                  (IN THOUSANDS)
     Loss from operations of discontinued business....   $ (180)     $   (760)     $ (509)
     Income tax benefit...............................       63           268         172
                                                         ------      --------      ------
                                                           (117)         (492)       (337)
     Estimated loss on disposal.......................     (495)       (1,001)         --
     Income tax benefit...............................      173           354          --
                                                         ------      --------      ------
                                                           (322)         (647)         --
                                                         ------      --------      ------
     LOSS FROM DISCONTINUED OPERATIONS................   $ (439)     $ (1,139)     $ (337)
                                                         ======      ========      ======

(18)  SALE OF TAX CREDIT PROPERTIES

     In February and March 1996, the Company sold certain interests that qualify for the nonconventional fuel source tax credit. The interests were sold in two separate transactions for approximately $750,000 and $100,000, respectively, in cash and a volumetric production payment under which 100% of the cash flow from the properties will go to the Company until approximately 11.7 Bcf and 3.4 Bcf, respectively, of gas has been produced and sold. In addition to receiving 100% of the cash

                           BELDEN & BLAKE CORPORATION
flow from the properties, the Company will receive quarterly incentive payments based on production from the interests. The Company has the option to repurchase the interests at a future date.

(19)  HEDGING ACTIVITIES

     As a result of certain 1995 acquisitions, the Company has several contracts to sell gas at indexed prices. In early 1996, the Company's Board of Directors approved a formal policy covering hedging with financial instruments. Significant provisions of this policy are that targets are pre-defined and transactions are pre-authorized by senior management; all transactions must meet the accounting definition of a hedge; basis risk must be hedged; leveraged transactions are prohibited and quarterly reports must be made to the Board of Directors on all open positions.

     The Company may, from time to time, partially hedge indexed contract price exposure by selling futures contracts on the NYMEX. During 1996, the Company incurred a net $258,000 pretax loss on its hedging activities due to rapidly rising gas prices during the year. At December 31, 1996, the Company did not have any open futures contracts.

     When market conditions are favorable, the Company may enter into interest rate swap arrangements, whereby a portion of the Company's floating rate exposure is exchanged for a fixed interest rate. The Company had no such derivative financial instruments at December 31, 1996 or 1995.

                           BELDEN & BLAKE CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                     MARCH 31,       DECEMBER 31,
                                                                       1997              1996
                                                                    -----------      ------------
                                                                    (UNAUDITED)
ASSETS
CURRENT ASSETS
  Cash and cash equivalents......................................    $   5,714         $  8,606
  Accounts receivable, net.......................................       30,726           33,523
  Inventories....................................................        9,500            9,397
  Deferred income taxes..........................................        3,147            2,918
  Other current assets...........................................        3,113            2,280
                                                                     ---------         --------
          TOTAL CURRENT ASSETS...................................       52,200           56,724
PROPERTY AND EQUIPMENT, AT COST
  Oil and gas properties (successful efforts method).............      274,524          266,521
  Gas gathering systems..........................................       26,048           26,045
  Land, buildings, machinery and equipment.......................       31,860           31,578
                                                                     ---------         --------
                                                                       332,432          324,144
  Less accumulated depreciation, depletion and amortization......       93,827           86,808
                                                                     ---------         --------
          PROPERTY AND EQUIPMENT, NET............................      238,605          237,336
OTHER ASSETS.....................................................       10,115            9,703
                                                                     ---------         --------
                                                                     $ 300,920         $303,763
                                                                     =========         ========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable...............................................    $   8,691         $  9,421
  Accrued expenses...............................................       21,759           20,990
  Current portion of long-term liabilities.......................        4,147            4,203
                                                                     ---------         --------
          TOTAL CURRENT LIABILITIES..............................       34,597           34,614
LONG-TERM LIABILITIES
  Bank and other long-term debt..................................       51,203           59,216
  Senior notes...................................................       31,111           31,111
  Convertible subordinated debentures............................        5,550            5,550
  Other..........................................................        1,714            1,765
                                                                     ---------         --------
                                                                        89,578           97,642
DEFERRED INCOME TAXES............................................       14,458           12,589
SHAREHOLDERS' EQUITY
  Common stock without par value; $.10 stated value per share;
     authorized 50,000,000 shares; issued and outstanding
     11,268,879 and 11,231,865 shares............................        1,127            1,123
  Preferred stock without par value; $100 stated value per share;
     authorized 8,000,000 shares; issued and outstanding -0- and
     24,000 shares...............................................           --            2,400
  Paid in capital................................................      128,981          128,035
  Retained earnings..............................................       32,197           27,395
  Unearned portion of restricted stock...........................          (18)             (35)
                                                                     ---------         --------
          TOTAL SHAREHOLDERS' EQUITY.............................      162,287          158,918
                                                                     ---------         --------
                                                                     $ 300,920         $303,763
                                                                     =========         ========

---------------

The balance sheet at December 31, 1996 has been derived from the audited financial statements at that date but does not include all of the information and footnotes generally required by generally accepted accounting principles for complete financial statements.

See accompanying notes.

                           BELDEN & BLAKE CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                  (UNAUDITED)

                                                                           THREE MONTHS ENDED
                                                                                MARCH 31
                                                                         ----------------------
                                                                           1997          1996
                                                                         --------      --------
REVENUES
  Oil and gas sales...................................................   $ 22,863      $ 19,678
  Gas marketing and gathering.........................................     12,304        13,201
  Oilfield sales and service..........................................      6,379         5,480
  Interest and other..................................................        768           634
                                                                         --------      --------
                                                                           42,314        38,993
EXPENSES
  Production expense..................................................      4,760         4,081
  Production taxes....................................................        878           794
  Cost of gas and gathering expense...................................     10,836        11,186
  Oilfield sales and service..........................................      5,964         5,040
  Exploration expense.................................................      1,879         1,525
  General and administrative expense..................................      1,056           969
  Interest expense....................................................      1,702         2,011
  Depreciation, depletion and amortization............................      7,505         7,568
  Franchise, property and other taxes.................................        445           450
                                                                         --------      --------
                                                                           35,025        33,624
                                                                         --------      --------
INCOME BEFORE INCOME TAXES............................................      7,289         5,369
  Provision for income taxes..........................................      2,442         1,944
                                                                         --------      --------
NET INCOME............................................................   $  4,847      $  3,425
                                                                         ========      ========
NET INCOME PER COMMON SHARE...........................................   $   0.43      $   0.30
                                                                         ========      ========
WEIGHTED AVERAGE COMMON
  SHARES OUTSTANDING..................................................     11,264        11,161
                                                                         ========      ========

See accompanying notes.

                           BELDEN & BLAKE CORPORATION

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                 (IN THOUSANDS)

                                                                                                   UNEARNED
                                         COMMON    COMMON    PREFERRED    PAID IN     RETAINED    RESTRICTED
                                         SHARES    STOCK       STOCK      CAPITAL     EARNINGS      STOCK        TOTAL
                                         ------    ------    ---------    --------    --------    ----------    --------
JANUARY 1, 1995.......................   7,085     $ 709      $ 2,400     $ 70,379    $ 7,879       $ (225)     $ 81,142
Stock issued..........................   4,028       403                    55,264                                55,667
Net income............................                                                  5,121                      5,121
Preferred stock dividend..............                                                   (180)                      (180)
Stock options exercised...............       2        --                        25                                    25
Employee stock bonus..................      22         2                       251                                   253
Restricted stock......................                                         144                     119           263
                                         ------    ------     -------     --------    -------       ------      --------
DECEMBER 31, 1995.....................   11,137    1,114        2,400      126,063     12,820         (106)      142,291
Net income............................                                                 14,755                     14,755
Preferred stock dividend..............                                                   (180)                      (180)
Stock options exercised and related
  tax benefit.........................       3        --                        47                                    47
Employee stock bonus..................      26         3                       418                                   421
Restricted stock activity.............       4        --                       263                      71           334
Conversion of debentures..............      62         6                     1,244                                 1,250
                                         ------    ------     -------     --------    -------       ------      --------
DECEMBER 31, 1996.....................   11,232    1,123        2,400      128,035     27,395          (35)      158,918
Net income............................                                                  4,847                      4,847
Preferred stock redeemed..............                         (2,400)                                            (2,400)
Preferred stock dividend..............                                                    (45)                       (45)
Stock options exercised and related
  tax benefit.........................       1        --                        19                                    19
Employee stock bonus..................      36         4                       926                                   930
Restricted stock activity.............                                           1                      17            18
                                         ------    ------     -------     --------    -------       ------      --------
MARCH 31, 1997 (UNAUDITED)............   11,269    $1,127     $    --     $128,981    $32,197       $  (18)     $162,287
                                         ======    ======     =======     ========    =======       ======      ========

See accompanying notes.

                           BELDEN & BLAKE CORPORATION

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                 (IN THOUSANDS)

                                                                          THREE MONTHS ENDED
                                                                               MARCH 31
                                                                        -----------------------
                                                                          1997           1996
                                                                        ---------      --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.........................................................   $   4,847      $  3,425
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation, depletion and amortization........................       7,505         7,568
     Loss (gain) on disposal of property and equipment...............         294           (63)
     Deferred income taxes...........................................       1,640         1,232
     Deferred compensation and stock grants..........................         962           471
     Change in operating assets and liabilities:
       Accounts receivable and other operating assets................       1,464        (6,117)
       Inventories...................................................        (103)         (553)
       Accounts payable and accrued expenses.........................          39          (510)
                                                                        ---------      --------
          NET CASH PROVIDED BY OPERATING ACTIVITIES..................      16,648         5,453

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from property and equipment disposals.....................          51         1,080
  Additions to property and equipment................................      (8,715)       (3,931)
  Increase in other assets...........................................        (315)         (452)
                                                                        ---------      --------
          NET CASH USED IN INVESTING ACTIVITIES......................      (8,979)       (3,303)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from revolving line of credit and long-term debt..........       3,000         3,105
  Repayment of long-term debt and other obligations..................     (11,131)       (7,123)
  Preferred stock redeemed...........................................      (2,400)           --
  Preferred stock dividends..........................................         (45)          (45)
  Proceeds from sale of common stock and stock options...............          15            --
                                                                        ---------      --------
          NET CASH USED IN FINANCING ACTIVITIES......................     (10,561)       (4,063)
                                                                        ---------      --------
NET DECREASE IN CASH AND CASH EQUIVALENTS............................      (2,892)       (1,913)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD.....................       8,606        12,322
                                                                        ---------      --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD...........................   $   5,714      $ 10,409
                                                                        =========      ========
CASH PAID DURING THE PERIOD FOR:
  Interest...........................................................   $   2,244      $  1,989
  Income taxes.......................................................         271           193

See accompanying notes.

                           BELDEN & BLAKE CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

                                 MARCH 31, 1997

(1)  BASIS OF PRESENTATION

     The accompanying unaudited consolidated financial statements of Belden & Blake Corporation (the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three-month period ended March 31, 1997 are not necessarily indicative of the results that may be expected for the year ended December 31, 1997. For further information, refer to the consolidated financial statements and footnotes included in the Company's annual report on Form 10-K for the year ended December 31, 1996 and elsewhere herein.

(2)  MERGER

     On March 27, 1997, the Company signed a definitive merger agreement with TPG Partners II, L.P. ("TPG II"), an affiliate of Texas Pacific Group, a private investment partnership, in which TPG II will acquire the Company in an all-cash transaction.

     Under the terms of the agreement, the Company will become a subsidiary of TPG II which will pay $27 a share for all common shares outstanding plus an additional amount to redeem certain options held by directors and employees.

     The Board of Directors of Belden & Blake Corporation unanimously approved the merger agreement following approval of the transaction's terms by a special committee of outside directors. The transaction requires shareholder and regulatory approval.

(3)  SHAREHOLDERS' EQUITY

     On December 31, 1992, the Company issued 24,000 shares of Class II Serial Preferred Stock with a stated value of $100 per share. In preference to shares of common stock, each share was entitled to cumulative cash dividends of $7.50 per year, payable quarterly. The Preferred Stock was subject to redemption at $100 per share at any time by the Company and was convertible into common stock, at the holder's election, at any time after five years from the date of issuance at a conversion price of $15.00 per common share. Holders of the Preferred Stock were entitled to one vote per preferred share. On March 31, 1997, the Company redeemed all of the outstanding preferred stock for aggregate consideration of $2.4 million.

(4)  EARNINGS PER SHARE

     In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings Per Share," which is required to be adopted on December 31, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating primary earnings per share, the dilutive effect of stock options will be excluded. This Statement will not materially change earnings per share as reported for the quarter ended March 31, 1997.

   NO DEALER, SALES PERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER WILL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

          ------------------------------------------------------------

   TABLE OF CONTENTS

   Available Information.................    3
   Summary...............................    4
   Risk Factors..........................   14
   Forward-Looking Information...........   22
   Use of Proceeds.......................   22
   The Exchange Offer....................   22
   Capitalization........................   31
   Unaudited Pro Forma Consolidated
     Financial Statements................   33
   Selected Consolidated Financial
     Data................................   37
   Management's Discussion and Analysis
     of Financial Condition and Results                         [LOGO]
     of Operations.......................   38
   Business and Properties...............   46
   Management............................   59
   Principal Shareholders................   65
   Certain Relationships and Related
     Transactions........................   65
   Description of the Notes..............   67
   Description of Other Indebtedness.....   97
   Exchange and Registration Rights
     Agreement...........................   99
   Plan of Distribution..................  100
   Legal Matters.........................  101
   Experts...............................  102
   Glossary of Selected Oil   and Gas
     Terms...............................  103
   Index to Consolidated Financial
     Statements..........................  F-1

        UNTIL                , 1997 (25 DAYS AFTER THE DATE OF THIS
   PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE NOTES OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS.

   PROSPECTUS

   $225,000,000

   BELDEN & BLAKE CORPORATION

   9 7/8% SENIOR SUBORDINATED
   NOTES DUE 2007

   LOGO

             , 1997

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company is incorporated in Ohio. Under the Ohio General Corporation Law, an Ohio corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses and liabilities incurred in any such action, suit or proceeding so long as they acted in good faith and in a manner that they reasonably believed to be in, or not opposed to, the best interests of such corporation, and with respect to any criminal action, that they have no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of such corporation, however, indemnification is generally limited to attorneys fees and other expenses and is not available if such person is adjudged to be liable to such corporation unless the court determines that indemnification is appropriate. An Ohio corporation also has the power to purchase and maintain insurance for such persons. The Company has acquired such directors' and officers' insurance, which includes coverage for liability under the federal securities laws.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits:

        EXHIBIT                                     DESCRIPTION
        -------     ---------------------------------------------------------------------------
          2.1       Agreement and Plan of Merger dated as of March 27, 1997 by and among TPG
                    Partners II, BB Merger Corp. and Belden & Blake Corporation
          3.1       Amended and Restated Articles of Incorporation of Belden & Blake
                    Corporation (fka Belden & Blake Energy Corporation)
          3.2       Code of Regulations of Belden & Blake Corporation
          3.3       Plan and Agreement of Merger between Belden & Blake Corporation and The
                    Canton Oil & Gas Co. (Articles of Incorporation of The Canton Oil & Gas
                    Company, fka Belden & Blake Corporation)
          3.4       Code of Regulations of The Canton Oil & Gas Company
          3.5       Articles of Incorporation of Peake Energy, Inc. (fka Kaiser Exploration and
                    Mining Company)
          3.6       By-Laws of Peake Energy, Inc.
          3.7       Articles of Incorporation of Target Oilfield Pipe & Supply Company (fka
                    F.B.S. Supply Co., Inc.)
          3.8       Code of Regulations of Target Oilfield Pipe & Supply Company
          3.9       Articles of Incorporation of Ward Lake Drilling, Inc.
          3.10      By-Laws of Ward Lake Drilling, Inc.
          4.1       Indenture dated as of June 27, 1997 between the Company, the Subsidiary
                    Guarantors and LaSalle National Bank, as trustee, relating to the Notes
          4.2       Registration Rights Agreement dated as of June 27, 1997 between the
                    Company, the Guarantors and Chase Securities, Inc.
          4.3       Form of 9 7/8% Senior Subordinated Notes due 2007, Original Notes (included in Exhibit 4.1)
          4.4       Form of 9 7/8% Senior Subordinated Notes due 2007, Exchange Notes (included in Exhibit 4.1)

        EXHIBIT                                     DESCRIPTION
        -------     ---------------------------------------------------------------------------
          5.1       Opinion of Black, McCuskey, Souers and Arbaugh
         10.1       Credit Agreement dated as of June 27, 1997 by and among the Company, each of the Lenders named therein and The Chase Manhattan Bank, as Agent
         10.2       Transaction Advisory Agreement dated as of June 27, 1997 by and between the
                    Company and TPG Partners II, L.P.
         10.3       Employment Agreement dated as of June 27, 1997 by and between the Company and Ronald L. Clements
         10.4       Employment Agreement dated as of June 27, 1997 by and between the Company and Ronald E. Huff
         10.5       Belden & Blake Corporation Non-Qualified Stock Option Plan
         12.1       Statements regarding Computation of Ratios
         23.1       Consent of Black, McCuskey, Souers & Arbaugh (included in Exhibit 5.1)
         23.2       Consent of Ernst & Young, LLP, Independent Auditors
         23.3       Consent of John G. Redic, Inc., Independent Petroleum Engineers
         23.4       Consent of Ryder Scott Company, Independent Petroleum Engineers
         24.1       Power of Attorney (included on signature page to this Registration
                    Statement)
         25.1       Statement of Eligibility and Qualification of Trustee of Form T-1
         99.1       Form of Letter of Transmittal
         99.2       Form of Notice of Guaranteed Delivery

---------------

ITEM 22.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

     (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post effective amendment hereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this Registration Statement;

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereto;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Canton, Ohio, on August 12, 1997.

                                          BELDEN & BLAKE CORPORATION

                                          By:    /s/ RONALD L. CLEMENTS
                                            ------------------------------------
                                                     Ronald L. Clements
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

     We, the undersigned directors and officers of BELDEN & BLAKE CORPORATION, hereby appoint Ronald L. Clements and Ronald E. Huff, or either of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities indicated below, which said attorneys and agents, or each of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including, without limitation, power and authority to sign for us, or any of us, in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto, and we hereby ratify and confirm all that said attorneys and agents, or each of them, shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on the 12th day of August, 1997, in the capacities indicated.

                   SIGNATURE                                  TITLE OR CAPACITY
-----------------------------------------------  --------------------------------------------

            /s/ RONALD L. CLEMENTS               Chief Executive Officer and Director
-----------------------------------------------    (Principal Executive Officer)
              Ronald L. Clements

              /s/ RONALD E. HUFF                 President, Chief Financial Officer and
-----------------------------------------------    Director (Principal Financial and
                Ronald E. Huff                     Accounting Officer)

            /s/ HENRY S. BELDEN IV               Director
-----------------------------------------------
              Henry S. Belden IV

              /s/ MAX L. MARDICK                 Director
-----------------------------------------------
                Max L. Mardick

                                                 Director
-----------------------------------------------
William S. Price, III

                                                 Director
-----------------------------------------------
David M. Stanton

                                                 Director
-----------------------------------------------
Joseph M. Vitale

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Canton, Ohio, on August 12, 1997.

                                          THE CANTON OIL & GAS COMPANY

                                          By:    /s/ RONALD L. CLEMENTS
                                            ------------------------------------
                                                     Ronald L. Clements
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

     We, the undersigned directors and officers of THE CANTON OIL & GAS COMPANY, hereby appoint Ronald L. Clements and Ronald E. Huff, or either of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities indicated below, which said attorneys and agents, or each of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including, without limitation, power and authority to sign for us, or any of us, in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto, and we hereby ratify and confirm all that said attorneys and agents, or each of them, shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on the 12th day of August, 1997, in the capacities indicated.

                   SIGNATURE                                  TITLE OR CAPACITY
-----------------------------------------------  --------------------------------------------

            /s/ RONALD L. CLEMENTS               Chief Executive Officer (Principal Executive
-----------------------------------------------    Officer)
              Ronald L. Clements

              /s/ RONALD E. HUFF                 President and Chief Financial Officer
-----------------------------------------------    (Principal Financial and Accounting
                Ronald E. Huff                     Officer)

             /s/ JOSEPH M. VITALE                Director
-----------------------------------------------
               Joseph M. Vitale

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Canton, Ohio, on August 12, 1997.

                                          PEAKE ENERGY, INC.

                                          By:    /s/ RONALD L. CLEMENTS
                                            ------------------------------------
                                                     Ronald L. Clements
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

     We, the undersigned directors and officers of PEAKE ENERGY, INC., hereby appoint Ronald L. Clements and Ronald E. Huff, or either of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities indicated below, which said attorneys and agents, or each of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including, without limitation, power and authority to sign for us, or any of us, in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto, and we hereby ratify and confirm all that said attorneys and agents, or each of them, shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on the 12th day of August, 1997, in the capacities indicated.

                   SIGNATURE                                  TITLE OR CAPACITY
-----------------------------------------------  --------------------------------------------

            /s/ RONALD L. CLEMENTS               Chief Executive Officer (Principal Executive
-----------------------------------------------  Officer)
              Ronald L. Clements

              /s/ RONALD E. HUFF                 President and Chief Financial Officer
-----------------------------------------------  (Principal Financial and Accounting Officer)
                Ronald E. Huff

             /s/ JOSEPH M. VITALE                Director
-----------------------------------------------
               Joseph M. Vitale

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the North Canton, Ohio, on August 12, 1997.

                                          TARGET OILFIELD PIPE & SUPPLY COMPANY

                                          By:     /s/ DENNIS D. BELDEN
                                            ------------------------------------
                                                      Dennis D. Belden
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

     We, the undersigned directors and officers of TARGET OILFIELD PIPE & SUPPLY COMPANY, hereby appoint Ronald L. Clements and Ronald E. Huff, or either of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities indicated below, which said attorneys and agents, or each of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including, without limitation, power and authority to sign for us, or any of us, in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto, and we hereby ratify and confirm all that said attorneys and agents, or each of them, shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on the 12th day of August, 1997, in the capacities indicated.

                   SIGNATURE                                  TITLE OR CAPACITY
-----------------------------------------------  --------------------------------------------

             /s/ DENNIS D. BELDEN                Chief Executive Officer and Director
-----------------------------------------------    (Principal Executive Officer)
               Dennis D. Belden

              /s/ RONALD E. HUFF                 Vice President, Chief Financial Officer and
-----------------------------------------------    Director (Principal Financial and
                Ronald E. Huff                     Accounting
                                                   Officer)

               /s/ ROGER COOPER                  Director
-----------------------------------------------
                 Roger Cooper

             /s/ JOSEPH M. VITALE                Director
-----------------------------------------------
               Joseph M. Vitale

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the North Canton, Ohio, on August 12, 1997.

                                          WARD LAKE DRILLING, INC.

                                          By:    /s/ RONALD L. CLEMENTS
                                            ------------------------------------
                                                     Ronald L. Clements
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

     We, the undersigned directors and officers of WARD LAKE DRILLING, INC., hereby appoint Ronald L. Clements and Ronald E. Huff, or either of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities indicated below, which said attorneys and agents, or each of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including, without limitation, power and authority to sign for us, or any of us, in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto, and we hereby ratify and confirm all that said attorneys and agents, or each of them, shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on the 12th day of August, 1997, in the capacities indicated.

                   SIGNATURE                                  TITLE OR CAPACITY
-----------------------------------------------  --------------------------------------------

            /s/ RONALD L. CLEMENTS               Chief Executive Officer and Director
-----------------------------------------------    (Principal Executive Officer)
              Ronald L. Clements

              /s/ RONALD E. HUFF                 Vice President, Chief Financial Officer and
-----------------------------------------------    Director (Principal Financial and
                Ronald E. Huff                     Accounting Officer)

               /s/ DEAN A. SWIFT                 Director
-----------------------------------------------
                 Dean A. Swift

             /s/ JOSEPH M. VITALE                Director
-----------------------------------------------
               Joseph M. Vitale

               /s/ HARRY BECKER                  Director
-----------------------------------------------
                 Harry Becker

               /s/ DAVID BECKER                  Director
-----------------------------------------------
                 David Becker